UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

GRAHAM PACKAGING COMPANY INC.

(Name of Registrant as Specified in Its Charter)

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GRAHAM PACKAGING COMPANY INC.

2401 Pleasant Valley Road

York, Pennsylvania 17402

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

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INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Dear Fellow Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock of Graham Packaging Company Inc., which we refer to as “Graham Packaging,” in connection with the Agreement and Plan of Merger, dated as of June 17, 2011, among Graham Packaging, Reynolds Group Holdings Limited, a company organized under the laws of New Zealand, which we refer to as “Reynolds Group”, and Bucephalas Acquisition Corp., a Delaware corporation and indirect wholly owned subsidiary of Reynolds Group, which we refer to as “Merger Sub,” and the Amendment to the Agreement and Plan of Merger, dated as of June 17, 2011, among Graham Packaging, Reynolds Group and Merger Sub. We refer to the Agreement and Plan of Merger and the Amendment thereto collectively as the “Merger Agreement” and to the merger of Merger Sub with and into Graham Packaging that is contemplated by the Merger Agreement as the “Merger.” Upon completion of the Merger, each share of common stock of Graham Packaging issued and outstanding immediately prior to the effective time of the Merger, except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares and (ii) owned by Graham Packaging as treasury stock or by Reynolds Group or Merger Sub, will be cancelled and converted automatically into the right to receive $25.50 in cash, without interest and less any required withholding taxes. We refer to this per share cash payment as the “Merger Consideration.” A copy of the Merger Agreement is attached as Annex A to the accompanying information statement and a copy of the Amendment is attached as Annex B.

Graham Packaging’s board of directors, acting upon the recommendation of a special committee of independent, disinterested directors of Graham Packaging, determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, and in the best interests of, the stockholders of Graham Packaging, approved and declared advisable the Merger Agreement and recommended that Graham Packaging’s stockholders authorize and adopt the Merger Agreement. As you are likely aware, on April 12, 2011, we entered into a merger agreement with Silgan Holdings Inc. (which we refer to as “Silgan”), which provided for the acquisition of Graham Packaging by Silgan. On June 8, 2011, we received an unsolicited proposal from Reynolds Group. The Graham Packaging board of directors, acting upon the recommendation of the special committee, and after consultation with its legal advisor and the special committee’s financial and legal advisors, concluded that the proposal from Reynolds Group constituted a superior proposal as compared to the transactions contemplated by the merger agreement with Silgan even after taking into account adjustments to the terms and conditions of the merger agreement proposed by Silgan. On June 17, 2011, Graham Packaging terminated the merger agreement with Silgan in order to enter into the Merger Agreement with Reynolds Group and paid Silgan a termination fee of $39.5 million in accordance with the merger agreement with Silgan.

The adoption of the Merger Agreement by Graham Packaging’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of our common stock. On June 17, 2011, Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and

Blackstone Family Investment Partnership III L.P. (collectively, the “Blackstone Entities”), which on such date owned approximately 60% of the outstanding shares of our common stock, delivered a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any Graham Packaging stockholder is required to adopt the Merger Agreement and Graham Packaging has not and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from Graham Packaging of the action by written consent taken by the Blackstone Entities contemplated by Section 228 of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of our common stock, other than the Blackstone Entities, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of our common stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the mailing of this information statement, or August 9, 2011, and comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex E. This notice and the accompanying information statement shall constitute notice to you from Graham Packaging of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of our common stock.

By order of the board of directors,	By order of the board of directors,

Michael L. Korniczky Chief Administrative Officer, General Counsel and Secretary	Mark S. Burgess Chief Executive Officer and Director

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated July 19, 2011 and is first being mailed to stockholders on or about July 20, 2011.

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SUMMARY

This summary highlights material information from this information statement. It may not contain all of the information that is important to you with respect to the merger. You should read carefully this entire information statement, together with the Annexes, and the other documents to which this information statement refers to understand fully the merger and the transactions contemplated by the merger agreement. See “Where You Can Find More Information” beginning on page 79. We have included page references in this summary directing you to a more complete description of those items.

Unless otherwise indicated or unless the context requires otherwise: all references in this information statement to “Graham Packaging,” “we,” “our” and “us” refer to Graham Packaging Company Inc. and, where appropriate, its subsidiaries; all references to “Reynolds Group” refer to Reynolds Group Holdings Limited; all references to “Merger Sub” refer to Bucephalas Acquisition Corp.; unless the context requires otherwise, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of June 17, 2011, among Reynolds Group, Merger Sub and Graham Packaging, as amended by the Amendment to the Agreement and Plan of Merger (which we refer to as the “Amendment”), dated as of June 17, 2011, among Reynolds Group, Merger Sub and Graham Packaging, and as it may be amended from time to time, copies of which are attached as Annexes A and B to this information statement; all references to the “Merger” refer to the merger of Merger Sub with and into Graham Packaging contemplated by the Merger Agreement; all references to the “Merger Consideration” refer to the per share merger consideration of $25.50 in cash, without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement; and all references to “Common Stock” refer to our common stock, par value $0.01 per share.

The Parties to the Merger (page 10)

Graham Packaging. Graham Packaging is a leading U.S. supplier of rigid plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beers; the leading global supplier of plastic containers for yogurt drinks; a leading supplier of plastic containers for liquid fabric care products, dish care products and hard-surface cleaners; and the leading supplier in the U.S., Canada and Brazil of one-quart/liter plastic motor oil containers. As of March 31, 2011, Graham Packaging operated a network of 97 manufacturing facilities throughout North America, Europe, South America and Asia. Graham Packaging is headquartered in York, Pennsylvania and was incorporated in 1997. Graham Packaging’s principal executive offices are located at 2401 Pleasant Valley Road, York, Pennsylvania 17402 and its telephone number is (717) 849-8500. Graham Packaging’s website is www.grahampackaging.com. Graham Packaging Common Stock is listed on the NYSE and trades under the symbol “GRM.” Additional information about Graham Packaging is included in documents incorporated by reference into this information statement. See the section entitled “Where You Can Find More Information” beginning on page 79.

Reynolds Group. Reynolds Group is a leading global manufacturer and supplier of consumer food, beverage and foodservice packaging products and operates through five segments: SIG, Evergreen, Closures, Reynolds Consumer Products and Pactiv Foodservice. Reynolds Group was incorporated in New Zealand under the Companies Act 1993 in 2006 and is headquartered in Auckland, New Zealand, with its principal executive offices located at Level Nine, 148 Quay Street, Auckland 1140 New Zealand, and its telephone number is +64 (9) 366-6259. Reynolds Group’s website is www.reynoldsgroupholdings.com.

Merger Sub. Merger Sub was formed by Reynolds Group solely for the purpose of completing the Merger with Graham Packaging. Merger Sub is an indirect wholly owned subsidiary of Reynolds Group and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at Level Nine, 148 Quay Street, Auckland 1140 New Zealand, and its telephone number is +64 (9) 366-6259.

The Merger (page 12)

On June 17, 2011, Graham Packaging terminated its previously announced merger agreement with Silgan Holdings Inc. (which we refer to as “Silgan”) and entered into the Merger Agreement with Reynolds Group and Merger Sub. Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will merge with and into Graham Packaging, with Graham Packaging continuing as the surviving corporation. As a result, Graham Packaging will become an indirect wholly owned subsidiary of Reynolds Group following the effective time of the Merger. You will have no equity interest in Graham Packaging or Reynolds Group after the effective time of the Merger. At the effective time of the Merger:

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each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”) and shares owned by Graham Packaging as treasury stock or by Reynolds Group or Merger Sub) will be cancelled and converted automatically into the right to receive the Merger Consideration; and

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each Graham Packaging stock option, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled in exchange for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the per share exercise price of such Graham Packaging stock option and (b) the number of shares of Common Stock subject to such Graham Packaging stock option, less any required withholding taxes.

We encourage you to read the Merger Agreement and the Amendment thereto, which govern the Merger and are attached as Annexes A and B to this information statement, because they are the legal documents that govern the Merger.

Graham Packaging’s Reasons for the Merger (page 24)

After consideration of various factors as discussed under “The Merger—Graham Packaging’s Reasons for the Merger” beginning on page 24, the Graham Packaging board of directors, acting upon the recommendation of the special committee, and after consultation with its legal advisor and the special committee’s financial and legal advisors, determined that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of Graham Packaging and its stockholders and approved the Merger Agreement and the Merger.

For a discussion of the material factors considered by the special committee and the Graham Packaging board of directors in reaching their conclusions, see “The Merger—Graham Packaging’s Reasons for the Merger” beginning on page 24.

Required Stockholder Approval for the Merger (page 59)

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of Graham Packaging stockholders holding a majority of our outstanding Common Stock. On June 17, 2011, the date that the Merger Agreement and the Amendment were signed, the Blackstone Entities, which hold a majority of our outstanding Common Stock, delivered a written consent authorizing, accepting, approving and adopting the Merger Agreement. No further action by any other Graham Packaging stockholder is required in connection with the adoption of the Merger Agreement. As a result, Graham Packaging has not and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the Merger. No action by the stockholders of Reynolds Group is required to complete the Merger.

Opinion of the Financial Advisor of the Special Committee (page 27 and Annex D)

J.P. Morgan Securities LLC, which we refer to as “J.P. Morgan,” was retained by the special committee to act as its financial advisor in connection with a potential strategic transaction. On June 16, 2011, J.P. Morgan rendered a written opinion dated June 16, 2011, to the special committee and, with the approval of the special committee and at its direction, to the full Graham Packaging board of directors to the effect that, as of that date and based upon and subject to the factors, assumptions and limitations described in its written opinion, the per share merger consideration of $25.00 in cash that was to be paid to the holders of Graham Packaging Common Stock under the Merger Agreement prior to the Amendment was fair, from a financial point of view, to such holders (other than Donald C. Graham and certain entities controlled by Donald C. Graham and his family, which we refer to collectively as the “Graham family,” and the Blackstone Entities, in respect of which J.P. Morgan did not express any view as to the fairness of the merger consideration).

The full text of the written opinion of J.P. Morgan, dated June 16, 2011, which is attached to this information statement as Annex D, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion. The summary of J.P. Morgan’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion. J.P. Morgan’s opinion is directed to the special committee, addresses only the fairness, from a financial point of view, of the per share merger consideration of $25.00 in cash that was to be received by the holders of Common Stock of Graham Packaging (other than the Graham family and the Blackstone Entities, in respect of which J.P. Morgan did not express any view as to the fairness of the merger consideration) under the Merger Agreement before the Amendment, and does not address any other aspect of the Merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the special committee in connection with the special committee’s consideration of the proposed Merger and does not address any other aspect of the Merger. The J.P. Morgan opinion does not constitute a recommendation as to whether any stockholder should exercise its appraisal rights with respect to the Merger. See “The Merger—Opinion of the Financial Advisor of the Special Committee” beginning on page 27.

Financing for the Merger (page 40)

Reynolds Group has obtained aggregate debt financing commitments of $5 billion from Credit Suisse AG, HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and Australia and New Zealand Banking Group Limited in connection with the Merger. Reynolds Group expects these funds, in addition to existing cash balances, to be sufficient to finance the Merger. In addition to certain other conditions, these debt financing commitments are contingent on the closing of the Merger. Reynolds Group’s obligation to close the Merger is not contingent on the receipt of any proceeds from these debt financing commitments.

The Merger Agreement (page 52 and Annexes A and B)

Conditions to the Merger (page 66)

The obligations of each of Reynolds Group, Merger Sub and Graham Packaging to complete the Merger are subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

•	the adoption of the Merger Agreement by the Graham Packaging stockholders, which occurred when the Blackstone Entities executed and delivered a written consent on June 17, 2011, as described above;

•	the absence of legal prohibitions on the consummation of the Merger;

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the expiration or termination of the waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and receipt of certain foreign antitrust approvals;

•	the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement, subject to certain materiality qualifiers;

•	the delivery of certificates signed on behalf of Reynolds Group and Graham Packaging certifying as to matters described in the immediately preceding bullet point;

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in the case of Reynolds Group and Merger Sub (unless Reynolds Group or any of its subsidiaries or affiliates has already received (and shall continue to hold in escrow, if applicable) at least $5 billion of debt financing for the Merger), the completion of the marketing period related to the debt financing being obtained by Reynolds Group in connection with the Merger; and

•	in the case of Reynolds Group and Merger Sub, the completion of the Graham Holdings Merger (defined below).

We cannot be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.

Restrictions on Solicitations (page 60)

The Merger Agreement provides that Graham Packaging may not, directly or indirectly, solicit, initiate or knowingly encourage or knowingly facilitate any takeover proposal (as defined on page 62) or enter into any discussions or negotiations regarding, or enter into any agreement with respect to, any takeover proposal. Graham Packaging agreed to immediately cease all activities with any party with respect to any takeover proposal existing at the time the Merger Agreement was entered into.

Termination of the Merger Agreement (page 68)

The Merger Agreement may be terminated at any time upon the mutual written consent of Graham Packaging and Reynolds Group. Other circumstances under which Graham Packaging or Reynolds Group may terminate the Merger Agreement are described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 68.

Regulatory and Other Governmental Approvals (page 50)

The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions such as the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On June 24, 2011, Reynolds Group and Graham Packaging each filed a Pre-merger Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the initial 30-day waiting period. If Reynolds Group and Graham Packaging do not receive a request for additional information, the waiting period will expire at 11:59 p.m. on July 25, 2011, if not terminated earlier.

Because Graham Packaging and Reynolds Group conduct operations in a number of foreign countries, approvals under the antitrust laws of those countries may be required or advisable in connection with the completion of the Merger. As a mutual condition to the completion of the Merger, all required approvals of the antitrust authorities in Austria, Mexico, Poland, Turkey, Ukraine and Brazil must be obtained or any applicable waiting periods in these jurisdictions must terminate or expire. The parties have submitted the appropriate filings in each of these jurisdictions.

Reynolds Group has agreed to take any action as may be necessary to prevent the commencement of any proceeding by any governmental entity that would delay, enjoin or otherwise prohibit consummation of the Merger (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions).

Material United States Federal Income Tax Consequences of the Merger to Our Stockholders (page 49)

If you are a U.S. Holder (as defined in “Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” below), the exchange of your shares of our Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes.

Holders of shares of our Common Stock should consult their tax advisors about the United States federal, state, local and foreign tax consequences of the Merger.

See “Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 49.

Interests of Graham Packaging’s Directors and Officers in the Merger (page 42)

You should be aware that certain of our directors and officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:

•	the cash-out of all vested and unvested stock options held by our executive officers and directors;

•	the accelerated payment of long-term incentive awards to participating executive officers;

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the payment to each of our executive officers of a retention award, one-half of which will be payable upon the closing of the Merger and one-half of which will be payable on the first anniversary of the closing;

•	severance enhancements for certain executive officers, and other protections for executive officers generally, including make-whole payments and guaranteed pro rata annual bonuses;

•	continued indemnification and insurance coverage for our current and former directors and officers for six years following the closing under the Merger Agreement; and

•	the affiliation of certain directors with the Blackstone Entities.

The special committee and our board of directors were aware of these interests and considered that these interests may be different from, or in addition to, the interests of our stockholders generally, among other matters, in making their respective determinations regarding the Merger Agreement. The interests of the Company’s directors and officers are described more fully under “The Merger—Interests of Graham Packaging’s Directors and Officers in the Merger” beginning on page 42.

Procedure for Receiving Merger Consideration (page 53)

As soon as reasonably practicable after the effective time of the Merger, the paying agent for the Merger will mail a letter of transmittal and instructions to Graham Packaging stockholders of record as of the effective time of the Merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to determine how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. You should not forward your share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page 72)

Our Common Stock is listed on the NYSE under the trading symbol “GRM”. The closing sale price of Common Stock on April 12, 2011, which was the last trading day prior to the announcement of the merger agreement with Silgan, was $16.71 per share. The closing sale price of Common Stock on July 18, 2011, the most recent practicable date before this information statement was mailed to our stockholders, was $25.26 per share.

Appraisal Rights (page 73)

Holders of our Common Stock, other than the Blackstone Entities, may elect to pursue their appraisal rights to receive, in lieu of the Merger Consideration, the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the Merger Consideration but only if they comply with the procedures required under Section 262 of the DGCL. In order to qualify for these rights, you must make a written demand for appraisal on or prior to August 9, 2011, which is the date that is 20 days following the mailing of this information statement, and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 73. A copy of Section 262 of the DGCL is also included as Annex E to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Litigation Related to the Merger (page 51)

Graham Packaging is aware of two lawsuits relating to the merger agreement with Silgan filed by purported stockholders of Graham Packaging against Graham Packaging, Graham Packaging’s directors and Silgan. Both purported class actions allege, among other things, that the directors of Graham Packaging have breached their fiduciary duties to the Graham Packaging stockholders and that Graham Packaging and Silgan aided and abetted Graham Packaging’s directors’ alleged breaches of their fiduciary duties. The plaintiffs were seeking, among other things, injunctive relief to prevent the defendants from consummating the merger between Graham Packaging and Silgan. Graham Packaging believes that the lawsuits are without merit and intends to defend the actions vigorously.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Graham Packaging stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 79.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Graham Packaging by Reynolds Group pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub, an indirect wholly owned subsidiary of Reynolds Group, will merge with and into Graham Packaging, with Graham Packaging being the surviving corporation and becoming an indirect wholly owned subsidiary of Reynolds Group.

Q:	What will I be entitled to receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive $25.50 in cash, without interest and subject to reduction for any required withholding taxes, for each share of our Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of our Common Stock, you would be entitled to receive $2,550.00 in cash in exchange for your shares of Common Stock, subject to reduction for any required withholding taxes. You will not be entitled to receive shares of the surviving corporation or of Reynolds Group or any of its affiliates.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is currently expected to occur in the third quarter of 2011.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Graham Packaging will remain a publicly traded company and the Common Stock will continue to be listed and traded on the NYSE.

Q:	Why am I not being asked to vote on the Merger?

A:	The Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our Common Stock. The requisite stockholder approval was obtained shortly following the execution of the Amendment on June 17, 2011, when a written consent authorizing, accepting, approving and adopting the Merger Agreement was delivered by the Blackstone Entities, which owned approximately 60% of our outstanding Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:

Applicable laws and securities regulations require us to provide you with notice of the written consent delivered by the Blackstone Entities, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex E.

Q:	What happened to the proposed merger agreement with Silgan?

A:	On April 12, 2011, we entered into a merger agreement with Silgan (which we refer to as the “Silgan Merger Agreement”) which provided for the acquisition of Graham Packaging by Silgan. On June 8, 2011, we received an unsolicited proposal from Reynolds Group. The Graham Packaging board of directors, acting upon the recommendation of the special committee, and after consultation with its legal advisor and the special committee’s legal and financial advisors, concluded that the proposal from Reynolds Group constituted a superior proposal as compared to the transactions contemplated by the Silgan Merger Agreement even after taking into account adjustments to the terms and conditions of the Silgan Merger Agreement proposed by Silgan. On June 17, 2011, the Silgan Merger Agreement was terminated and we paid Silgan a termination fee of $39.5 million in accordance with the Silgan Merger Agreement.

Q:	Did the Graham Packaging board of directors approve and recommend the Merger Agreement?

A:	Yes. The Graham Packaging board of directors, acting upon the recommendation of the special committee, (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the stockholders of Graham Packaging, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement advisable and (iv) resolved to recommend authorization and adoption of the Merger Agreement by the stockholders of Graham Packaging.

Q:	Why was the Merger Agreement amended?

A:	Following execution and delivery of the Merger Agreement, the parties had discussions regarding amending the Merger Agreement to provide for an increase of the merger consideration from $25.00 in cash per share to $25.50 in cash per share, in exchange for shortening the period for the Blackstone Entities to deliver executed written consents to the Merger Agreement from three days to 5:00 a.m. New York time on June 17, 2011. If these written consents were not delivered in this period, Reynolds Group would have had the right (exercisable within five business days) to terminate the Merger Agreement. The Graham Packaging board of directors, acting upon the recommendation of the special committee, thereafter approved of the terms of an amendment providing for these revisions and the Amendment to the Merger Agreement was executed by the parties.

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to Graham Packaging.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding projections of total revenue, EBITDA, net income, free cash flow or other financial items, and the expected timing of the closing of the proposed Merger. The projections by Graham Packaging’s management included in this information statement reflect assumptions and estimates by the management of Graham Packaging. Many of these assumptions and estimates are driven by factors beyond the control of Graham Packaging, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these projections or any of the other forward-looking statements in this information statement, which are likewise subject to numerous uncertainties. All forward-looking statements included in this communication are based on information available to Graham Packaging on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Graham Packaging’s industry, the beliefs and certain assumptions made by Graham Packaging’s management, many of which, by their nature, are inherently uncertain and beyond Graham Packaging’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the expected closing date of the Merger; disruption from the Merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which Graham Packaging does business; the possibility that the Merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; the risk that a regulatory approval may not be obtained or may be obtained subject to conditions; the outcome of pending or potential litigation; and Graham Packaging’s ability to accurately predict future market conditions. Additionally, the unaudited prospective financial information by Graham Packaging management included in this information statement reflects assumptions and estimates by the management of Graham Packaging as of the date specified in the unaudited prospective financial information or the date of any document incorporated by reference in this information statement. Many of these assumptions and estimates are driven by factors beyond the control of Graham Packaging, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have provided any assurance with respect to the unaudited prospective financial information. Moreover, Graham Packaging does not undertake any obligation to update the unaudited prospective financial information and does not intend to do so. For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of Graham Packaging’s unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

Additional factors that may affect future results are contained in Graham Packaging’s Annual Report on Form 10-K and Graham Packaging’s other filings with the SEC, which are available at the SEC’s website at www.sec.gov. Many of these factors are beyond the control of Graham Packaging.

Graham Packaging undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

Graham Packaging

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Phone: (717) 849-8500

We are a Delaware corporation that, along with our subsidiaries, is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beers; the leading global supplier of plastic containers for yogurt drinks; a leading supplier of plastic containers for liquid fabric care products, dish care products and hard-surface cleaners; and the leading supplier in the U.S., Canada and Brazil of one-quart/liter plastic motor oil containers. Graham Packaging pro forma net sales (after taking into account the acquisition of Liquid Container, L.P. and its subsidiaries, which we refer to collectively as “Liquid Container,” in September 2010), approximates $2.8 billion. Graham Packaging employs over 8,300 associates in 15 countries through 97 manufacturing facilities.

For more information about Graham Packaging, please visit our website at http://www.grahampackaging.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about Graham Packaging’s business and financial results are contained in our Annual Report on Form 10-K, which is incorporated in this information statement by reference. See “Where You Can Find More Information” beginning on page 79.

Reynolds Group

Reynolds Group Holdings Limited

Level Nine

148 Quay Street

Auckland 1140 New Zealand

Phone: +64 (9) 366-6259

Reynolds Group is a leading global manufacturer and supplier of consumer food, beverage and foodservice packaging products. Reynolds Group currently operates through five segments: SIG, Evergreen, Closures, Reynolds Consumer Products and Pactiv Foodservice. The SIG segment manufactures aseptic carton packaging systems for both beverage and liquid food products, ranging from juices and milk to soups and sauces. Aseptic carton packaging, most prevalent in Europe and Asia, is designed to allow beverages or liquid food to be stored for extended periods of time without refrigeration. The Evergreen segment is a vertically integrated manufacturer of fresh carton packaging for beverage products, primarily serving the juice and milk end-markets. Fresh carton packaging, most predominant in North America, is designed for beverages that require a cold-chain distribution system, and therefore have a more limited shelf life than beverages in aseptic carton packaging. The Closures segment manufactures plastic beverage caps and closures, primarily serving the carbonated soft drink, non-carbonated soft drink and bottled water segments of the global beverage market. The Reynolds Consumer Products segment manufactures branded and store branded consumer products such as foil, wraps, waste bags, food storage bags, and disposable tableware and cookware. The Pactiv Foodservice segment manufactures foodservice and food packaging products, such as tableware items, takeout service containers, clear rigid-display packaging, microwaveable containers, foam trays, dual-ovenable paperboard containers, molded fiber egg cartons, meat and poultry trays, plastic film and aluminum containers.

For more information about Reynolds Group please visit http://www.reynoldsgroupholdings.com. Reynolds Group’s website address is provided as an inactive textual reference only. The information on Reynolds Group’s website is not incorporated into, and does not form a part of, this information statement.

Merger Sub

Bucephalas Acquisition Corp.

Level Nine

148 Quay Street

Auckland 1140 New Zealand

Phone: +64 (9) 366-6259

Merger Sub was formed by Reynolds Group solely for the purpose of completing the Merger with Graham Packaging. Merger Sub is an indirect wholly owned subsidiary of Reynolds Group and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE MERGER

The following is a description of the material aspects of the Merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement and Amendment attached to this information statement as Annexes A and B. We encourage you to read carefully this entire information statement, including the Merger Agreement, for a more complete understanding of the Merger.

Background of the Merger

Entry into the Silgan Merger Agreement

Since the recapitalization transaction in 1998 in which the Blackstone Entities, members of Graham Packaging management and other investors became the indirect holders of 85% of the partnership interests of Graham Holdings, the Blackstone Entities, Graham Packaging management and, since the 2010 initial public offering of Graham Packaging, the Graham Packaging board of directors, have regularly reviewed and evaluated Graham Packaging’s business and operations with the goal of enhancing stockholder value.

Over the past two years, this ongoing review and evaluation has resulted in accretive transactions including debt refinancings and the acquisition of Liquid Container. There has also been an ongoing periodic review and consideration of various strategic opportunities available to Graham Packaging, including the possible sale of Graham Packaging to, or combination with, a third party. From time to time, Graham Packaging has engaged in discussions and negotiations with third parties concerning a sale or combination transaction. In July 2008, entities affiliated with Graham Packaging entered into an equity purchase agreement with Hicks Acquisition Company I, Inc. (a special purpose acquisition company which we refer to as the “Hicks SPAC”), which would have resulted in the Hicks SPAC owning 100% of Graham Packaging Company, L.P., which we refer to as “Graham Operating Company.” Given the challenge in procuring approval of this transaction by the Hicks SPAC stockholders, this equity purchase agreement was mutually terminated on July 31, 2009. On two separate occasions in 2009, Graham Packaging engaged in negotiations with another company in the packaging industry (which we refer to as “Company X”) with regard to a possible business combination transaction. These previous discussions and negotiations ended without the parties agreeing to a mutually acceptable transaction.

In December 2010, a representative from a privately owned company in the packaging industry (which we refer to as “Company Y”) contacted Blackstone Capital Partners III Merchant Banking Fund L.P. (which we refer to as “Blackstone Capital”) concerning the possibility of a business combination transaction with Graham Packaging.

In early January 2011, members of management of Graham Packaging met with representatives of Company Y and provided an overview of Graham Packaging’s business and representatives of Company Y provided an overview of Company Y’s business.

In late January and early February 2011, Company Y provided a term sheet and valuation overview describing a transaction in which Company Y (which is a closely held company) would form a new holding company that would acquire Graham Packaging and would become a publicly traded company in connection with the acquisition. In the transaction, Graham Packaging stockholders would receive shares in the new holding company, such that, on a pro forma basis, the Graham Packaging stockholders would own 38% - 40% of the new holding company, with the exact percentage being dependent upon the amount that Graham Packaging would determine to be payable under Graham Packaging’s existing income tax receivable agreements with Blackstone Capital and affiliates of the Graham family pursuant to the terms of those agreements. For a more detailed description of these agreements, see “—Interests of Graham Packaging’s Directors and Officers in the Merger—Agreements with the Blackstone Entities—Income Tax Receivables Agreement” and “Ancillary Agreements—Graham Family Agreement.”

Separately in January 2011, Silgan contacted Blackstone Capital to express an interest in pursuing a business combination transaction with Graham Packaging. On February 3, 2011, Silgan, Graham Packaging and

Blackstone Management Partners L.L.C., as manager of the Blackstone Entities, executed a mutual confidentiality agreement. On February 3, 2011, members of Graham Packaging management and representatives of the Blackstone Entities met with members of Silgan management and each provided an overview of their respective companies.

On February 7, 2011, the Graham Packaging board of directors held a regularly scheduled board meeting. At the meeting, Chinh Chu, Chairman of Graham Packaging and a Senior Managing Director of The Blackstone Group L.P., provided an update to the board of directors concerning the interest that Company Y and Silgan had expressed in pursuing a business combination transaction. The Graham Packaging board of directors authorized management and the Blackstone Entities to continue to engage in preliminary discussions with the two parties in order to assess the level of interest the two parties had in pursuing a transaction.

On February 11, 2011, Anthony Allott, President and Chief Executive Officer of Silgan, sent a letter to Mr. Chu. In the letter, Mr. Allott proposed a business combination transaction with Graham Packaging pursuant to which stockholders of Graham Packaging would receive 0.402 shares of Silgan common stock plus $3.00 in cash per share of Graham Packaging Common Stock; this proposal assumed that Silgan would make early termination payments under Graham Packaging’s existing income tax receivable agreements.

On February 15, 2011, the Graham Packaging board of directors held a telephonic meeting to discuss the proposals received from Silgan and Company Y. The Graham Packaging board of directors discussed, among other things, the strong industry logic, complementary business platforms, relative ease of integration and the higher potential synergies that would likely be associated with the transaction with Silgan, the relative complexity of the transaction structure proposed by Company Y and the difficulty in valuing Company Y’s proposal due to the fact that Company Y was privately held. The Graham Packaging board of directors determined that a more detailed financial analysis of the proposals should be conducted in order for the board to determine whether it was in the best interest of the stockholders of Graham Packaging to pursue either transaction, and authorized the Blackstone Entities and management to engage in such an analysis. Mr. Chu also recommended to the Graham Packaging board of directors that before continuing to engage in discussions with either Company Y or Silgan, the board should reconvene to receive advice from counsel concerning the board’s fiduciary duties. Following the board meeting, Mr. Chu informed representatives of Company Y and Silgan that he would be unable to discuss their proposals until the Graham Packaging board of directors had provided him with further guidance.

On February 19, 2011, the Graham Packaging board of directors held another telephonic meeting to discuss the proposals received from Silgan and Company Y. Representatives of Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”), counsel to Graham Packaging, also attended the meeting. A representative of Simpson Thacher discussed with the board the directors’ fiduciary duties in reviewing the proposals received from Silgan and Company Y. In connection with this discussion, it was noted that the Blackstone Entities could be perceived as having an interest in the transaction that was different than that of other stockholders, due to the fact that Blackstone Capital was a party to an income tax receivable agreement with Graham Packaging. In addition, it was noted that Graham Packaging is also party to a similar income tax receivable agreement with entities affiliated with Donald C. Graham, who founded a predecessor of Graham Holdings in the mid-1970s. These income tax receivable agreements provide that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the income tax receivable agreements would terminate and Graham Packaging would be required to make a payment equal to the present value of future payments under the income tax receivable agreements, the calculation of which would be based on certain assumptions, including those relating to Graham Packaging’s future taxable income. For a more detailed description of these agreements, see “—Interests of Graham Packaging’s Directors and Officers in the Merger—Agreements with the Blackstone Entities—Income Tax Receivables Agreement” and “Ancillary Agreements—Graham Family Agreement.” The Graham Packaging board of directors discussed that the rationale for entering into the income tax receivable agreements in connection with the initial public offering was to compensate Graham Packaging’s pre-IPO equity owners for the tax attributes that are expected to reduce or eliminate Graham Packaging’s future tax liabilities, as these attributes were attributable to the pre-IPO owners, and the fact that the terms of the agreements and anticipated payments thereunder were disclosed in the prospectus used in the initial public offering and that such disclosure is updated on a quarterly basis in Graham Packaging’s filings with the SEC.

The representative of Simpson Thacher then discussed with the Graham Packaging board of directors the potential benefits of establishing a special committee comprised of independent, disinterested directors in connection with the pursuit and evaluation of a potential business combination transaction and the determination of any payments that would be owed under the income tax receivable agreements in connection with such a transaction. After a discussion among the directors, the Graham Packaging board of directors determined that it was advisable and in the best interests of the Graham Packaging stockholders to establish a special committee comprised of Charles E. Kiernan, Gary G. Michael and John R. Murphy, Graham Packaging’s three independent directors. The Graham Packaging board of directors subsequently delegated to the special committee the exclusive authority to determine and implement Graham Packaging’s position with respect to all matters relating to the income tax receivable agreements or any actual or potential conflict of interest between Graham Packaging, its public stockholders, the Blackstone Entities or the Graham family relating to any potential transaction, and granted the special committee the power and authority to review, evaluate and monitor, and as the special committee deemed appropriate, participate in the negotiation of the terms of, any potential transaction. The special committee was also authorized to engage its own financial, legal and other advisors. In establishing the special committee, the Graham Packaging board of directors determined that (i) it would not pursue a potential business combination transaction without authorization by the special committee and (ii) it would not authorize or approve any transaction, or recommend any transaction to the Graham Packaging stockholders, unless the transaction had been recommended by the special committee.

On February 25, 2011, the special committee held a telephonic meeting to discuss legal issues and the process to be undertaken in connection with the pursuit and evaluation of a potential business combination transaction and the determination of any payments that would be owed by Graham Packaging under the income tax receivable agreements in connection with such transaction. Representatives of Abrams & Bayliss LLP (which we refer to as “Abrams & Bayliss”), counsel retained by the special committee, also attended the meeting. A representative of Abrams & Bayliss reviewed with the special committee the members’ powers and the members’ and their advisors’ roles and primary duties. The roles of the Blackstone Entities and Graham Packaging management in connection with any potential transaction were also discussed. The special committee then discussed the retention of a financial advisor. Following the discussion, the special committee determined to reach out to J.P. Morgan to determine its qualifications and eligibility to potentially act as the special committee’s financial advisor.

On March 2, 2011, the special committee held two telephonic meetings. The first meeting of the special committee, held in the morning, was to provide J.P. Morgan with the opportunity to make a presentation to the special committee in connection with its consideration of potentially engaging J.P. Morgan as a financial advisor. Representatives of J.P. Morgan and Abrams & Bayliss attended the meeting. Representatives of J.P. Morgan discussed J.P. Morgan’s experience in the packaging industry and, based solely on publicly available information, J.P. Morgan’s preliminary views on Graham Packaging’s financial condition and the strategic alternatives potentially available to Graham Packaging. The second meeting of the special committee, held in the evening, focused on the potential retention of J.P. Morgan as the financial advisor to the special committee. Representatives of Abrams & Bayliss also attended the meeting. The special committee focused on J.P. Morgan’s qualifications, experience, reputation and knowledge of the business and affairs of Graham Packaging and its industry, and determined to retain J.P. Morgan subject to satisfactory completion of a conflicts check and the negotiation of an acceptable engagement agreement. Both criteria subsequently were satisfied and, on March 6, 2011, the special committee executed an engagement letter with J.P. Morgan, whereby J.P. Morgan was retained by the special committee to provide financial advice and assistance in connection with a potential transaction, including, as appropriate, assisting in the consideration and analysis of the financial aspects of the income tax receivable agreements, assisting in the negotiation of the financial aspects of a transaction, and providing an opinion as to the fairness, from a financial point of view, of the consideration to be received by Graham Packaging or its stockholders (other than the Graham family and the Blackstone Entities) in connection with a transaction or, in the case of a stock-for-stock merger, the fairness of the exchange ratio. The J.P. Morgan engagement letter provided that any fairness opinion rendered by J.P. Morgan would not address the fairness, from a financial point of view, to the Graham Packaging stockholders (other than the Graham family and the Blackstone Entities) of any consideration to be paid to the Blackstone Entities or the Graham family in connection with the pre-existing income tax receivable agreements.

On March 7, 2011, a telephonic meeting of the special committee was held to discuss the proposals received from Silgan and Company Y and to determine Graham Packaging’s response to the proposals. Representatives of Blackstone Capital, J.P. Morgan, Simpson Thacher and Abrams & Bayliss also attended the meeting. At the meeting, the special committee considered the strategic rationale of engaging in a transaction with either Silgan or Company Y and the potential synergies associated with either transaction. Representatives of J.P. Morgan also discussed the benefits and risks of soliciting other parties to determine their interest in engaging in a business combination transaction with Graham Packaging. A discussion ensued concerning the feasibility of engaging in a business combination transaction with another party. Representatives of J.P. Morgan and Blackstone Capital expressed the belief that, with the exception of another strategic participant in the packaging industry (which we refer to as “Company Z”), soliciting interest from additional third parties would create significant risks relative to the likelihood that any additional third party would be interested in and capable of consummating a business combination transaction that would deliver superior value to transactions under consideration with Silgan and Company Y. This belief was based upon, among other things, their knowledge of and experience with the other strategic participants in the packaging industry and the discussions that Graham Packaging had previously engaged in, including discussions with Company X in 2009, relating to a potential sale or business combination transaction, none of which had led to a mutually acceptable transaction, and indications by Silgan that its interest in pursuing a transaction would terminate if the discussions concerning a possible business combination transaction were to become public, the risk of which was deemed to increase upon an outreach to additional prospective buyers. Following a discussion of the desire to balance the benefit of soliciting interest in a business combination transaction from other parties against the risk of jeopardizing the continued pursuit of a transaction with Silgan or Company Y, the special committee determined that it was in the best interest of Graham Packaging and its stockholders to continue to pursue a transaction with both Silgan and Company Y and to contact Company Z to determine its interest in pursuing a business combination transaction. The special committee also discussed the desire to obtain higher offers from both Silgan and Company Y and authorized J.P. Morgan and the Blackstone Entities to devise a process with the goal of soliciting improved proposals from Silgan and Company Y.

Following this meeting, representatives of Blackstone Capital contacted representatives of Silgan and Company Y to inform them that the special committee had concluded that discussions should continue and that each party should submit a revised proposal on March 14, 2011 in order to improve its offer, including with respect to its offer price. Representatives of J.P. Morgan also contacted representatives of Company Z to determine Company Z’s interest in pursuing a business combination transaction with Graham Packaging.

During the week of March 7, 2011, Silgan and Company Y were provided with additional diligence information in order to facilitate the submission of a revised proposal on March 14, 2011.

On March 14, 2011, both Silgan and Company Y submitted revised proposals. The Silgan proposal again provided that each share of Graham Packaging stock would be entitled to receive 0.402 shares of Silgan common stock, but also provided that each share would be entitled to receive $4.00 in cash, an increase of $1.00 per share of cash consideration relative to Silgan’s proposal from February 11, 2011.

The Company Y proposal contemplated the same structure and relative ownership within the range outlined in Company Y’s earlier proposal, but also indicated that, at the request of the Graham Packaging board of directors, Company Y would offer cash consideration for a portion of the shares of Graham Packaging Common Stock. The Company Y proposal also contemplated a mechanism whereby the Graham Packaging stockholders’ ownership in the combined company would be diluted following the closing of a transaction with Company Y, based on the trading price of the stock of the new holding company that Company Y would form in connection with the transaction.

On March 15, 2011, the special committee held a telephonic meeting to receive an update from its advisors regarding recent activities and developments, including the receipt of the revised proposals from Silgan and Company Y. Representatives of J.P. Morgan and Abrams & Bayliss attended the meeting. J.P. Morgan representatives gave an overview of the revised proposals and discussed financial considerations relating to the revised proposals and confirmed that estimates of the potential termination payments pursuant to the income tax receivable agreements were included in the revised proposals and that J.P. Morgan’s financial analyses of the revised proposals incorporated these estimates. The special committee discussed with its advisors the revised proposals, including the potential termination payments included in the proposals, the comparative complexity of the two revised proposals, the growth prospects of a combined company under each of the revised proposals, Company Y’s current debt levels, and the uncertainty regarding the value of the combined company’s equity value under Company Y’s proposal because Company Y’s stock was not publicly traded.

Also on March 15, 2011, the Graham Packaging board of directors held a telephonic meeting to consider the revised proposals. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. Representatives of J.P. Morgan gave an overview of the revised proposals and discussed financial considerations relating to the revised proposals. The Graham Packaging board of directors then discussed the benefits and risks associated with each of the proposals, which included a discussion of the potential growth rates associated with each of the business combination transactions relative to Graham Packaging’s standalone growth, the potential trading multiple and liquidity of the stock for the combined businesses and the pro forma leverage of the combined businesses, including the possibility for enhanced utilization of Silgan’s under-leveraged balance sheet in connection with a potential transaction with Silgan. Following this discussion, the Graham Packaging board of directors authorized the Blackstone Entities and management to provide additional diligence information with respect to both Silgan and Company Y as well as to request additional diligence information from both parties and to continue to engage in discussions with both parties concerning a business combination transaction.

On March 16, 2011, Mr. Chu and representatives of J.P. Morgan informed representatives of Silgan’s financial advisor that Silgan’s revised proposal was insufficient, but that Graham Packaging was prepared to provide additional diligence information to Silgan.

Also on March 16, 2011, representatives of Company Z informed representatives of J.P. Morgan that Company Z was not interested in pursuing a business combination transaction with Graham Packaging.

During the final two weeks of March 2011, representatives of Silgan were provided with additional diligence information with respect to Graham Packaging. Silgan also provided representatives of Graham Packaging with diligence information concerning Silgan during this time.

On March 29, 2011, representatives of Company Y also contacted Mr. Chu to affirm the most recent proposal received from Company Y and requested that Graham Packaging agree to enter into exclusive negotiations with Company Y, which request was declined.

Also on March 29, 2011, Simpson Thacher delivered a draft merger agreement to Silgan and Company Y. The draft merger agreement provided, among other things, (i) for a 45-day go-shop period during which Graham Packaging would be permitted to solicit alternative transactions, (ii) for the payment of a lower termination fee if Graham Packaging terminated the merger agreement to enter into an alternative transaction with a party that submitted an offer during the 45-day go-shop period, (iii) for an obligation to take any actions required to obtain any requisite antitrust approvals and (iv) that the Blackstone Entities would enter into an agreement concurrent with the execution of the merger agreement pursuant to which the Blackstone Entities would, among other things, agree to vote their shares of Graham Packaging Common Stock in favor of the merger. During the final week of March 2011, representatives of J.P. Morgan also sent a bid process letter to Silgan and Company Y requesting that such parties submit their best and final offers with respect to a business combination transaction on April 2, 2011.

A telephonic meeting of the Graham Packaging board of directors was also held on March 29, 2011. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. At the meeting, the Graham Packaging board of directors discussed the process and timeline that J.P. Morgan had communicated to both Silgan and Company Y. Management of Graham Packaging updated the Graham Packaging board of directors on diligence discussions that had taken place and offered its perspective on the synergy potential associated with transactions with Silgan and Company Y. Representatives of J.P. Morgan also offered their preliminary view of certain financial considerations with respect to a potential transaction with either Silgan or Company Y. Mr. Chu informed the Graham Packaging board of directors that representatives of Silgan had repeatedly expressed to him the need for continued confidentiality and their unwillingness to proceed with a transaction if the fact that Graham Packaging was engaged in negotiations concerning a business combination became publicly known.

On March 30, 2011, the special committee held a telephonic meeting to discuss the potential termination payments under the income tax receivable agreements to be made to the Blackstone Entities and the Graham family in connection with any potential business combination transaction. Representatives of J.P. Morgan and Abrams & Bayliss also attended the meeting. The special committee reviewed with its advisors the income tax receivable agreements, the mechanics of the termination provisions, the estimated potential termination payment determined by Graham Packaging management, the limited sensitivity of the potential termination payments to adjustments in certain assumptions, the availability of Graham Packaging’s tax attributes to a potential acquiror, precedent transactions involving similar income tax receivable agreements and the fact that any termination payments would be made pursuant to pre-existing contracts between Graham Packaging on the one hand and Blackstone Capital and the Graham family on the other. Because the termination payments were based on clear, pre-existing contract rights, which had been disclosed in Graham Packaging’s public filings, and neither the Blackstone Entities nor the Graham family had any duty or obligation to reduce the termination payments, the special committee determined not to attempt to renegotiate or reduce the termination payments. At the conclusion of the meeting, the special committee authorized the Blackstone Entities and their advisors to include in a draft merger agreement a set amount for the aggregate termination payment to be made under the income tax receivable agreements with Blackstone Capital and the Graham family or, in the alternative, a set amount payable under the income tax receivable agreement with Blackstone Capital with the amount to be paid to the Graham family to be determined at a later time in accordance with the termination provisions of its income tax receivable agreement.

On April 2, 2011, Silgan submitted a revised proposal. The revised Silgan proposal provided that each share of Graham Packaging Common Stock would be entitled to receive 0.402 shares of Silgan common stock and $4.75 in cash, an increase of $0.75 per share of cash consideration relative to Silgan’s proposal from March 14, 2011. Silgan also submitted a detailed markup of the draft merger agreement that had previously been provided, along with the commitment letter from Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated providing Silgan with financing for the transaction. In the markup of the merger agreement, Silgan, among other things, (i) deleted the go-shop provision, (ii) provided for a termination fee of $60 million if the merger agreement were terminated under certain circumstances (which amount at that time corresponded to approximately 4.2% of the equity value of Graham Packaging (calculated based on the then value of the merger consideration)), (iii) provided limitations on the actions that Silgan would be required to take in connection with obtaining requisite antitrust approvals, (iv) provided for a “match right” which would subject Graham Packaging to a contractual obligation to engage in discussions with Silgan prior to terminating the merger agreement to accept an alternative proposal, (v) proposed that, as a condition to the proposed transaction, Graham Holdings and Graham Operating Company would be merged with Graham Packaging and (vi) provided that the Graham family would enter into an agreement prior to the execution of a merger agreement pursuant to which the Graham family would, among other things, agree to the amount of the termination payment that would be required to be made under its income tax receivable agreement and agree to vote its shares of Graham Packaging Common Stock in favor of the transaction. Company Y did not submit a revised proposal.

On April 3, 2011, the Graham Packaging board of directors held a telephonic meeting to consider the revised proposal from Silgan. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. Representatives of J.P. Morgan gave an overview of the revised proposal and discussed financial considerations relating to the revised proposal. Representatives of Simpson Thacher then gave an overview of the markup of the merger agreement provided by Silgan and discussed with the Graham Packaging board of directors, among other things, Silgan’s proposed transaction structure and Silgan’s desire to require Graham Packaging to seek the consent of the Graham family prior to the execution of the merger agreement. The Graham Packaging board of directors discussed the risks associated with the transaction structure. The board also discussed the risks and merits of soliciting other parties to determine their interest in a business combination transaction, particularly in light of Silgan’s resistance to the inclusion of a go-shop provision in the merger agreement. Representatives of J.P. Morgan indicated their belief that soliciting interest from additional third parties would create significant risks relative to the likelihood that any additional third party would be interested in and capable of consummating a business combination transaction that would deliver superior value to the transaction under consideration with Silgan. Representatives of J.P. Morgan also noted that Graham Packaging would be required to pay a termination fee if it terminated a definitive merger agreement in order to accept an alternative proposal received after the execution of the agreement, but indicated that they did not believe that the payment of a termination fee of the magnitude proposed by Silgan would preclude another party that had an interest in acquiring Graham Packaging from pursuing a transaction. Mr. Chu and members of the Graham Packaging management indicated that they agreed with J.P. Morgan’s view based on their familiarity with possible strategic and financial buyers.

Thereafter, the Graham Packaging board of directors determined that it was in the best interest of Graham Packaging and its stockholders to continue to seek to negotiate a definitive merger agreement with Silgan and not to solicit proposals from additional third parties. The board also determined that Graham Packaging should attempt to negotiate a lower termination fee, if necessary, in exchange for removing the go-shop provision from the merger agreement, and should attempt to remove any limitations on the actions that Silgan would be required to take in connection with obtaining requisite antitrust approvals.

Later in the day on April 3, 2011, representatives of Simpson Thacher contacted representatives of Silgan’s legal advisor to discuss Silgan’s markup of the merger agreement and to express the request by the Graham Packaging board of directors that the merger agreement provide for less conditionality and greater flexibility for Graham Packaging to respond to alternative transaction proposals that Graham Packaging might receive following the execution and announcement of a definitive merger agreement.

On April 4, 2011, representatives of Silgan’s financial advisor discussed with Blackstone Capital Silgan’s markup of the merger agreement with respect to conditionality and provisions relating to Graham Packaging’s ability to respond to alternative transaction proposals. Among other things, the representatives of Silgan’s financial advisor and Blackstone Capital discussed Silgan’s elimination of the go-shop provision in the merger agreement and its inclusion of a “match right” and a termination fee of $60 million. The Blackstone Capital representatives also informed Silgan’s financial advisor that the Graham Packaging board of directors was still considering the proposal from a valuation perspective. On this and subsequent occasions, representatives of Blackstone Capital attempted to seek to obtain a higher offer price from Silgan but Silgan was not willing to increase its offer price.

From April 5, 2011 until the execution of definitive documents on April 12, 2011, the parties and their respective legal and financial advisors exchanged numerous drafts, and engaged in negotiations concerning the terms, of the merger agreement and other transaction documents, including voting agreements to be provided by the Blackstone Entities and the Co-Founders of Silgan and documents providing the Blackstone Entities with certain governance and registration rights following consummation of the transaction. The parties also continued to conduct mutual diligence during this period.

On April 5, 2011, a representative of Blackstone Capital contacted Donald C. Graham to inform him of the potential transaction and of Silgan’s request that the Graham family, among other things, agree to the amount of the termination payment that would be payable upon the closing under Graham Packaging’s income tax receivable agreement with the Graham family and agree to vote any shares of Graham Packaging Common Stock owned by the Graham family in favor of the transaction. From April 5, 2011 until April 9, 2011, representatives of Blackstone Capital and Simpson Thacher negotiated the terms of an agreement with the Graham family and such agreement was executed as of April 9, 2011. For a more detailed description of this agreement, see “Ancillary Agreements—Graham Family Agreement.” The amount of the payment agreed to be made in respect of the income tax receivable agreement with the Graham family was in the range discussed previously with, and approved by, the special committee prior to the execution of such agreement.

On April 7, 2011, a regularly scheduled telephonic meeting of the Graham Packaging board of directors was held. Representatives of Simpson Thacher also participated in the meeting. At the meeting, the Graham Packaging board of directors was updated on the negotiations that had taken place with respect to the merger agreement and other transaction documents since the board meeting on April 3, 2011.

On April 10, 2011, the special committee held a telephonic meeting to discuss the termination payments pursuant to the income tax receivable agreements, the agreement with the Graham family with respect to its portion of the termination payments, and the proposed treatment of the termination payments in the merger agreement. Representatives of J.P. Morgan and Abrams & Bayliss also attended the meeting. The special committee discussed with its advisors adjustments to the termination payment calculations and assumptions, which had been made during the preceding week, resulting from further review of the model used by management and its external advisors to determine the termination payments. Such adjustments would result in an aggregate lower termination payment than previously contemplated by the special committee. The special committee also discussed the April 9, 2011 agreement with the Graham family concerning, among other things, its portion of the termination payments. The special committee confirmed that the adjustments to the termination payments would not result in a downward adjustment to the cash or equity consideration to be received by the Graham Packaging stockholders in a transaction with Silgan. The special committee then approved the amount of the revised termination payments, which were in the range approved previously by the special committee, and the terms of the agreement with the Graham family.

Following the special committee telephonic meeting on April 10, 2011, a telephonic meeting of the Graham Packaging board of directors was held. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. A representative of Abrams & Bayliss updated the Graham Packaging board of directors on the deliberations of the special committee and informed the Graham Packaging board of directors that the special committee had reviewed and approved the amount of the termination payments that would be made under both of the income tax receivable agreements upon the closing of a transaction and the terms of the agreement with the Graham family. The computation of the termination payments was prepared by Graham Packaging and reviewed by tax, accounting and financial advisors to Graham Packaging, the Blackstone Entities, the Graham family and the special committee. A representative of Simpson Thacher then provided the Graham Packaging directors with a presentation on their fiduciary duties in the context of considering the transaction with Silgan. The Graham Packaging board of directors was also updated on the status of the negotiations with Silgan, including the fact that Silgan had agreed to remove the limitations it had previously proposed with respect to actions required in connection with obtaining antitrust approvals but that Silgan was continuing to insist on a termination fee of $60 million. Mr. Chu also informed the Graham Packaging board of directors that, although he was continuing to seek to obtain a higher offer price from Silgan, he believed that Silgan was unlikely to raise its offer price. Representatives of J.P. Morgan provided an overview of the financial considerations of the transaction.

On April 11, 2011, a telephonic meeting of the Graham Packaging board of directors was held. Representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss also participated in the meeting. A representative of J.P. Morgan again discussed with the Graham Packaging board of directors financial considerations relating to the transaction with Silgan. The Graham Packaging board of directors was also updated on the status of negotiations with Silgan, including the fact that Silgan had agreed to reduce the termination fee that would be payable under certain circumstances to $39.5 million, which amount at the time corresponded to approximately 2.8% of the equity value of Graham Packaging (based on the then value of the merger consideration), but that Silgan had not agreed to a go-shop provision and had insisted on including a “match right” to provide greater certainty of closing.

On April 12, 2011, a telephonic meeting of the Graham Packaging board of directors was held. The meeting was also attended by representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss. The representatives reviewed with the Graham Packaging board of directors the terms of the proposed merger agreement and other transaction documents. With the approval of the special committee and at its direction, representatives of J.P. Morgan delivered to the full Graham Packaging board of directors the oral opinion (which was subsequently confirmed in writing) that the proposed merger consideration was fair, from a financial point of view, to the holders of Common Stock of Graham Packaging (other than the Graham family and the Blackstone Entities, in respect of which J.P. Morgan did not express any view as to the fairness of the proposed merger consideration). The special committee then informed the Graham Packaging board of directors that the special committee had unanimously determined that the transaction was advisable and in the best interest of Graham Packaging and its stockholders and recommended that the Graham Packaging board of directors approve the merger agreement and the transactions contemplated thereby. Thereafter, the Graham Packaging board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Graham Packaging and its stockholders, approved the merger agreement and the merger and resolved to recommend that the Graham Packaging stockholders vote in favor of the adoption of the merger agreement.

Thereafter, representatives of Simpson Thacher and Silgan’s legal advisor finalized the Silgan Merger Agreement, and other transaction documents and the documents were executed by the parties as of April 12, 2011.

On April 13, 2011, prior to the opening of trading on the NYSE and Nasdaq, each of Graham Packaging and Silgan issued a press release announcing the transaction contemplated by the Silgan Merger Agreement, which we refer to as the Silgan Merger. Among the actions taken by Graham Packaging and its representatives in connection with the Silgan Merger Agreement over the next several weeks, Graham Packaging filed for and received antitrust clearance under the HSR Act, filed for antitrust clearance in certain foreign jurisdictions, and coordinated with Silgan and its representatives to prepare and file a registration statement containing a preliminary joint proxy statement/prospectus with the SEC. The registration statement was filed with the SEC on May 31, 2011.

Entry into the Merger Agreement with Reynolds Group

On June 8, 2011, Graham Packaging received an unsolicited proposal from Reynolds Group to acquire all of the shares of Graham Packaging for $25.00 per share in cash. The proposal was subject to, among other things, completion of due diligence. In connection with the proposal, Reynolds Group also delivered to Graham Packaging a draft commitment letter from Credit Suisse and draft merger agreement and voting agreement. In accordance with the Silgan Merger Agreement, representatives of Graham Packaging informed Silgan of the receipt of the unsolicited proposal.

On the morning of June 9, 2011, a telephonic meeting of the Graham Packaging board of directors was held. The meeting was also attended by representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss. The representatives reviewed with the Graham Packaging board of directors the terms of the proposal and the draft merger agreement. Representatives of J.P. Morgan also discussed with the board financial considerations relating to the proposal. Representatives of Simpson Thacher also discussed with the Graham Packaging board of directors the requirements under the Silgan Merger Agreement that would need to be met in order for Graham Packaging to engage in discussions with, or provide information to, Reynolds Group. Following this discussion, and after consultation with representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss, the Graham Packaging board of directors, acting upon the recommendation of the special committee, determined that the proposal could reasonably be expected to lead to a transaction superior to the transactions contemplated by the Silgan Merger Agreement and that failure to provide non-public information concerning Graham Packaging to Reynolds Group or to enter into discussions or negotiations with Reynolds Group would be inconsistent with the directors’ fiduciary duties. The Graham Packaging board of directors authorized Graham Packaging to enter into a confidentiality agreement with Reynolds Group and to engage in discussions with Reynolds Group concerning its proposal. The Graham Packaging board of directors also discussed the fact that the proposal was expressly subject to completion of due diligence and that there was a possibility that Reynolds Group would revise or withdraw its proposal after it had the opportunity to complete due diligence.

During the day of June 9, 2011, representatives of Simpson Thacher and Debevoise & Plimpton LLP (which we refer to as “Debevoise”), counsel to Reynolds Group negotiated the terms of a confidentiality agreement, which was executed during the evening of June 9, 2011.

Also during the evening of June 9, 2011, a telephonic meeting of the Graham Packaging board of directors was held. Representatives of Simpson Thacher, J.P. Morgan and Abrams & Bayliss also participated in the meeting. Mr. Chu updated the board of directors on the discussions with representatives of Reynolds Group that had occurred during the day, including that Reynolds Group had indicated that it believed it would be able to complete its diligence in three to four days. The Graham Packaging board of directors determined that Reynolds Group would be given the opportunity to conduct its diligence over the course of the weekend in order to be in a position to reaffirm its proposal of $25.00 per share no later than the evening of June 12, 2011.

Following the execution of the confidentiality agreement with Reynolds Group on the evening of June 9, 2011, Reynolds Group and its representatives were provided with access to an electronic data room containing information concerning Graham Packaging.

On June 11, 2011, members of Reynolds Group management and its representatives met with members of Graham Packaging management and representatives of the Blackstone Entities, and the management teams provided overviews of their respective companies.

On June 12, 2011, a telephonic meeting of the Graham Packaging board of directors was held. The meeting was also attended by representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss. Mr. Chu updated the board of directors on the feedback that Reynolds Group and its representatives had provided to Mr. Chu based on its diligence review, including that Reynolds Group had informed Mr. Chu that, although it still had confirmatory diligence to complete, it had no reason to believe that it would withdraw or modify its initial proposal. The Graham Packaging board of directors also discussed the terms of the draft merger agreement that had been provided by Reynolds Group, including the fact that the merger agreement permitted Reynolds Group to terminate the merger agreement if the Blackstone Entities failed to deliver a written consent adopting the merger agreement within 48 hours following the execution of the merger agreement and that Graham Packaging would be unable to terminate the merger agreement in favor of an alternative transaction following the delivery of such written consent. Mr. Chu informed the board that Reynolds Group had emphasized that this provision was of utmost importance and that they would not be willing to proceed with the transaction without such a provision. Following a discussion of the draft merger agreement, the board of directors’ fiduciary duties and the requirements under the Silgan Merger Agreement relating to discussions with Reynolds Group, the Graham Packaging board of directors authorized Simpson Thacher to send a markup of the merger agreement to Reynolds Group, which markup included an extension of the deadline to provide the written consent from 48 hours to 20 days and a provision that would require Reynolds Group to pay the $39.5 million termination fee that would be due to Silgan if the Graham Packaging board of directors ultimately determined to terminate the Silgan Merger Agreement. In light of the fact that Reynolds Group had now completed a substantial portion of its diligence and had reaffirmed its proposal, the Graham Packaging board of directors authorized Graham Packaging to issue a press release announcing the receipt of the unsolicited proposal. The press release was issued on the morning of

June 13, 2011. Following the conclusion of the board meeting, representatives of Simpson Thacher delivered a draft of the markup to the merger agreement to representatives of Debevoise.

In the afternoon of June 13, 2011, Debevoise sent to Simpson Thacher a revised draft merger agreement which, among other things, included the 48-hour deadline for delivery of the written consent executed by the Blackstone Entities, as Reynolds Group had originally proposed, and rejected the Graham Packaging proposal that Reynolds Group would be required to pay the $39.5 million termination fee to Silgan in the event the Silgan Merger Agreement were terminated. Thereafter, representatives of Simpson Thacher and Blackstone discussed the terms of the revised draft merger agreement with representatives of Reynolds Group.

In the evening of June 13, 2011, a telephonic meeting of the Graham Packaging board of directors was held. The meeting was also attended by representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss. Mr. Chu updated the board of directors on discussions that had occurred with Reynolds Group, including that Reynolds Group had indicated that it was willing to lengthen the deadline for delivery of the written consent executed by the Blackstone Entities from 48 hours to three days but was not willing to extend the deadline any further, and that although Reynolds Group was unwilling to pay the $39.5 million termination fee to Silgan, it was willing to agree that it would be liable to Graham Packaging for such amount in the event that Graham Packaging entered into a merger agreement with Reynolds Group and Reynolds Group willfully and materially breached the merger agreement. Representatives of J.P. Morgan also discussed with the board of directors financial considerations relating to the proposal. Thereafter, following a discussion of the terms of the merger agreement, including the fact that no party other than Reynolds Group had contacted Graham Packaging to express an interest in pursuing a transaction with Graham Packaging during the more than two month period that had elapsed since the announcement of the execution of the Silgan Merger Agreement, the Graham Packaging board of directors, acting upon the recommendation of the special committee, after consultation with J.P. Morgan, Simpson Thacher and Abrams & Bayliss, concluded that the Reynolds Group proposal would, if consummated, constitute a superior proposal as compared to the transactions contemplated by the Silgan Merger Agreement and that failure to change its recommendation with respect to the transactions contemplated by the Silgan Merger Agreement and to terminate the Silgan Merger Agreement to enter into a merger agreement with Reynolds Group would be inconsistent with the directors’ fiduciary duties. Thereafter, representatives of Simpson Thacher and Debevoise negotiated and finalized the terms of the merger agreement, and Reynolds Group delivered a signed copy of the merger agreement and its debt commitment letter into escrow pending the completion of the three business day match period to which Silgan was entitled under the Silgan Merger Agreement.

In accordance with the Silgan Merger Agreement, on the evening of June 13, 2011, Graham Packaging notified Silgan of the Graham Packaging board of directors’ determination and its intent to terminate the Silgan Merger Agreement after the expiration of the three business day match period during which Silgan had the right under the terms of the Silgan Merger Agreement to propose adjustments to the terms of the Silgan Merger Agreement so, in the determination of the Graham Packaging board of directors, the Reynolds Group proposal no longer constituted a superior proposal.

On the morning of June 14, 2011, Graham Packaging issued a press release announcing the Graham Packaging board of directors’ determinations and Graham Packaging’s intention to terminate the Silgan Merger Agreement following the three business day match period.

On June 15, 2011, representatives of Silgan informed representatives of Graham Packaging that Silgan was prepared to propose adjustments to the terms and conditions of the Silgan Merger Agreement but in order to do so Graham Packaging would be required to enter into an exclusivity letter that would require Graham Packaging to negotiate exclusively with Silgan and would prohibit Graham Packaging and its representatives from negotiating with Reynolds Group or its representative or disclosing to Reynolds Group or its representatives the nature or existence of negotiations between Graham Packaging and Silgan. During the course of the day on June 15, 2011 and June 16, 2011, representatives of Graham Packaging and Silgan had numerous discussions regarding the terms of the exclusivity letter proposed by Silgan.

In the morning of June 16, 2011, a telephonic meeting of the Graham Packaging board of directors was held. The meeting was also attended by representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss. Representatives of J.P. Morgan discussed generally the nature and risks from a financial perspective involved with a proposal that offers mixed cash and stock consideration, as compared to an all-cash offer. Mr. Chu and representatives of Simpson Thacher updated the board of directors on the negotiations that had taken place with Silgan relating to Silgan’s proposed exclusivity letter. The board members expressed their concern that the exclusivity letter would have the effect of preventing Reynolds Group from making a revised proposal in response to any revised proposal made by Silgan and determined that it was unwilling to authorize Graham Packaging to enter into the exclusivity letter on the terms mandated by Silgan.

In the early afternoon of June 16, 2011, another telephonic meeting of the Graham Packaging board of directors was held. The meeting was also attended by representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss. Representatives of J.P. Morgan discussed in more detail the nature and risks from a financial perspective involved with a proposal that offers mixed cash and stock consideration, including an analysis of hypothetical offers that might be received from Silgan.

Later in the afternoon of June 16, 2011, Silgan sent an offer letter to Graham Packaging and its representatives. The offer letter provided, among other things, that the offer would expire at 5:30 p.m., or sooner if the nature or existence of the offer was communicated to Reynolds Group. Silgan subsequently extended the offer until 6:00 p.m., but was not willing to extend it further. The offer included an amendment to the Silgan Merger Agreement that would revise the merger consideration thereunder from $4.75 cash per share and 0.402 shares of Silgan common stock to $15 cash per share and 0.30 shares of Silgan common stock for every share of Graham Packaging Common Stock. The amendment would also increase the termination fee payable by Graham Packaging in certain circumstances from $39.5 million to $75 million. Among the other documents included in the offer were an amended and restated voting agreement for the Blackstone Entities which eliminated the provision that provided for the termination of the voting agreement upon a change of recommendation by the Graham Packaging board of directions and provided that the voting agreement would survive the termination of the Silgan Merger Agreement under certain circumstances, such that if Graham Packaging entered into a revised merger agreement with Silgan and subsequently terminated the revised merger agreement to pursue an alternative transaction, such alternative transaction could not be approved by a majority of the Graham Packaging stockholders until after March 20, 2012, the outside date under Silgan’s revised offer.

Later in the afternoon of June 16, 2011, a telephonic meeting of the Graham Packaging board of directors was held. The meeting was also attended by representatives of J.P. Morgan, Simpson Thacher and Abrams & Bayliss. Representatives of J.P. Morgan discussed financial considerations relating to the Silgan offer. The Graham Packaging board of directors discussed the fact that since a substantial portion of the merger consideration was in the form of Silgan stock, the revised Silgan offer did not provide certainty of value and that Silgan was not willing to offer a floating exchange ratio or “collar” provisions to increase the certainty of value, that there was significant risk that the merger consideration would decrease in value upon announcement of a revised merger agreement with Silgan and that the value of the merger consideration was subject to decline during the pendency of the transaction based on risks affecting the equity markets generally as well as based upon adverse events that may occur with respect to Silgan or Graham Packaging during the pendency of the transaction. The Graham Packaging board of directors also discussed the increased risk that the Silgan stockholders would not approve the transaction in light of the fact that the revised terms of the merger agreement were substantially less favorable to Silgan than the terms of the existing Silgan Merger Agreement. Following this discussion and in light of the certainty of value provided by the proposed transaction with Reynolds Group, as well as the increased certainty of closing with respect to the transaction with Reynolds Group due to the fact that no post-signing stockholder approval of Reynolds Group would be required to complete the transaction, the Graham Packaging board of directors, acting upon the recommendation of the special committee, and after consultation with J.P. Morgan, Simpson Thacher and Abrams & Bayliss, concluded that the Reynolds Group proposal continued to constitute a superior proposal as compared to the transactions contemplated by the Silgan Merger Agreement even after taking into account the adjustments to the terms and conditions of the Silgan

Merger Agreement proposed by Silgan. Prior to the end of this board meeting, Silgan notified Graham Packaging that its revised proposal had expired. With the approval of the special committee and at its direction, representatives of J.P. Morgan also discussed with the board of directors the written opinion that J.P. Morgan agreed to deliver subsequently that evening, that, as of that date and based upon and subject to the various factors, assumptions and limitations set forth therein, the merger consideration of $25.00 per share in cash that was to be paid to the holders of Graham Packaging Common Stock was fair, from a financial point of view, to such holders (other than the Graham family and the Blackstone Entities, in respect of which J.P. Morgan expressed no opinion as to the fairness of the merger consideration). Thereafter, the Graham Packaging board of directors, acting upon the recommendation of the special committee, and after consultation with J.P. Morgan, Simpson Thacher and Abrams & Bayliss, determined that the merger agreement with Reynolds Group and the transactions contemplated thereby were advisable and in the best interests of Graham Packaging and its stockholders, approved the merger agreement and the merger and approved the termination of the Silgan Merger Agreement.

Shortly after midnight, in the early morning of June 17, 2011, Graham Packaging notified Silgan that it was terminating the Silgan Merger Agreement, in accordance with its terms, in order to enter into a merger agreement with Reynolds Group. Thereafter, Reynolds Group released the signature pages executed on behalf of Reynolds Group from escrow and Graham Packaging executed the Merger Agreement.

Shortly thereafter, Mr. Chu and representatives of Reynolds Group discussed the possibility of amending the Merger Agreement to provide for an increase of the merger consideration from $25.00 in cash per share to $25.50 in cash per share, in exchange for shortening the period for the Blackstone Entities to deliver their executed written consents to the Merger Agreement from three days to 5:00 a.m. New York time on June 17, 2011. If these written consents were not delivered in this period, Reynolds Group would have had the right (exercisable within five business days) to terminate the Merger Agreement. A telephonic meeting of the Graham Packaging board of directors was held thereafter at which the board of directors, acting upon the recommendation of the special committee, approved of the terms of an amendment providing for these revisions. Shortly thereafter, the parties executed the Amendment to the Merger Agreement and the Blackstone Entities executed a written consent adopting the Merger Agreement.

On June 17, 2011, prior to the opening of trading on the NYSE, each of Graham Packaging and Reynolds Group issued a press release announcing the transaction.

Graham Packaging’s Reasons for the Merger

As described above in “Background of the Merger,” at a meeting held on June 16, 2011, the Graham Packaging board of directors, acting upon the recommendation of the special committee and after consultation with its legal advisor and the special committee’s financial and legal advisor, determined that the Merger and the transactions contemplated by the Merger Agreement constituted a superior proposal as compared to the transactions contemplated by the Silgan Merger Agreement, that the Silgan Merger Agreement should be terminated and that it was advisable and in the best interests of Graham Packaging and its stockholders to enter into the Merger Agreement. In the course of reaching its determinations, the Graham Packaging board of directors and the special committee considered the following factors as generally supporting these respective determinations, as applicable:

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the fact that the merger consideration of $25.00 per share (as well as the increased merger consideration of $25.50 per share resulting from the Amendment to the Merger Agreement) to be received by Graham Packaging’s stockholders in the Merger represented a significant premium over the market prices at which Graham Packaging Common Stock had previously traded prior to the announcement of the execution of the Silgan Merger Agreement, including the fact that the merger consideration of $25.00 represented a premium of approximately:

•	49.6% over the closing price of Graham Packaging Common Stock of $16.71 on April 12, 2011, the last trading day prior to the announcement of the execution of the Silgan Merger Agreement;

•	48.7% over the average closing price of Graham Packaging Common Stock of $16.81 for the 30 trading days ending April 12, 2011; and

•	59.0% over the average closing price of Graham Packaging Common Stock of $15.72 for the 90 trading days ending April 12, 2011;

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the fact that the merger consideration of $25.00 per share (as well as the increased merger consideration of $25.50 per share resulting from the Amendment to the Merger Agreement) to be received by Graham Packaging’s stockholders in the merger represented a significant premium over the implied value of the consideration contemplated by the Silgan Merger Agreement, including a premium of approximately:

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27.8% over $19.56, which was the implied value of the merger consideration contemplated by the Silgan Merger Agreement on April 12, 2011, the last trading day prior to the announcement of the execution of the Silgan Merger Agreement;

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13.1% over $22.10, which was the implied value of the merger consideration contemplated by the Silgan Merger Agreement on June 10, 2011, the last trading day prior to the announcement by Graham Packaging of its receipt of Reynolds Group’s acquisition proposal;

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the fact that the Merger Consideration is all cash, which affords Graham Packaging stockholders with certainty of value compared to the transactions contemplated by the Silgan Merger Agreement pursuant to which the Graham Packaging stockholders would have received a substantial portion of the merger consideration in stock, the value of which could decline;

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the fact that during the three business day match period that Silgan was afforded under the Silgan Merger Agreement, Silgan did not propose adjustments to the terms and conditions of the Silgan Merger Agreement that the Graham Packaging board of directors and the special committee determined would have resulted in the transactions contemplated by the Merger Agreement no longer representing a superior transaction;

•	the fact that no post-signing stockholder approval of Reynolds Group would be required to consummate the Merger;

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the fact that the special committee and the Graham Packaging board of directors received a written opinion from J.P. Morgan, dated June 16, 2011, that, as of that date, and based upon and subject to the factors, limitations and assumptions described therein, the merger consideration of $25.00 per share in cash (which was the merger consideration prior to the Amendment of the Merger Agreement) to be paid to the holders of Graham Packaging Common Stock, was fair, from a financial point of view, to such holders (other than the Graham family and the Blackstone Entities, in respect of which J.P. Morgan did not express any view as to the fairness of the merger consideration), as more fully described below under the heading “—Opinion of the Financial Advisor of the Special Committee”);

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the fact that no party other than Reynolds Group had contacted Graham Packaging to express an interest in pursuing a transaction with Graham Packaging during the more than two month period that had elapsed since the announcement of the execution of the Silgan Merger Agreement;

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the likelihood that the transaction would be completed, in light of Reynolds Group’s financial resources and the financing commitments it received from Credit Suisse Securities (USA) LLC and Credit Suisse AG;

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the belief that regulatory approvals necessary to complete the transaction could be obtained and the obligation of Reynolds Group in the Merger Agreement to use its reasonable best efforts to obtain such approvals and to take such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets) as might be necessary to obtain such approvals.

The Graham Packaging board of directors and the special committee also considered the potential adverse impact of other factors weighing negatively against its determinations, including, without limitation, the following:

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the fact that following completion of the Merger, Graham Packaging will no longer exist as an independent public company and that Graham Packaging’s stockholders will no longer participate in the potential future growth in Graham Packaging’s assets, future earnings growth, future appreciation in value of Graham Packaging Common Stock or future dividends;

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the fact that, as a condition to entering into the Merger Agreement, Reynolds Group required that the Merger Agreement include a provision permitting Reynolds Group to terminate the Merger Agreement if the Blackstone Entities failed to provide a written consent to adopt the Merger Agreement within three days of execution of the Merger Agreement (which period was materially shortened by the Amendment to the Merger Agreement in exchange for Reynolds Group agreeing to increase the merger consideration from $25.00 to $25.50 per share) and that, following the execution of the written consent, Graham Packaging would not be permitted to terminate the Merger Agreement in order to pursue an alternative sale or business combination transaction;

•	the gain from an all cash transaction such as the Merger generally will be taxable to Graham Packaging’s stockholders for U.S. federal income tax purposes;

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the risks and costs to Graham Packaging if the Merger does not close, including potential employee attrition, potential diversion of management’s attention from other strategic priorities and the potential adverse effect on Graham Packaging’s customer and other commercial relationships; and

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the fact that the Merger Agreement prohibits Graham Packaging from taking a number of actions relating to the conduct of its business prior to the closing without the prior consent of Reynolds Group, which may delay or prevent Graham Packaging from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

The Graham Packaging board of directors and the special committee concluded that the anticipated benefits of the Merger would outweigh the preceding adverse considerations.

In addition to the factors set forth above, the Graham Packaging board of directors and the special committee considered the following factors, among others, in initially deciding to approve the Silgan Merger Agreement. Such factors were equally relevant to the determination to subsequently approve the Merger Agreement with Reynolds Group:

•	its knowledge of Graham Packaging’s business, operations, financial condition, earnings, cash flow and prospects;

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its knowledge of the current environment in the packaging industry, including economic conditions, the potential for continued consolidation, current financial market conditions and resin cost volatility and the likely effects of these factors on Graham Packaging’s potential growth, development, productivity and strategic direction;

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the value of the merger consideration that would have been received by Graham Packaging’s stockholders in the Silgan merger, including that the implied merger consideration was $19.79 per share (based on the closing price of Silgan common stock on April 11, 2011), which represented a significant premium over the market prices at which Graham Packaging Common Stock had previously traded, including a premium of approximately:

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17.9% over the closing price of Graham Packaging Common Stock of $16.79 on April 11, 2011, the last full trading day prior to the Graham Packaging board of directors’ determination to approve the Silgan Merger Agreement;

•	17.6% over the average closing price of Graham Packaging Common Stock of $16.83 for the 30 trading days ending April 11, 2011; and

•	25.7% over the average closing price of Graham Packaging Common Stock of $15.75 for the 90 trading days ending April 11, 2011; and

•	the premiums paid by the acquiring entities in comparable transactions.

The Graham Packaging board of directors and the special committee also considered the terms and conditions of the Silgan Merger Agreement as generally supporting its initial decision to approve the Silgan Merger Agreement, including:

•	the provisions of the Silgan Merger Agreement that allowed Graham Packaging to engage in negotiations with, and provide information to, third parties in response to certain unsolicited proposals;

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the provisions of the Silgan Merger Agreement that allowed the Graham Packaging board of directors and/or the special committee to terminate the Silgan Merger Agreement in order to accept a superior proposal (subject to the payment of a $39.5 million termination fee representing approximately 2.8% of the equity value of Graham Packaging as of the date of the Silgan Merger Agreement (based on the then value of the merger consideration), which amount the Graham Packaging board of directors concluded was reasonable in the context of termination fees payable in comparable transactions, particularly given that such amount represented only approximately 1.0% of Graham Packaging’s enterprise value at such time (based on the then value of the merger consideration)); and

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the provisions of the Silgan Merger Agreement that allowed the Graham Packaging board of directors and/or the special committee to change its recommendation that Graham Packaging’s stockholders adopt the Silgan Merger Agreement in response to a superior proposal (and the fact that if such a change in recommendation were made, the Blackstone Entities would no longer be required to vote in favor of adoption of the Silgan Merger Agreement).

In addition, the Graham Packaging board of directors and the special committee were aware of and considered the interests that Graham Packaging’s directors and officers may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of Graham Packaging generally, as described in “—Interests of Graham Packaging’s Directors and Officers in the Merger” beginning on page 42.

The foregoing discussion of the information and factors considered by the Graham Packaging board of directors and the special committee is not exhaustive, but Graham Packaging believes it includes all the material factors considered by the Graham Packaging board of directors and the special committee. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Graham Packaging board of directors and the special committee did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Graham Packaging board of directors may have given different weight to different factors. The Graham Packaging board of directors and the special committee conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Graham Packaging management and the special committee’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determinations.

Opinion of the Financial Advisor of the Special Committee

Pursuant to an engagement letter dated March 6, 2011, the special committee retained J.P. Morgan to act as its financial advisor in connection with a potential strategic transaction. On June 16, 2011, J.P. Morgan rendered a written opinion to the special committee and, with the approval of the special committee and at its direction, to the full Graham Packaging board of directors to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth therein, the merger consideration of $25.00 that was to be paid to the holders of Graham Packaging Common Stock under the Merger Agreement prior to the Amendment was fair, from a financial point of view, to such holders (other than the Graham family and the Blackstone Entities, in respect of which J.P. Morgan expressed no opinion as to the fairness of the merger consideration). With the approval of the special committee and at its direction, the J.P. Morgan written opinion was provided to and relied upon by the full board of directors of Graham Packaging. The J.P. Morgan written opinion, dated June 16, 2011, is sometimes referred to herein as the J.P. Morgan opinion.

The full text of the written opinion of J.P. Morgan, dated June 16, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex D. The summary of J.P. Morgan’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of the written opinion. Graham Packing stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the special committee, addresses only the fairness, from a financial point of view, of the $25.00 per share in cash merger consideration that was to be paid to the holders of Common Stock of Graham Packaging under the Merger Agreement prior to the Amendment (other than the Graham family and the Blackstone Entities, in respect of which J.P. Morgan expressed no opinion as to the fairness of the merger consideration), and does not address any other aspect of the Merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the special committee in connection with the special committee’s consideration of the proposed merger. The opinion of J.P. Morgan does not constitute a recommendation as to whether any stockholder should exercise its appraisal rights with respect to the proposed Merger. The opinion of J.P. Morgan was delivered prior to the Graham Packaging board of directors’ and special committee’s consideration of the Amendment and, accordingly, addresses only the fairness, from a financial point of view, of the $25.00 per share in cash merger consideration contemplated by the Merger Agreement prior to the Amendment.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated June 15, 2011 of the merger agreement and a draft dated June 15, 2011 of the voting agreement between Reynolds Group and certain of Graham Packaging’s stockholders;

•	reviewed certain publicly available business and financial information concerning Graham Packaging and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Graham Packaging with publicly available information concerning certain other companies J.P. Morgan deemed relevant, and reviewed the current and historical market prices of the Graham Packaging Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Graham Packaging relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Graham Packaging with respect to certain aspects of the Merger, the past and current business operations of Graham Packaging, the financial condition and future prospects and operations of Graham Packaging, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Graham Packaging or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Graham Packaging under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of Graham Packaging to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger would be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished by Graham Packaging and reviewed by J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Graham Packaging and Reynolds Group in the Merger Agreement and the related agreements were and would be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by Graham Packaging’s advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Graham Packaging or on the contemplated benefits of the Merger.

The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the $25.00 per share in cash merger consideration that was to be paid to the holders of Graham Packaging Common Stock under the Merger Agreement prior to the Amendment (other than the Graham family and the Blackstone Entities, in respect of which J.P. Morgan expressed no opinion as to the fairness of the merger consideration) in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of the Merger to any person or entity, or as to the fairness of any payments made in connection therewith to the Graham family, the Blackstone Entities, holders of any other class of securities, creditors or other constituencies of Graham Packaging or as to the amounts to be paid to any such person relative to the merger consideration to be paid to the holders of Graham Packaging Common Stock or as to the underlying decision by Graham Packaging to engage in the Merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the merger consideration to be received by the holders of Graham Packaging Common Stock (other than the Graham family and the Blackstone Entities) in the Merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the special committee on June 16, 2011. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

J.P. Morgan had conversations with the full Graham Packaging board of directors regarding its written opinion that, as of the date thereof and based upon and subject to the various factors, assumptions and limitations set forth therein, the $25.00 per share in cash merger consideration to be paid to the holders of Graham Packaging Common Stock was fair, from a financial point of view, to such holders (other than the Graham family and the Blackstone Entities, in respect of which J.P. Morgan expressed no opinion as to the fairness of the merger consideration). J.P. Morgan did not make a formal presentation to the Board prior to rendering its written opinion, although it did make a formal presentation to the Board prior to the Board’s determination to enter into the Silgan Merger Agreement. The following is a summary of the internal J.P. Morgan analyses relating to its opinion.

Financial Projections

In performing its analysis of Graham Packaging, J.P. Morgan relied upon the “blended case” of projections described under “Summary of Graham Packaging’s Projections” beginning on page 37 (which is referred to herein as the Graham Packaging Projections) plus an extrapolation of such projections for the period from January 1, 2014 through December 31, 2020 and the terminal period that was utilized in the discounted cash flow analysis described below, which extrapolation was prepared by J.P. Morgan and reviewed and approved by the management of Graham Packaging.

The following table sets forth the material unaudited prospective financial information that J.P. Morgan extrapolated for the period from January 1, 2014 through December 31, 2020 and the terminal period that was utilized in the discounted cash flow analysis described below. All dollar amounts are in millions.

	2014E	2015E	2016E	2017E	2018E	2019E	2020E	Terminal
Revenue	$3,193	$3,273	$3,354	$3,438	$3,507	$3,577	$3,649	$3,722
EBITDA	669	686	703	720	735	749	764	780
Capital Expenditures	202	207	212	218	222	226	231	234

The projections furnished to J.P. Morgan were prepared by the management of Graham Packaging. Graham Packaging does not publicly disclose internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could differ materially from those set forth in such projections.

Financial Analyses

Reference Ranges

J.P. Morgan compared Graham Packaging’s June 16, 2011 closing Common Stock price of $25.89 and the merger consideration of $25.00 per share in cash to:

•

the all time high ($17.99) and low ($10.20) closing prices of Graham Packaging Common Stock, before the April 12, 2011 announcement of the execution of the Silgan Merger Agreement, reached on January 28, 2011 and February 11, 2010, respectively; and

•

equity research analyst price targets for the price of Graham Packaging Common Stock, before the April 12, 2011 announcement of the execution of the Silgan Merger Agreement, which ranged from $19.00 to $22.00.

The foregoing analyses are not valuation methodologies and such analyses were employed merely for reference purposes.

Trading Multiples Analysis

For selected publicly traded companies engaged in businesses which J.P. Morgan deemed relevant to the business of Graham Packaging and using publicly available data, J.P. Morgan calculated the ratios of the company’s firm value divided by each of (i) its estimated EBITDA for calendar year 2011, (ii) its estimated EBITDA for calendar year 2012, (iii) its estimated EBITDA less capital expenditures (“Capex”) for calendar year 2011 and (iv) its estimated EBITDA less Capex for calendar year 2012. For the purpose of this analysis, firm value of a particular company was calculated as the market value of such company’s outstanding common stock (as of June 16, 2011) plus the amount of such company’s indebtedness and minority interests, in-the-money options and warrants, net of option proceeds, and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The selected companies were as follows:

Rigid Packaging Peers: Amcor Ltd.; AptarGroup; Ball Corp.; Crown Holdings Inc.; Greif Inc.; Owens-Illinois Inc.; Rexam PLC; and Silgan.

Flexible Packaging Peers: Avery Dennison; Bemis Co. Inc.; CCL Industries Inc.; Huhtamaki Oyj; Sealed Air Corp.; and Winpak Ltd.

These companies were selected, among other reasons, because they share similar business characteristics to Graham Packaging based on operational and financial metrics as well as business sector participation.

This analysis indicated the following median and mean firm value multiples:

	Firm Value / 2011E EBITDA	Firm Value / 2012E EBITDA	Firm Value / 2011E EBITDA less Capex	Firm Value / 2012E EBITDA less Capex
Rigid Peers Median	7.3x	6.6x	10.5x	9.3x
Flexible Peers Median	6.5x	6.1x	9.2x	8.4x
Overall Median	7.2x	6.6x	9.6x	8.7x
Overall Mean	7.1x	6.6x	10.4x	9.1x

Based on the results of this analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan applied (i) a firm value/2011E EBITDA ratio range of 6.75x to 7.50x, (ii) a firm value/2012E EBITDA ratio range of 6.25x to 7.25x, (iii) a firm value/2011E EBITDA less Capex ratio range of 9.0x to 11.0x, and (iv) a firm value/2012E EBITDA less Capex ratio range of 8.5x to 10.0x to the Graham Packaging Projections and derived the following implied per share equity value ranges for Graham Packaging Common Stock, as compared to the $25.00 per share in cash merger consideration:

Valuation Basis	Implied per Share Equity Value Range
Firm Value / 2011E EBITDA	$18.50 – $24.75
Firm Value / 2012E EBITDA	$17.00 – $25.75
Firm Value / 2011E EBITDA less Capex	$14.00 – $25.50
Firm Value / 2012E EBITDA less Capex	$14.00 – $23.25

No company used in this analysis is identical or directly comparable to Graham Packaging. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics, and other factors that could affect the public trading or other values of the companies to which Graham Packaging is compared.

Precedent Transactions Analysis

Using publicly available information, J.P. Morgan examined the following selected transactions involving companies or businesses which J.P. Morgan determined to be similar to Graham Packaging’s business.

Selected Rigid Packaging Transactions

Acquiror	Target	Announcement
Plastipak	Constar International	February 2011
Blackstone / N+1	Mivisa	December 2010
Ardagh Glass	Impress Cooperative	September 2010
Graham Packaging	Liquid Container	August 2010
Irving Place Capital	Mold Rite Plastics	June 2010
Amcor Limited	Ball Plastic Packaging Americas	June 2010
Ontario Teachers’ Pension	Exal	April 2010
MDP	BWAY	March 2010
Ball Corp	AB/InBev	July 2009
Selig Sealing Products	Illinois Tool Works (Unipac)	August 2008
Hicks Acquisition Co	Graham Packaging Holdings, Co.	June 2008
SAICA	SCA (UK Packaging Operations)	June 2008
DLJ Merchant Banking Partners	Guala Closures Group	June 2008
Canmake	Lam Soon Packaging segment	February 2008
Berry Plastics	Captive Plastics	December 2007
Berry Plastics	MAC Closures Inc.	December 2007
Spartech Group	Creative Forming Inc.	September 2007
Graphic Packaging	Altivity	July 2007
Rexam PLC	Rostar	July 2007
La Seda de Barcelona	Amcor Ltd., European PET Plastic Plants	July 2007
Rexam PLC	Owens-Illinois (plastic closures unit)	June 2007
Sonocco	Matrix Packaging	May 2007
Dubai International Capital	Mauser AG	April 2007
Pactiv	Prairie Packaging	April 2007
Ardagh Glass Group	Rexam	March 2007
Metalmark Capital	SCA’s North American Packaging Operations	January 2007
Brait SA	Consol Ltd.	December 2006
Apollo and Graham Partners	Berry Plastics	June 2006
TPG	SSCC’s Consumer Packaging	May 2006
MeadWestvaco	Saint Gobain’s Calmar Business	April 2006
Ball	Alcan Bottles	February 2006
Rexam	Airspray	February 2006
Silgan Holdings	Amcor’s White Cap (closures business)	February 2006
Ball Corp	U.S. Can Corp’s US and Argentina Ops	February 2006
Rexam PLC	Precise Technology	November 2005
Aptargroup	MBF Developpement SAS	October 2005
Rexam	Delta Plastics	September 2005
Mauser-Werke GmbH	Russell-Stanley Holdings Inc	August 2005
PAI Partners	Crown Holdings’ (plastic closure business)	August 2005
Berry Plastics Corporation	Kerr Group	May 2005
Pactiv Corporation	Newspring Industrial Corporation	March 2005
AptarGroup Inc.	EP Spray System SA	February 2005
Stirling Square Capital	Arca Systems International	February 2005
Bemis Company Inc.	Dixie Toga S.A.	January 2005
CVC Capital Partners	Mivisa Envases, SAU	December 2004
RPC Group Plc	Nampak (European packaging operations)	November 2004
Blackstone/Graham Packaging	OI’s blow-molding business	July 2004

Selected Flexible Packaging Transactions

Acquiror	Target	Announcement
Rank Group	Pactiv	August 2010
Pactiv	PWP Industries	February 2010
Amcor	Alcan Holdings Switzerland AG	August 2009
Bemis	Alcan Packaging	July 2009
AEP Industries	Atlantis Plastic Films	August 2008
Diamond Castle	York Label	June 2008
Rank Group	Alcoa (packaging and consumer unit)	December 2007
Graphic Packaging	Altivity	July 2007
Blackstone	Klockner Pentaplast	May 2007
Littlejohn & Co.	Intertape Polymer	May 2007
TPG	SSCC’s Consumer Packaging	May 2006
Kohlberg & Company	Packaging Dynamics	February 2006
Apollo	Tyco’s Plastics, Adhesives and Ludlow Products	December 2005
Sun Capital Partners	Exopack	September 2005
AEA Investors	Pactiv’s Protecting Packaging Division	June 2005
Appleton Papers	New England Extrusion	January 2005
Bemis Company Inc.	Dixie Toga S.A.	January 2005
Packaging Dynamics	Papercon	August 2004
Bemis (w/ Mexican JV)	Assets of Masterpak S.A. de C.V.	May 2004
Warburg Pincus International	Clondalkin Group Holdings	February 2004
Hilex Poly Co.	Sonoco Products’ high-density film business	September 2003
Billerud	Henry Cooke	September 2003
Amcor	Rexam	August 2003
Amcor	Amcor Flexibles Europe	August 2003

For each of the selected transactions, to the extent information was publicly available, J.P. Morgan calculated the target’s firm value implied by the transaction divided by each of its revenues and by its EBITDA for the last twelve month period prior to announcement of the transaction. The analysis indicated the following multiples of transaction value to LTM EBITDA:

Transaction Value / LTM EBITDA
Rigid Packaging Mean (all)	7.7x
Rigid Packaging Median (all)	7.4x
Rigid Packaging Mean (since 2009)	6.3x
Rigid Packaging Median (since 2009)	6.5x
Flexible Packaging Mean (all)	7.7x
Flexible Packaging Median (all)	7.3x
Flexible Packaging Mean (since 2009)	7.3x
Flexible Packaging Median (since 2009)	7.2x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a range of multiples of 6.5x to 7.5x to Graham Packaging’s EBITDA for calendar year 2010 and derived an implied per share equity value range for Graham Packaging Common Stock of $15.00 to $23.25.

Discounted Cash Flow Analysis

J.P. Morgan conducted an analysis using discounted cash flow values for Graham Packaging for the purpose of determining an implied fully diluted equity value per share for Graham Packaging Common Stock on a stand-alone basis (i.e., without synergies). A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which J.P. Morgan refers to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal Value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the stand-alone, unlevered free cash flows based on the Graham Packaging Projections and based on certain assumptions made by J.P. Morgan and reviewed and approved by Graham Packaging management concerning tax rates, tax benefits and payments under the income tax receivable agreements for the period from January 1, 2011 through December 31, 2013 and the stand-alone, unlevered free cash flows reflected in the extrapolations reviewed and approved by Graham Packaging’s management for the period from January 1, 2014 through December 31, 2020 and the terminal period, calculated assuming that the projected unlevered free cash flows for both periods occur at the middle of each annual period, and then discounted such cash flows to present value as of December 31, 2010 using a range of discount rates from 8.0% to 9.0%. This range of discount rates was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Graham Packaging which included, among other considerations, an analysis of the cost of equity and cost of debt of Graham Packaging using publicly available information and J.P. Morgan’s judgment. J.P. Morgan also calculated a range of terminal values for Graham Packaging, as of December 31, 2010, by using a perpetual growth revenue rate ranging from 1.75% to 2.25%. The implied cash flows resulting from such terminal period revenues were then discounted to present value as of December 31, 2010 using a range of discount rates from 8.0% to 9.0%.

The following table sets forth the stand-alone, unlevered free cash flows that were derived by J.P. Morgan and reviewed and approved by Graham Packaging management. All dollar amounts are in millions.

	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	Terminal
Unlevered Free Cash Flow	$250	$272	$286	$293	$285	$285	$289	$296	$302	$308	$310

The implied per share equity value range of Graham Packaging’s Common Stock that J.P. Morgan derived from such analyses (rounded to the nearest $0.25):

Implied Per Share Equity Value Range

$14.75 to $26.00

No company, business or transaction used in this analysis is identical or directly comparable to Graham Packaging or the Merger. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Graham Packaging and the Merger were compared.

The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data considered by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Graham Packaging. In arriving at its opinion, J.P. Morgan reviewed various financial and operational metrics for Graham Packaging, including forecasts with respect to Graham Packaging, which were made available to J.P.

Morgan by or on behalf of Graham Packaging. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. The consideration and other terms of the Merger were determined through arm’s-length negotiations between Graham Packaging and Reynolds Group.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with Graham Packaging and other companies in the industries in which Graham Packaging operates to advise the special committee in connection with a potential transaction such as the Merger and to potentially deliver a fairness opinion to the special committee addressing the fairness from a financial point of view of the consideration in such a transaction to the holders of Common Stock of Graham Packaging (other than the Graham family and the Blackstone Entities) as of the date of such opinion.

In connection with the delivery of its written opinion on April 12, 2011 in connection with Graham Packaging’s entry into the Silgan Merger Agreement, J.P. Morgan became entitled to a fee of $4 million payable by Graham Packaging (which we refer to as the “opinion fee”). At the consummation of the merger with Reynolds Group, Graham Packaging will pay an additional fee to J.P. Morgan for services rendered in connection with the Merger, which fee will be equal to 0.4% of the total consideration paid or payable to Graham Packaging or the Graham Packaging stockholders upon the consummation of the Merger, net of a credit for the opinion fee. For purposes of calculating the fee, the total consideration will be calculated as the sum of (i) the total amount of cash paid or payable to the Graham Packaging stockholders in connection with the Merger (other than payments in respect of the income tax receivable agreements) and (ii) the principal amount of all indebtedness for borrowed money of Graham Packaging (including any capitalized leases) outstanding immediately prior to the consummation of the Merger or retired by Reynolds Group in connection with the Merger, less the amount of cash held by Graham Packaging, in each case immediately prior to the consummation of the Merger. On the date of this information statement, this additional fee, net of a credit for the opinion fee, is estimated to be approximately $14.2 million. Additionally, Graham Packaging has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of the J.P. Morgan opinion, neither J.P. Morgan nor any of its affiliates has had any other significant financial advisory or other significant commercial or investment banking relationships with Graham Packaging or the Reynolds Group. J.P. Morgan and its affiliates have performed in the past, and continue to perform, certain commercial or investment banking services for Blackstone, all for customary compensation or other financial benefits including, during the last two years, acting as (i) sole bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $479 million loan syndication in February 2011, (ii) joint bookrunner for Blackstone’s portfolio company, Weather Channel Inc., in a $1.725 billion loan syndication in February 2011, (iii) joint lead underwriter for Blackstone’s portfolio company, TDC A/S, in a $3.467 billion debt offering in February 2011, (iv) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $1.643 billion initial public offering and $250 million convertible equity offering in January 2011, (v) advisor and lender for Blackstone in its acquisition of Extended Stay Inc. for $3.925 billion in 2010, (vi) advisor for Blackstone’s portfolio company, Equity Office Properties LP, in a

$8.0 billion debt restructuring in 2011, (vii) joint bookrunner for Blackstone’s portfolio company, TDC A/S, in a $4.0 billion initial public offering in December 2010, (viii) joint advisor for Blackstone’s portfolio company, TDC A/S, in its sale of Sunrise Communications to CVC Capital Partners for $3.0 billion in December 2010, (ix) lead left bookrunner for Blackstone’s portfolio company, Alliant Insurance Services Inc., in a $160 million loan syndication in December 2010, (x) sole bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $485 million equity offering in November 2010, (xi) lead left bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $700 million and a $900 million debt offering in November 2010, (xii) sole bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $330 million debt offering in October 2010, (xiii) joint bookrunner for Blackstone’s portfolio company, Michaels Stores Inc., in a $800 million debt offering in October 2010, (xiv) joint bookrunner on a $400 million senior unsecured notes offering for Blackstone Holdings Finance Co. LLC in September of 2010, (xv) joint bookrunner for Blackstone’s portfolio company, The Nielsen Company, on a $750 million debt offering in September 2010, (xvi) financial advisor for Blackstone on the sale of a leasehold interest in office tower located in Philadelphia in August of 2010, (xvii) lead left arranger for Blackstone’s portfolio company, The Nielsen Company, in a $1.5 billion loan amendment in August 2010, (xviii) lead arranger for Blackstone’s portfolio company, Hilton Worldwide Inc., in connection with the restructuring of $20 billion of debt financing in April 2010, (xix) joint bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $898 million loan syndication in April 2010, (xx) sole bookrunner on the $292 million secondary sale of shares by Blackstone in its portfolio company TRW Automotive Holdings Corp. in March 2010, (xxi) co-lead bookrunner for Blackstone’s portfolio company, Freescale Semiconductor Inc., in a $5.039 billion loan syndication in February 2010, (xxii) joint bookrunner for Blackstone’s portfolio company, Freescale Semiconductor Inc., in a $750 million debt offering in February 2010, (xxiii) advisor for Blackstone’s portfolio company, TDC A/S, in a loan syndication in February 2010, (xxiv) joint bookrunner for Blackstone’s portfolio company, Cobalt International Equity Inc., in a $851 million initial public offering in December 2009, (xxv) lead-left bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in an amendment to its credit facilities for $1.754 billion in December 2009, (xxvi) lead arranger and lead left bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $1.28 billion loan syndication in November 2009, (xxvii) lead left bookrunner and stabilization agent for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $259 million convertible equity offering and $250 million debt offering in November 2009, (xxviii) joint advisor for Blackstone on the $3.8 billion sale of its portfolio company, Orangina Schweppes Holding SAS, in November 2009, (xxix) lead left bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $625 million debt offering in October 2009, (xxx) joint bookrunner for Blackstone’s portfolio company, Cine-UK Ltd., in an equity offering in September 2009, (xxxi) lead left bookrunner and stabilization agent for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $282 million equity offering in August 2009, (xxxii) joint bookrunner for Blackstone’s portfolio company, The Nielsen Company, in an amendment to its credit facilities in June 2009, (xxxiii) lead-left bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in an amendment to its credit facilities for $2.5 billion in June 2009, (xxxiv) sole bookrunner and sole lead arranger for Blackstone’s portfolio company, Alliant Insurance Services Inc., in a $60 million loan syndication in June 2009, (xxxv) joint bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $4.0 billion amendment to its credit facilities in June 2009, (xxxvi) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $500 million debt offering in April 2009, (xxxvii) sole financial advisor for Blackstone’s portfolio company, TDC A/S, in a $500 million sale transaction in March 2009, (xxxviii) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $330 million debt offering in January 2009 and (xxxix) joint bookrunner for Blackstone’s portfolio company, Catalent, in an amendment to its credit facilities in June 2011. In addition, J.P. Morgan’s commercial banking affiliate is a lender under various outstanding credit facilities of Blackstone, for which it receives customary compensation or other financial benefits. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Graham Packaging for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Summary of Graham Packaging’s Projections

Graham Packaging does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the negotiations with prospective merger partners and the review of the Merger by its board of directors, Graham Packaging management prepared unaudited prospective financial information on a stand-alone, pre-merger basis. Graham Packaging is electing to provide the unaudited prospective financial information in this information statement to provide the stockholders of Graham Packaging access to certain non-public unaudited prospective financial information that was made available to Reynolds Group and to the special committee’s financial advisor in connection with the Merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that Graham Packaging or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither Graham Packaging nor its affiliates assumes any responsibility for the accuracy of this information. The unaudited prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Readers of this information statement are cautioned not to place undue reliance on the unaudited prospective financial information.

Neither Graham Packaging’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Graham Packaging with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Graham Packaging’s business, all of which are difficult to predict and many of which are beyond Graham Packaging’s control. As a result, although presented with numerical specificity, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Graham Packaging, in the normal course of business, prepares each year a “base” case of projections. Graham Packaging also prepares in the normal course of its business each year a “budget,” or “stretch” case of projections. This “budget” case for 2011 was extended into 2012 and 2013 and shared with Reynolds Group and the special committee’s financial advisor in connection with the negotiation of the terms of the Merger.

The following table presents a summary of the material unaudited prospective financial information of Graham Packaging contained in the “budget case” for the fiscal years ending December 31, 2011, 2012 and 2013, respectively:

	2011E	2012E	2013E
	(in $ millions)
Revenue	2,921.8	3,009.5	3,099.7
EBITDA(1)	595.0	642.9	670.2
Capital Expenditures	175.0	178.5	181.1
Free Cash Flow(2)	176.0	210.3	228.8

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under Graham Operating Company’s credit agreement and indentures, and less project startup costs and other administrative expenses.
(2)	Free cash flow is cash flow from operations, less cash paid for property, plant and equipment, and further adjusted for certain non-recurring items.

This “budget case” of projections is based on less conservative assumptions as compared to the assumptions utilized in the “base case,” including:

•	EBITDA growth target of 5% (in 2012) and 4.25% (in 2013) rather than 3% as used in the base case.

•	Greater synergy realization in 2012 and 2013 from the acquisition of Liquid Container.

•	More robust cost reduction achievement in the legacy business of Graham Packaging in 2012 and 2013.

•	Slightly higher margin impact from new sales wins in 2012 and 2013.

•

More optimistic (i.e. lower) capital spending numbers that reflect efficiencies in Graham Packaging’s process, i.e., better use of used equipment, continued reduction in spend from sourcing initiatives (Asian sourcing), and some synergistic effect from the ability to bid a higher spend amount resulting from the acquisition of Liquid Container.

Management of Graham Packaging discussed both the budget case and base case projections with J.P. Morgan., the financial advisor to the special committee, and Graham Packaging made certain adjustments that resulted in a “blended” set of projections that were utilized by J.P. Morgan in conducting its financial analysis. See “Opinion of the Financial Advisor of the Special Committee” beginning on page 27.

The following table presents a summary of the material unaudited prospective financial information of Graham Packaging contained in the “blended case” for the fiscal years ending December 31, 2011, 2012 and 2013, respectively:

	2011E	2012E	2013E
	(in $ millions)
Revenue	2,922	3,009	3,100
EBITDA(1)	595	625	650
Capital Expenditures	185	191	196

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under Graham Operating Company’s credit agreement and indentures, and less project startup costs and other administrative expenses.

The blended set of projections was not an average of the base case and the budget case but was instead based on assumptions by management of Graham Packaging, some of which differed in certain respects from those underlying either or both of the budget case and the base case. The assumptions utilized in the “blended case” included:

•

EBITDA growth in 2012 and 2013 of 4%, versus 5% and 4.25% in the budget case and 3% in the base case (4% being the midpoint of Graham Packaging’s 3-5% EBITDA growth rate target, and 4% being the approximate rate of Graham Packaging’s cumulative annual growth rate in EBITDA over the past five years).

•

$185 million of capital expenditures in 2011, which was the same as the amount of capital expenditures in 2011 in the base case versus $175 million in the budget case, reflecting more conservative estimates of the prospects of achieving certain efficiencies in such expenditures.

•

Synergy realization from the Liquid Container transaction of $25 million in 2012, which is consistent with public guidance and the estimate utilized in the base case but less optimistic than the $35 million estimate utilized in the budget case.

Unlike with the budget case, management of Graham Packaging did not develop final projections for free cash flow for the blended case, although management of Graham Packaging did provide J.P. Morgan with substantially all of the components necessary to derive free cash flow. However, in conducting its financial analysis, J.P. Morgan developed a set of unlevered free cash flow projections, inputs to which were reviewed by management of Graham Packaging. See “Opinion of the Financial Advisor of the Special Committee” beginning on page 27.

EBITDA for 2011 reflected in both the budget case and the blended case exceeds by $12 million Graham Packaging’s publicly disclosed guidance for 2011. The inclusion of the unaudited prospective financial information contained herein is not intended to alter the 2011 guidance that Graham Packaging previously disclosed in Graham Packaging’s filings with the SEC.

The unaudited prospective financial information includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Graham Packaging, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 9, and other risk factors as disclosed in Graham Packaging’s filings with the SEC that could cause actual results to differ materially from those shown below. Graham Packaging stockholders are urged to review Graham Packaging’s most recent SEC filings for a description of risk factors with respect to Graham Packaging’s business. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 9 and “Where You Can Find More Information” beginning on page 79. The unaudited prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of Graham Packaging’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. In addition, the unaudited prospective financial information does not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might also cause actual results to differ materially.

Graham Packaging stockholders are urged to review Graham Packaging’s most recent SEC filings for a description of Graham Packaging’s reported results of operations, financial condition and capital resources during the fiscal year ended December 31, 2010. See “Where You Can Find More Information” beginning on page 79. Readers of this information statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of Graham Packaging regarding the information included in the unaudited prospective financial information or the ultimate performance of Graham Packaging compared to the information included in the unaudited prospective financial information.

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of Graham Packaging’s unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

GRAHAM PACKAGING HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Financing for the Merger

The committed debt financing described below, along with Reynolds Group’s cash on hand, is anticipated to be sufficient to complete the Merger and the related transactions, including the funds needed to (i) pay Graham Packaging’s stockholders the amounts due under the Merger Agreement, (ii) pay the amounts due to certain stockholders pursuant to change of control provisions in Graham Packaging’s income tax receivable agreements with such stockholders and (iii) pay customary fees and expenses and refinancing costs in connection with the transactions contemplated by the Merger Agreement.

Committed Debt Financing

In connection with the Merger, Reynolds Group and certain of its affiliates have obtained debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement. The debt financing is subject to certain conditions.

In connection with the execution and delivery of the Merger Agreement, Reynolds Group and its indirect, wholly owned affiliate Reynolds Group Holdings Inc. have entered into a debt commitment letter, dated June 17, 2011, with Credit Suisse Securities (USA) LLC, Credit Suisse AG (which we refer to as “CS”), HSBC Securities (USA) Inc. and HSBC Bank USA, National Association (which we refer to as “HSBC Bank”). On July 6, 2011, Sumitomo Mitsui Banking Corporation (which we refer to as “SMBC”), Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch (which we refer to as “Rabobank”) and Australia and New Zealand Banking Group Limited (which we refer to as “ANZ”) signed joinders to the debt commitment letter. Under the debt commitment letter, CS, HSBC Bank, SMBC, Rabobank and ANZ have agreed to provide up to $5 billion in aggregate debt financing, subject to certain conditions and subject to adjustments, including to reflect certain alternative debt financing that may be incurred.

The proceeds of any such debt financing or alternative financing will be used to finance, in part, the payment of the Merger Consideration, the payment of amounts due to certain stockholders pursuant to change of control provisions in Graham Packaging’s income tax receivable agreements with such stockholders and the payment of premiums, fees, debt refinancing costs and expenses incurred in connection with such transactions.

The debt facilities contemplated by the debt commitment letter are subject to customary closing conditions, including, among others:

•

the absence of any amendments, modifications or waivers to the Merger Agreement that are adverse to the interests of the lenders in any material respect and that have not been approved by the arrangers;

•

the absence of any material adverse effect (as defined in the debt commitment letter, which definition is substantially identical to the definition in the Merger Agreement) with respect to Graham Packaging;

•

the negotiation, execution and delivery of definitive credit documentation, including with respect to guarantees and security interests, in form and substance (i) consistent with the debt commitment letter and the term sheets for the debt facilities and (ii) otherwise substantially consistent with Reynolds Group’s existing credit agreement, dated as of February 9, 2011, as amended or restated from time to time, between Reynolds Group, certain of its subsidiaries, the other borrowers set forth therein, the lenders party thereto and Credit Suisse AG, as administrative agent (the “Senior Secured Credit Agreement”), with such changes as are customary and appropriate for the relevant debt facilities;

•	accuracy of specified representations, including with respect to solvency;

•	refinancing, repayment or repurchase of certain of Graham Packaging’s outstanding debt;

•	the receipt by the arrangers of specified financial statements of Reynolds Group and Graham Packaging, including pro forma financial information;

•

completion of a marketing period of at least 10 consecutive business days immediately prior to the closing date (provided that such period shall not include any day (x) from and including August 19, 2011, through and including September 6, 2011, or (y) from and including December 23, 2011, through and including January 2, 2012) following provision of marketing materials; and

•	the receipt of certain closing documents, opinions, certificates and other deliverables.

Reynolds Group has agreed to use its reasonable best efforts to obtain debt financing for the Merger on the terms described in the debt commitment letter. If the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Reynolds Group has agreed to use its best efforts to obtain alternative financing from alternative sources, but is not required to obtain alternative financing on terms that are not, in the aggregate, at least as favorable to Reynolds Group as those in the debt commitment letter.

The existence of any condition in the debt commitment letter does not constitute a condition to the obligation of Reynolds Group and Merger Sub to effect the Merger. Graham Packaging has agreed to reasonably cooperate in connection with the arrangement of the financing as may be reasonably requested by Reynolds Group. Graham Packaging will not be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the financing prior to the effective time of the merger for which Graham Packaging is not reimbursed or indemnified by Reynolds Group.

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Common Stock will be sent a letter of transmittal describing how such holder may exchange their shares of Common Stock for the Merger Consideration promptly after the completion of the Merger.

You should not return your stock certificates to Graham Packaging, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of Graham Packaging, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid.

If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to determine how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration.

Interests of Graham Packaging’s Directors and Officers in the Merger

You should be aware that members of the Graham Packaging board of directors and members of Graham Packaging’s management team have interests in the Merger that may differ from, or be in addition to, those of Graham Packaging stockholders. The Graham Packaging board of directors was aware of these agreements and arrangements during its deliberations on the merits of the Merger and in making its determination and recommendation in connection with the Merger.

Potential Payments and Benefits Triggered Upon a Change of Control or the Consummation of the Merger

The Merger will constitute a change in control under certain of the employee benefit plans, agreements and arrangements of Graham Packaging, potentially entitling certain directors and officers to payments and benefits in connection with the Merger or in connection with the termination of employment of certain executive officers in connection with the Merger.

Accelerated Payment of Long-Term Incentive (LTI) Awards. Pursuant to the terms of the applicable award agreements, some officers of Graham Packaging may receive accelerated payments of long-term incentive awards that were designed to encourage results-oriented actions on the part of select employees of Graham Packaging. If the Merger is completed, LTI awards held by, among others, the executive officers of Graham Packaging identified below will accelerate and be paid out at the maximum payout level.

Retention Agreements. In connection with the execution of the Silgan Merger Agreement, the board of directors of Graham Packaging previously approved retention agreements for selected senior executives of Graham Packaging. One-half of the retention award is payable upon the closing date of the Merger and one-half is payable on the first anniversary of the closing date of the Merger. If the executive is terminated without “cause” or resigns for “good reason” (as those terms are defined in the retention agreements), then these payments will be accelerated, but if the executive resigns without “good reason” before the scheduled payment date, then the unpaid portion will be forfeited.

Cash Payments in Lieu of Equity Awards. In connection with the execution of the Silgan Merger Agreement, the board of directors of Graham Packaging previously approved cash payments that are designed to compensate executives for equity awards that Graham Packaging anticipated granting in 2011 had Graham Packaging not decided to engage in a sale transaction. These payments are contingent upon the closing of the Merger and the recipient remaining employed by Graham Packaging through the closing of the Merger. These amounts will be payable on the closing date of the Merger.

Pro-rated Annual Bonuses. Pursuant to the terms of the Merger Agreement, executive officers of Graham Packaging are entitled to a pro-rated annual bonus in respect of the 2011 calendar year calculated based on service and actual year-to-date performance of Graham Packaging through the closing date of the Merger. These bonuses will remain contingent on the officer’s continued employment through December 31, 2011 and will be payable at such time (except that any such officer whose employment is terminated without “cause” or by such officer for “good reason” (as those terms are defined in the Merger Agreement) after the date of the Merger and on or prior to December 31, 2011 will generally be entitled to receive such pro-rated bonus upon such termination of employment).

Accelerated Vesting of Equity Awards. Pursuant to the terms of the equity incentive plans of Graham Packaging and its affiliates and corresponding award agreements of its officers and directors, upon the completion of the Merger, all stock options that vest based solely on the passage of time and continued employment and all stock options that vest upon attainment of certain performance goals will become fully vested if the optionholder remains employed by Graham Packaging until the effective time of the Merger. At the effective time of the Merger, all such options will be cancelled and converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of the total number of shares (or share equivalents) of Graham Packaging Common Stock multiplied by the excess, if any, of $25.50 over the exercise price per share (or share equivalent) subject to such option.

In addition, Graham Packaging’s chief executive officer and chief financial officer hold stock options that vest solely in the event that the Blackstone Entities achieve specified performance targets with respect to the multiple of invested capital obtained in connection with a “liquidity event” (as defined in those option award agreements). These stock options are referred to as the MOIC-vesting options and are designed to align the interests of the recipients with those of the Graham Packaging stockholders. The Merger constitutes a liquidity event under the terms of the MOIC-vesting options. The specified performance targets under the MOIC-vesting options will be achieved if the Merger is consummated, and accordingly all of the MOIC-vesting options will vest upon the effective time of the Merger and will be cancelled and converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of the total number of shares (or share equivalents) of Graham Packaging Common Stock multiplied by the excess, if any, of $25.50 over the exercise price per share (or share equivalent) subject to such option. For additional detail concerning the amounts that will be payable to Graham Packaging’s executive officers and directors in respect of unvested options upon completion of the Merger, see “—Ownership of Graham Packaging” below.

Additional Payments and Benefits Triggered Upon a Termination of Employment Following a Change of Control

Severance. Messrs. Burgess, Bullock, Lennox, Cargile and Korniczky are participants in Graham Packaging’s Class A Executive Severance Plan, which we refer to as the “Class A Plan.” The Class A Plan offers severance payments and benefits in specified circumstances in lieu of severance protections under the executive’s employment agreement if the value of the payments and benefits available under the Class A Plan are greater than those under the employment agreement. In the event that the employment of an eligible executive is terminated by the employer without “cause” or by the executive for “good reason” (as those terms are defined in the Class A Plan) (a “qualifying termination of employment”) within two years after the closing of the Merger, the executive will be entitled to receive:

•

a severance payment equal to twice the sum of the executive’s base salary and annual bonus (generally determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months;

•	a pro-rated annual bonus payable at the time the bonus would have otherwise been payable had employment not terminated;

•	any accrued but unpaid vacation;

•

continued non-taxable health and dental benefits for a period of up to 12 months, provided that such benefits shall cease upon the executive becoming eligible for comparable benefits from a new employer; and

•	equity awards remain outstanding and will vest and become exercisable pursuant to the terms of the applicable equity compensation plan and grant agreement.

Payments and benefits under the Class A Plan are subject to the executive’s continued adherence to non-solicitation and non-competition covenants for 18 months following termination of employment.

In the event of a qualifying termination of employment whether or not in connection with a change in control, each executive officer of Graham Packaging will be entitled to the severance protections provided under his employment agreement should those protections be of greater value than those provided under the Class A Plan. Under each of Mr. Lennox and Mr. Cargile’s respective employment agreements, if there is a material reduction in the executive’s target annual bonus after a change of control, as compared to the preceding year, such executive will be eligible to resign and receive severance payments and benefits. Although the payments and benefits described above under the Class A Plan are not significantly different than those provided under each of the employment agreements, in the event of a qualifying termination of employment, some of the employment agreements also provide for vesting of previously awarded service-based cash retention bonuses, a longer period of welfare benefit continuation, continued participation in an automobile expense program and outplacement services, depending upon the executive.

Tax Reimbursement Payments. Pursuant to the terms of their respective employment agreements, in the event that Mr. Burgess or Mr. Bullock is subject to the “golden parachute” tax under Section 4999 of the Internal Revenue Code as a result of a change of control as defined in Section 280G of the Internal Revenue Code, then the executive will receive a gross-up payment so that he will also receive a payment equal to the payment that he would have been entitled to receive without the imposition of the excise tax and any additional taxes on the additional payment. These tax gross-ups are subject to specified limitations (including a cutback (that is, an elimination of the gross-up payment)) if the amount of the payment subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of Sections 280G and 4999 of the Internal Revenue Code and the applicable regulations thereunder). The Graham Packaging board of directors believes that the reimbursement for these “golden parachute” taxes was an appropriate arrangement in light of the fact that large portions of Messrs. Burgess and Bullock’s long-term incentive compensation structure generally only could become vested and payable upon a change of control (or other meaningful sale by the Blackstone Entities). The Graham Packaging board of directors believes that the incentive compensation structure provided proper motivation for Messrs. Burgess and Bullock to deliver significant improvements to stockholder value.

Summary Table. The table below summarizes the potential payments and value of benefits for each of the named executive officers of Graham Packaging in connection with the proposed Merger, as required by Item 402(t) of Regulation S-K, assuming that the Merger was consummated on July 18, 2011, the last practicable date prior to the mailing of this information statement and that the named executive officers of Graham Packaging were terminated without cause on such date, as well as other assumptions identified in this information statement. In addition to the amounts payable for the named executive officers set forth below, Martin Sauer and William Hennessey, Graham Packaging’s other executive officers, would be entitled to payments under the same arrangements totaling $2,201,245 and $1,476,479, respectively.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits(3)	Tax Reimbursement(4)	Other(5)	Total
Mark Burgess	$8,785,374	$12,821,461	—	$40,288	$8,421,086	$1,100,000	$31,168,209
David Bullock	$3,694,180	$5,646,204	—	$8,088	$2,889,025	$380,000	$12,617,497
Peter Lennox	$2,418,537	$1,412,143	—	$53,376	—	—	$3,884,056
David Cargile	$1,793,364	$878,734	—	$53,376	—	—	$2,725,474
Michael Korniczky	$2,017,661	$457,553	—	$8,088	—	—	$2,483,302

(1)	Except with respect to severance, all of the other components of the cash payment (the LTI Award, Retention Award, Cash Payment in Lieu of Equity and Pro-rated Annual Bonus) are “single-trigger” arrangements because they are payable upon the consummation of the proposed Merger. Severance is a “double-trigger” arrangement because it is payable only if a qualifying termination of employment occurs within two years following a change of control (under the Class A Plan) or at any time (under the employment agreements). The total cash amount identified is comprised of the following components:

Name	Severance(a)	LTI Award	Retention Award	Cash Payment in Lieu of Equity	Pro-rated Annual Bonus(b)
Mark Burgess	$4,555,165	—	$2,375,000	$1,122,880	$732,329
David Bullock	$2,017,609	—	$1,005,000	$422,037	$249,534
Peter Lennox	$1,520,000	$382,500	$100,000	$215,325	$200,712
David Cargile	$992,000	$382,500	$200,000	$121,220	$97,644
Michael Korniczky	$995,368	$382,500	$300,000	$149,930	$189,863

(a)	Assumes payments are made under the Class A Plan pursuant to which severance is payable upon a qualifying termination of employment within two years following a change of control. Amounts are payable in monthly installments for a period of 24 months. For executives with employment agreements, this severance multiple is not greater than two under any of the agreements.
(b)	Assumes achievement of target bonus potential (which is a percentage of base salary). Actual pro-rata bonus amounts will depend on the closing date of the Merger and adjustments above or below target based on actual performance of Graham Packaging measured at such time and is contingent upon the executive’s employment until December 31, 2011. For a qualifying termination of employment occurring after the closing date of the Merger but prior to December 31, 2011, the executive would be entitled to a pro-rata annual bonus under the Class A Plan or any employment agreement in lieu of the pro-rata annual bonus payable in connection with the closing of the Merger.

(2)	These arrangements are “single trigger” because the amounts are payable upon the consummation of the proposed Merger. These amounts include the following values with respect to the time-vesting and MOIC-vesting options that would become vested in the Merger:

Name	Time-Vesting Options	MOIC Options
Mark Burgess	$4,035,456	$8,786,005
David Bullock	$2,793,478	$2,852,726
Peter Lennox	$1,412,143	—
David Cargile	$878,734	—
Michael Korniczky	$457,553	—

(3)

These arrangements are “double-trigger” because the value of these benefits are realized upon a qualifying termination of employment, occurring either within two years following a change of control (under the Class A Plan) or at any time (under the employment agreements). The Class A Plan offers severance payments and benefits in lieu of severance protections under the executive’s employment agreement if the value of the payments and benefits available under the Class A Plan are greater than those under the employment agreement. However, these amounts have been calculated using the maximum potential value of each of the following benefits under the Class A Plan or an employment agreement:

Name	Health and Welfare Continuation(a)	Automobile Expense Program(b)	Outplacement Services(b)
Mark Burgess	$8,088	$7,200	$25,000
David Bullock	$8,088	—	—
Peter Lennox	$16,176	$7,200	$30,000
David Cargile	$16,176	$7,200	$30,000
Michael Korniczky	$8,088	—	—

(a)	Calculated using 24 months of coverage for Messrs. Cargile and Lennox and 12 months for Messrs. Burgess, Bullock and Korniczky.
(b)	Benefits are for a period of 12 months.

(4)	Assumes that a qualifying termination of employment occurs immediately following the consummation of the Merger.

(5)	These payments are “double-trigger” because the amounts are payable upon a qualifying termination of employment. In connection with the initial public offering of Graham Packaging in February 2010, Graham Packaging entered into retention bonus agreements pursuant to which Mr. Burgess will receive $550,000 and Mr. Bullock will receive $190,000 on each of December 31, 2011 and December 31, 2012, or immediately upon a qualifying termination of employment, whether or not in connection with the proposed Merger.

Employment Agreements

Reynolds Group has indicated a desire to retain senior management of Graham Packaging after the consummation of the Merger. While preliminary discussion of the terms of employment have taken place between Reynolds Group and members of management, as of the date of this information statement, the parties have not reached agreement on any employment arrangements, nor have they entered into any employment agreements or similar contracts. Consummation of the Merger is not conditioned on management entering into employment arrangements with Reynolds Group.

Ownership of Graham Packaging

As of July 18, 2011, the latest practicable date for which this information was available prior to the mailing of this information statement, the executive officers and directors of Graham Packaging owned an aggregate of 58,724 shares of Graham Packaging Common Stock. If the Merger is completed, these shares will be converted into the right to receive the Merger Consideration.

In addition, as of July 18, 2011, the latest practicable date for which this information was available prior to the mailing of this information statement, the executive officers and directors of Graham Packaging have options to acquire 2,332,963 shares (or share equivalents) of Graham Packaging Common Stock, of which 976,841 are vested and the remainder are unvested. If the Merger is completed, all of the unvested stock options will vest. Assuming that these options are not exercised prior to the consummation of the Merger, these options will be cancelled and converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of the total number of shares (or share equivalents) of Graham Packaging Common Stock multiplied by the excess, if any, of $25.50 over the exercise price per share (or share equivalent) subject to such option.

The following table sets forth, for each of the Graham Packaging directors and executive officers, the total number of unvested options to acquire shares (or share equivalents) of Graham Packaging Common Stock as of July 18, 2011 and the consideration that each of them will receive upon the cancellation of the options upon the consummation of the Merger:

Name	Unvested Options	Weighted Average Exercise Price	Amount to Be Paid Upon Completion of Merger
Chinh E. Chu	—	—	—
Vikrant Sawhney	—	—	—
Angelo G. Acconcia	—	—	—
Charles E. Kiernan	14,180	$13.40	$171,578
Gary G. Michael	14,180	$13.40	$171,158
John R. Chiminski	15,100	$12.75	$192,525
John R. Murphy	13,050	$16.72	$114,579
Mark S. Burgess	728,873	$7.91	$12,821,461
David W. Bullock	315,087	$7.58	$5,646,204
Peter T. Lennox	94,093	$10.49	$1,412,413
David W. Cargile	56,059	$9.82	$878,734
Michael L. Korniczky	29,117	$9.79	$457,553
Martin F. Sauer	46,605	$9.86	$728,757
William E. Hennessey	29,778	$9.37	$480,277

Indemnification and Insurance

The Merger Agreement provides that, upon completion of the Merger, Reynolds Group will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers and directors of Graham Packaging and its subsidiaries to the fullest extent permitted by applicable law.

The Merger Agreement also provides that Graham Packaging will, and if Graham Packaging is unable to, Reynolds Group will as of the completion of the Merger, cause the persons covered by Graham Packaging’s existing directors’ and officers’ liability insurance policies to be covered for a period of six years after completion of the Merger by non-cancellable “tail” liability insurance policies to the extent such persons are covered by such policies as of the completion of the Merger, or policies with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as Graham Packaging’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring at or prior to the completion of the Merger (including in connection with the Merger or the transactions contemplated thereby); provided that the one-time premium for such coverage shall not be more than 250% of the annual premium currently paid by Graham Packaging for such insurance. If Graham Packaging and Reynolds Group for any reason fail to obtain such “tail” insurance policies as of the completion of the Merger, Reynolds Group will maintain liability insurance policies for a period of six years to the extent such persons are covered by such policies as of the completion of the Merger, or policies with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as Graham Packaging’s existing directors’ and officers’ liability insurance policies; provided that the annual premium for such coverage shall not be more than 250% of the annual premium currently paid by Graham Packaging for such insurance.

Special Committee Compensation

For their services on the special committee, Messrs. Kiernan, Michael and Murphy each received additional compensation in the amount of $95,000 and reimbursement for all reasonable expenses incurred in connection with serving on the special committee.

Agreements with the Blackstone Entities

The Blackstone Entities collectively own 40,295,507 shares of Common Stock in Graham Packaging as of the date of this information statement. Three of Graham Packaging’s board members, Chinh E. Chu, Angelo G. Acconcia and Vikrant Sawhney, are employees of Blackstone and members of Blackstone Management Associates III L.L.C., which is the general partner of the Blackstone Entities and which maintains investment and voting control over the shares held or controlled by each of the Blackstone Entities. In addition, another one of Graham Packaging’s board members, John R. Chiminski, serves as the President and Chief Executive Officer and as a member of the board of directors of Catalent Pharma Solutions, a portfolio company of Blackstone. The Blackstone Entities or one or more of their affiliates are parties to the following agreements.

Blackstone Voting Agreement. In connection with the execution of the Merger Agreement, the Blackstone Entities, entered into a Voting Agreement, dated as of June 17, 2011, with Reynolds Group, pursuant to which, among other things, the Blackstone Entities agreed, in the event that the Blackstone Entities did not execute and deliver their written consent to the Merger, to vote their shares in favor of the adoption of the Merger Agreement. Following the execution of the Amendment to the Merger Agreement, the Blackstone Entities executed and delivered their written consent to the Merger and, therefore, no further action of the stockholders of Graham Packaging is required to approve the Merger.

Income Tax Receivable Agreement. In connection with its initial public offering, Graham Packaging entered into an income tax receivable agreement with Blackstone Capital for the benefit of Graham Packaging’s pre-IPO stockholders, including the Blackstone Entities, which agreement has been previously disclosed and filed by Graham Packaging with the SEC prior to the date of the Merger Agreement, that provides for the payment by Graham Packaging to all of its pre-IPO stockholders (i.e., the Blackstone Entities, management and other investors) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that Graham Packaging actually realizes (or is deemed to realize in the case of an early termination by Graham Packaging or a change of control, as discussed below) as a result of (i) the utilization of Graham Packaging’s net operating losses attributable to periods prior to its initial public offering and (ii) any increase to the tax basis of the assets of Graham Holdings relating to Graham Packaging’s acquisition of Graham Holdings in 1998, and certain other tax benefits related to Graham Packaging’s entering into the income tax receivable agreement, including certain tax benefits attributable to payments under the income tax receivable agreement itself. The objective of this income tax receivable agreement is to compensate Graham Packaging’s pre-IPO equity owners for the tax attributes that are expected to reduce or eliminate Graham Packaging’s future tax liabilities, as these attributes were attributable to the pre-IPO equity owners.

This income tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the income tax receivable agreement will terminate and Graham Packaging will be required to make a payment equal to the present value of anticipated future payments under the income tax receivable agreement, based on certain assumptions, including those relating to Graham Packaging’s future taxable income.

At the closing of the Merger, which will represent a change of control under the income tax receivable agreement, the income tax receivable agreement will terminate. The surviving corporation will be required to make a cash payment of $188.5 million with respect to the income tax receivable agreement to Graham Packaging’s pre-IPO stockholders, including the Blackstone Entities, which is equal to the present value of future payments under that agreement, based on the assumptions prescribed by the agreement. Of this amount, approximately $177 million is payable to the Blackstone Entities, approximately $0.3 million is payable to certain of Graham Packaging’s executive officers and approximately $11.2 million is payable to other pre-IPO stockholders.

This income tax receivable agreement, as well as the income tax receivable agreement between Graham Packaging and the Graham family described in “Ancillary Agreements—Graham Family Agreement,” were entered into in connection with Graham Packaging’s February 2010 initial public offering, and reference is made to Graham Packaging’s prior public filings for further information concerning such agreements.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material United States federal income tax consequences of the Merger relevant to U.S. Holders (as defined below). The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to U.S. Holders that hold shares of Graham Packaging Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to shares of Graham Packaging Common Stock acquired pursuant to the exercise of employee stock options or otherwise as compensation, shares of Graham Packaging Common Stock held as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction” or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, investors in pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, United States expatriates, holders subject to the alternative minimum tax under the Code, holders whose “functional currency” is not the U.S. dollar, a person who owns (actually or constructively) 5% or more of Graham Packaging’s Common Stock, tax-exempt organizations and dealers in securities) that may be subject to special rules. In addition, this discussion does not address the effect of any United States federal estate or gift tax laws, as well as any state, local, non-United States or other tax laws.

For the purposes of this discussion, a U.S. Holder is a beneficial owner of shares of Graham Packaging Common Stock and is: (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to United States federal income tax regardless of its source, or (iv) a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

If a partnership or other entity taxed as a partnership holds Graham Packaging Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Merger to them.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

Exchange of Common Stock for Cash.

The receipt of cash for shares of Graham Packaging Common Stock pursuant to the Merger by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. Holder that receives cash in exchange for shares of Graham Packaging Common Stock pursuant to the Merger will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Graham Packaging Common Stock exchanged in the Merger. Gain or loss must be determined separately for each block of shares of Graham Packaging Common Stock exchanged pursuant to the Merger (for example, shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held such shares for more than one year at the time of the completion of the Merger. In general, long-term capital gain of a non-corporate U.S. Holder (including an individual U.S. Holder) will be subject to a maximum United States federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding.

Payments to a U.S. Holder in connection with the Merger may be subject to information reporting and backup withholding. A U.S. Holder will not be subject to backup withholding, however, if such holder (i) timely furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the IRS Form W-9 (or successor form) included in the letter of transmittal such holder will receive or (ii) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s United States federal income tax liability, provided such holder timely furnishes the required information to the Internal Revenue Service. Each U.S. Holder should consult its tax advisors as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Regulatory and Other Governmental Approvals

Reynolds Group and Graham Packaging have each agreed to:

•

use their reasonable best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable and to obtain or make as promptly as practicable all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable;

•	take all actions as may be requested by any governmental entity to obtain such authorizations, consents, orders and approvals;

•	cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals; and

•	promptly make all filings and notifications with all governmental entities that may be or may become necessary, proper or advisable under applicable antitrust laws.

Reynolds Group has agreed, if such action is necessary to prevent the commencement of any proceeding or the issuance of any order, decree, decision, determination or judgment by any governmental entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement, that it will, prior to such commencement or issuance and on behalf of itself and such of its subsidiaries as may be relevant in this regard, proffer their willingness to take, and agree to take, such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions), and Reynolds Group will agree promptly to effect such actions in each case as may be necessary to prevent such commencement or issuance. In the event of any such commencement or issuance, Reynolds Group will defend through litigation on the merits any claim asserted by any party, including any governmental entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The completion of the Merger is subject to compliance with the HSR Act and receipt of certain foreign antitrust approvals. On June 24, 2011, Reynolds Group and Graham Packaging each filed a Pre-merger Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the initial 30-day waiting period. If Reynolds Group and Graham Packaging do not receive a request for additional information, the waiting period will expire at 11:59 p.m. on July 25, 2011, if not terminated earlier. At any time before or after the consummation of the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of Graham Packaging’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, and notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

Because Graham Packaging and Reynolds Group conduct operations in a number of foreign countries, approvals under the antitrust laws of those countries may be required or advisable in connection with the completion of the Merger. As a mutual condition to the completion of the Merger, all required approvals of the antitrust authorities in Austria, Mexico, Poland, Turkey, Ukraine and Brazil must be obtained or any applicable waiting periods in these jurisdictions must terminate or expire. The parties have submitted the appropriate filings in each of these jurisdictions.

See “The Merger Agreement—Further Actions; Efforts” beginning on page 62 and “The Merger Agreement—Conditions to the Merger” beginning on page 66.

Litigation Related to the Merger

Graham Packaging is aware of two lawsuits relating to the merger agreement with Silgan. On April 25, 2011, James Gipson, a purported stockholder of Graham Packaging, filed a purported class action lawsuit in the Court of Common Pleas of York County, Pennsylvania against Graham Packaging, Graham Packaging’s directors and Silgan challenging the proposed merger between Silgan and Graham Packaging. The purported class action alleges that the directors of Graham Packaging have breached their fiduciary duties of good faith, loyalty and due care to the Graham Packaging stockholders by failing to (i) fully inform themselves of the market value of Graham Packaging before entering into the merger agreement, (ii) act in the best interests of the public stockholders of Graham Packaging Common Stock, (iii) maximize stockholder value, (iv) obtain the best financial and other terms when Graham Packaging’s independent existence will be materially altered by the proposed merger and (v) act in accordance with their fundamental duties of good faith, due care and loyalty. The purported class action alleges that Graham Packaging and Silgan aided and abetted Graham Packaging’s directors’ alleged breaches of their fiduciary duties. The plaintiff was seeking injunctive relief to prevent the defendants from consummating the merger between Graham Packaging and Silgan, unless and until Graham Packaging adopts and implements a procedure or process to (i) obtain the highest possible value for stockholders and (ii) provide all material disclosure to stockholders with which they are able to make informed decisions about whether to vote in favor of the proposed merger, or in the event the defendants consummate the merger, rescinding, to the extent already implemented, the merger agreement or any of the terms thereof. The complaint further seeks the costs and disbursements of the purported class action, including reasonable attorneys’ and experts’ fees. Graham Packaging believes that the lawsuit is without merit and intends to defend the action vigorously.

On June 1, 2011, Phyllis Sciborowski, a purported stockholder of Graham Packaging, filed a purported class action and derivative lawsuit relating to the merger agreement with Silgan in the Court of Common Pleas of York County, Pennsylvania against Graham Packaging, Graham Packaging’s directors and Silgan. The complaint alleges that the directors of Graham Packaging have breached their fiduciary duties to the Graham Packaging stockholders by (i) failing to obtain the highest value available for Graham Packaging; and (ii) failing to take steps to maximize the value of Graham Packaging to its stockholders in a change of control transaction. The complaint alleges that Graham Packaging and Silgan aided and abetted Graham Packaging’s directors’ alleged breaches of their fiduciary duties. The plaintiff was seeking (i) injunctive relief to prevent the defendants from consummating the merger between Graham Packaging and Silgan, unless and until Graham Packaging adopts and implements a procedure or process to obtain a merger agreement providing the best available terms for Graham Packaging’s stockholders; (ii) rescission, to the extent already implemented, of the terms of the Silgan Merger Agreement and rescissory damages; (iii) an order directing Graham Packaging’s directors to account to stockholders for all damages; and (iv) compensatory damages. The complaint further seeks the costs and disbursements of the purported class action, including reasonable attorneys’ and experts’ fees. Graham Packaging believes that the lawsuit is without merit and intends to defend the action vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement and the Amendment, copies of which are attached as Annexes A and B and are incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 79.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Graham Packaging contained in this information statement or in Graham Packaging’s public reports filed with the SEC may supplement, update or modify the disclosures about Graham Packaging contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Graham Packaging, Reynolds Group and Merger Sub were qualified and subject to important limitations agreed to by Graham Packaging, Reynolds Group and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue because of a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that Graham Packaging delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the Merger of Merger Sub with and into Graham Packaging upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the surviving corporation, Graham Packaging will continue to exist following the Merger.

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until their successors and assigns have been duly elected and qualified or until their earlier resignation or removal. The officers of Graham Packaging immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the officers of the surviving corporation each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the Merger Agreement, until amended in accordance with its terms or by applicable law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger will, by virtue of the Merger, be the bylaws of the surviving corporation until thereafter amended in accordance with their terms.

Following the completion of the Merger, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Closing; When the Merger Becomes Effective

The closing of the Merger is required to take place no later than the third business day after the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions to closing of the Merger (described under “—Conditions to the Merger” below) (other than the conditions that by their terms are to be satisfied at the closing of the Merger, but subject to satisfaction or (to the extent permitted by applicable law) waiver of those conditions) or such other date that we and Reynolds Group may agree.

The effective time of the Merger will occur upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later date as we and Reynolds Group may agree and specify in the certificate of Merger).

Merger Consideration

Conversion of Our Common Stock

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, the appraisal rights under Section 262 of the DGCL and shares owned by Graham Packaging as treasury stock or by Reynolds Group or Merger Sub) will be cancelled and converted automatically into the right to receive $25.50 in cash, without interest and less any required withholding taxes. Common Stock owned by Reynolds Group, Merger Sub or Graham Packaging will be cancelled without payment of consideration. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the surviving corporation. Common Stock owned by stockholders with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL, unless such demand has been withdrawn or becomes ineligible, will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Treatment of Stock Options and Other Equity-Based Awards

In connection with the Graham Holdings Merger (defined below), each outstanding option to purchase Graham Holdings’ partnership units under Graham Holdings’ equity-based compensation plans, whether or not then vested or exercisable, will fully vest and be cancelled and converted into the right to receive an amount of cash (rounded up to the nearest cent), without interest, equal to the product of (i) the excess, if any, of $25.50 over the exercise price per unit of each such option multiplied by (ii) the number of partnership units of Graham Holdings covered by such option. At the effective time of the Merger, each outstanding Graham Packaging stock option to acquire shares of Graham Packaging Common Stock will, whether or not vested or exercisable, fully vest and be cancelled and converted into a right to receive an amount of cash (rounded up to the nearest cent), without interest, equal to the product of (i) the excess, if any, of $25.50 over the exercise price per share of each such stock option multiplied by (ii) the number of shares of our Common Stock covered by such stock option.

Procedure for Receiving Merger Consideration

Prior to the effective time of the Merger, Reynolds Group will enter into an agreement with a bank or trust company (which we refer to as the “paying agent”) selected by Reynolds Group and reasonably acceptable to Graham Packaging, to receive the Merger Consideration. Prior to the effective time, Reynolds Group will deposit with the paying agent, for the benefit of the holders of our Common Stock, cash sufficient to pay the Merger Consideration.

At the effective time of the Merger, each certificate representing shares (or uncertificated shares in book entry form) of Graham Packaging Common Stock that has not been surrendered, other than any excluded shares, will represent only the right to receive, upon such surrender and without any interest, the amount of cash to which the holder of such stock is entitled. At the close of business on the day on which the effective time of the Merger occurs, no further registrations of transfers on the stock transfer books of Graham Packaging of the shares of Graham Packaging Common Stock will be made. If, after the effective time, Graham Packaging stock certificates or shares of Graham Packaging Common Stock represented by book-entry are presented to Reynolds Group or the paying agent, for any reason, they will be canceled and exchanged as described below.

As soon as reasonably practicable after the effective time of the Merger, Reynolds Group will cause the paying agent to mail to each holder of record of a Graham Packaging stock certificate, a letter of transmittal and instructions explaining how to surrender Graham Packaging stock certificates in exchange for the Merger Consideration.

After the effective time of the Merger, and upon surrender of a Graham Packaging stock certificate to the paying agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the paying agent, the holder of the Graham Packaging stock certificate will be entitled to receive the Merger Consideration, and the Graham Packaging stock certificates so surrendered will be canceled. No interest will be paid or will accrue on any Merger Consideration payable under the Merger Agreement. If payment is to be made to a person other than the person in whose name the certificate is registered, the certificate or so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by the reason of the payment to a person other than the registered holder of the certificate so surrendered, unless the person requesting such payment can establish to the reasonable satisfaction of Reynolds Group that such tax has been paid or is not applicable.

YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES TO GRAHAM PACKAGING, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by the surviving corporation in the Merger, the posting by such person of a bond in a reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to the stock certificate, the paying agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the Merger Consideration in respect of such shares. These procedures will be described in the letter of transmittal that Graham Packaging stockholders will receive, which such stockholders should read carefully in its entirety.

Graham Holdings Merger

Immediately prior to or contemporaneously with the effective time of the Merger of Merger Sub with and into Graham Packaging, GPC Merger LLC, a newly formed Delaware limited liability company and an indirect wholly owned subsidiary of Graham Packaging, will merge with and into Graham Packaging Holdings Company (which we refer to as “Graham Holdings”) with Graham Holdings surviving the merger (the “Graham Holdings Merger”), pursuant to a separate merger agreement entered into concurrently with the Merger Agreement governing the Merger of Merger Sub with and into Graham Packaging and amended and restated in its entirety on July 15, 2011. At the effective time of the Graham Holdings Merger, each issued and outstanding partnership interest of Graham Holdings (other than partnership interests owned by Graham Packaging or BCP/Graham Holdings L.L.C., Graham Holdings’ general partner, which will remain outstanding) will be converted into the right to receive $25.50 in cash, without interest and subject to reduction for any required withholding taxes.

Income Tax Receivable Agreements

At the closing of the Merger, Reynolds Group will pay, or will cause to be paid, early termination payments in the amount of (i) $188.5 million to Graham Packaging’s pre-IPO stockholders, including the Blackstone

Entities, and (ii) $56.5 million to the Graham family, pursuant to contractual change in control provisions in Graham Packaging’s existing income tax receivable agreements with Blackstone Capital and GPC Holdings, L.P., respectively. These income tax receivable agreements were entered into in connection with Graham Packaging’s initial public offering in February 2010, and have been previously disclosed and filed by Graham Packaging with the SEC prior to the date of the Merger Agreement. See “Where You Can Find More Information” beginning on page 79. Upon the making of these payments, these income tax receivable agreements will terminate.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Graham Packaging, Reynolds Group and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosures Graham Packaging delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite power and authority to carry on their respective businesses;

•	corporate power and authority to enter into the Merger Agreement, the valid and binding nature of the Merger Agreement and enforceability of the Merger Agreement; and

•	no brokers’ or finders’ fees.

The Merger Agreement contains a number of representations and warranties made by Graham Packaging that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosures Graham Packaging delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	ownership of subsidiaries;

•	capital structure;

•	indebtedness;

•	board of directors approval of and recommendation to stockholders to adopt the Merger Agreement;

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absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the Merger Agreement and consummation of the Merger and the other transactions contemplated by the Merger Agreement;

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absence of required governmental or other third party consents in connection with execution, delivery and performance of the Merger Agreement and consummation of the Merger and the other transactions contemplated by the Merger Agreement, other than governmental filings specified in the Merger Agreement;

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timely filing of required documents with the SEC, compliance of such documents with the requirements of the Securities Act and the Exchange Act, and the absence of untrue statements of material facts or omissions of material facts in those documents;

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compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;

•	the accuracy of information supplied by Graham Packaging in connection with this information statement;

•	absence of specified changes or events and conduct of business in the ordinary course since January 1, 2011;

•	absence of certain litigation and investigations;

•	certain material contracts;

•	compliance with applicable laws and holding of all necessary permits;

•	labor matters and compliance with labor and employment law;

•	environmental matters and compliance with environmental laws;

•	employee benefits matters, executive compensation matters, and ERISA compliance;

•	tax matters;

•	real property;

•	intellectual property;

•	absence of affiliate transactions since January 1, 2009;

•	the affirmative vote required by stockholders of Graham Packaging to adopt the Merger Agreement;

•	inapplicability of certain takeover laws;

•	receipt of an opinion from the special committee’s financial advisor.

The Merger Agreement contains a number of representations and warranties made by Reynolds Group and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties also relate to, among other things:

•	the availability of financing to consummate the Merger and the other transactions contemplated by the Merger Agreement;

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compliance of financial statements as to form with applicable accounting requirements and preparation in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

•	Reynolds Group and Merger Sub’s ownership of no shares of Common Stock; and

•	the solvency of the surviving corporation following the Merger;

Graham Packaging also made certain additional representations and warranties to Reynolds Group in the Merger Agreement, including with respect to the Graham Holdings Merger immediately prior to or contemporaneously with the effective time of the Merger of Merger Sub with and into Graham Packaging.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” on Graham Packaging means:

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an effect, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, is or would be reasonably expected to be materially adverse to (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of Graham Packaging and its subsidiaries, taken as a whole or (ii) the ability of Graham Packaging to consummate the Merger, other than, in the case of clause (i), effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

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changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect Graham Packaging or its subsidiaries in a materially disproportionate manner relative to other participants in the industries in which Graham Packaging and its subsidiaries operate;

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changes in the industries in which Graham Packaging and its subsidiaries operate, to the extent such changes do not adversely affect Graham Packaging and its subsidiaries in a materially disproportionate manner relative to other participants in such industry;

•	any change in applicable law or GAAP or the interpretation thereof;

•	the negotiation, execution or announcement of the Merger Agreement or the consummation of the Merger;

•	compliance with the terms of, or the taking of any action required by, the Merger Agreement;

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any failure by Graham Packaging to meet any published analyst estimates or expectations of Graham Packaging’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Graham Packaging to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account); and

•	acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events.

The representations and warranties contained in the Merger Agreement will expire at the effective time of the Merger, and not survive the consummation of the Merger (without limiting any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger), but they form the basis of specified conditions to the parties’ obligations to complete the Merger.

Conduct of Business Pending the Merger

Graham Packaging has agreed that from the date of the Merger Agreement until the earlier to occur of the effective time of the Merger and the termination of the Merger Agreement, except as contemplated by the Merger Agreement, required by applicable law or consented to in writing by Reynolds Group (such consent not to be unreasonably withheld or delayed), Graham Packaging will, and will cause each of its subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice and in compliance with all material applicable laws and all material authorizations from governmental entities; and

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use commercially reasonable efforts to preserve intact its current business organization and goodwill, preserve its assets and properties in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with it.

In addition, except as contemplated by the Merger Agreement or required by applicable law or with Reynolds Group’s prior written consent (not to be unreasonably withheld or delayed), Graham Packaging has agreed, among other things, not to, and not to permit its subsidiaries to:

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(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, partnership interests or any other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions by a direct or indirect wholly owned subsidiary of Graham Holdings, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or tax withholding) by the terms of Graham Packaging’s or Graham Holding’s stock plans or any award agreement thereunder, (2) required by the terms of any plans, arrangements or contracts existing on the date of the Merger Agreement between Graham Packaging or any of its subsidiaries and any director, employee or equity holder of Graham Packaging or any of its subsidiaries or (3) acquisitions of limited partnership units in Graham Holdings upon the exchange thereof for shares of Graham Packaging Common Stock in accordance with the Graham Holdings exchange agreement and/or the management option unit exchange agreements entered into from time to time among Graham Packaging, Graham Holdings and certain Graham Packaging personnel (which we refer to as the “option unit exchange agreements”);

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other of its voting securities, any equity interests in any of its subsidiaries, including partnership interests, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except for (1) issuances or sales of any of the foregoing to Graham Holdings or any wholly owned subsidiary of Graham Holdings, (2) issuance of shares of Graham Packaging Common Stock upon the exercise of Graham Packaging stock options outstanding on the date of the Merger Agreement, (3) issuances of limited partnership units in Graham Holdings upon the exercise of Graham Holdings stock options outstanding on the date of the Merger Agreement, and (4) issuance of shares of Graham Packaging Common Stock upon the exchange of a partnership unit in Graham Holdings in accordance with the option unit exchange agreements and a corresponding issuance of a partnership unit in Graham Holdings to Graham Packaging in connection with any such exchange;

•	propose or adopt any amendments to its certificate of incorporation or by-laws;

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make any acquisition of any assets, rights or properties, except for (1) acquisitions which have a purchase price (including any assumption of indebtedness) not in excess of $40 million in the aggregate, (2) capital expenditures (subject to certain limitations set forth below) and (3) purchases of assets in the ordinary course of business, including from suppliers or vendors;

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(1) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any material contract, provided that no such renewal may be made if such renewal would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Graham Packaging, or (2) enter into any new contract containing (A) any material restriction on the ability of Graham Packaging and its subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on Graham Packaging and its subsidiaries engaging in any type or activity or business;

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sell, lease, transfer, license, subject to a lien, mortgage or pledge, allow to lapse or expire, or otherwise dispose of any rights, properties or assets of Graham Packaging or any of its subsidiaries that are material to Graham Packaging and its subsidiaries, taken as a whole, except (A) as required to be effected pursuant to contracts existing as of the date of the Merger Agreement or entered into after the date of the Merger Agreement in compliance with the Merger Agreement, or (B) in the ordinary course of business consistent with past practice;

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incur or otherwise acquire, or modify in any respect materially adverse to Graham Packaging and its subsidiaries, taken as a whole, the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person (other than Graham Holdings and any wholly owned subsidiary of Graham Holdings), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Graham Packaging or any of its subsidiaries, other than in the ordinary course of business, except for refinancing of existing indebtedness;

•	make any loans or advances to any person (other than loans or advances by Graham Holdings or any wholly owned subsidiary of Graham Holdings to Graham Packaging, Graham Holdings or any wholly owned subsidiary of Graham Holdings), other than (i) loans or advances made in the ordinary course of business, and (ii) as required by any contract or other legal obligation of Graham Packaging or any of its subsidiaries in existence as of the date of the Merger Agreement;

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make any new capital expenditure, other than capital expenditures in an aggregate amount not in excess of (A) 100% of the pro rata portion (between the date of the Merger Agreement and the closing date) plus (B) 20%, in each case of Graham Packaging’s 2011 annual budget for capital expenditures provided to Reynolds Group prior to the date of the Merger Agreement;

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waive, release, assign, settle or compromise any action other than settlements or compromises of actions where the amount paid by Graham Packaging or any of its subsidiaries (less the amount reserved for such matters by Graham Packaging and less the amount of any insurance recoveries) in settlement or compromise does not exceed $5 million in the aggregate;

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except as required by GAAP or as advised by Graham Packaging’s regular independent public accountant, make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of Graham Packaging in any material respect;

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other than in the ordinary course of business consistent with past practice or as required by applicable law or any contract in existence as of the date of the Merger Agreement, (i) increase the amount of compensation or benefit paid to, or enter into or amend any employment, change-in-control or severance agreement with, any executive officer or director of Graham Packaging or other Graham Packaging personnel (except, with respect to Graham Packaging personnel, as would not reasonably be expected to materially increase costs for Graham Packaging personnel in the aggregate), (ii) grant any bonuses to any Graham Packaging personnel, (iii) enter into or adopt any new benefit plan or amend or modify any existing benefit plan, or (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan;

•	authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of Graham Packaging or (B) to merge or consolidate Graham Packaging with or into any other person;

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outside of the ordinary course of Graham Packaging’s administration of its tax matters, adopt or change in any material respect any method of tax accounting in respect of recognition of income for U.S. federal income tax purposes, make or change any material tax election or file any amended material tax return;

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make any payments to any affiliate, other than (i) payments under existing contracts and renewals thereof in the ordinary course on arms’-length terms, (ii) payments under contracts entered into with portfolio companies of The Blackstone Group L.P. after the date of the Merger Agreement in the ordinary course of business on arms’-length terms, provided that The Blackstone Group L.P. did not participate in any negotiations or discussions concerning the terms of such contracts, and (iii) compensation or benefits paid to Graham Packaging personnel (subject to certain restrictions set forth above); or

•	except in the case of commitments to make new capital expenditures (subject to certain limitations set forth above), authorize any of, or commit or agree to take any of, the foregoing actions.

Stockholder Action by Written Consent

Immediately following the execution and delivery of the Amendment to the Merger Agreement, we were required to submit forms of irrevocable written consents to the Blackstone Entities authorizing, accepting, approving and adopting the Merger Agreement. If such Blackstone Entities’ written consents had not been executed and delivered to Graham Packaging and Reynolds Group by 5:00 a.m. New York time on June 17, 2011, Reynolds Group would have had the right, exercisable within five business days, to terminate the Merger Agreement. If such written consents had not been so executed and delivered and if Reynolds Group did not exercise such termination right, the Merger Agreement required us (subject to exceptions discussed above) to submit the authorization, acceptance, approval and adoption of the Merger Agreement to the stockholders of Graham Packaging at a special meeting convened for such purpose.

We received and delivered to Reynolds Group the required stockholder approval to adopt the Merger Agreement before 5:00 a.m. New York time on June 17, 2011, when the Blackstone Entities, which on such date owned approximately 60% of the outstanding shares of Common Stock, delivered a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. Therefore, no further approval by our stockholders is required in connection with the Merger Agreement or the Merger.

Restrictions on Solicitations

The Merger Agreement provides that Graham Packaging will not, and will cause its subsidiaries, its and their respective directors and officers, its financial advisor and the Blackstone Entities not to, and will direct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any takeover proposal (defined below); or

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enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement, understanding or arrangement with respect to, any takeover proposal.

Graham Packaging has also agreed that it will not take any action to exempt any person from the restrictions contained in any takeover law or otherwise cause such restrictions not to apply, in each case, unless such actions are taken simultaneously with a termination of the Merger Agreement in accordance with its terms.

Graham Packaging has agreed, and agreed to cause its subsidiaries and its and their respective directors and officers, and agreed to direct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives, to immediately cease all activities with any party with respect to any takeover proposal existing at the time the Merger Agreement was entered into, and Graham Packaging has agreed to promptly, and in any event within seven days of the date of the Merger Agreement, request, and to use commercially reasonable efforts to cause, the prompt return or destruction of all confidential information previously furnished to such parties or their representatives to the extent that Graham Packaging is entitled to have such documents returned or destroyed. Graham Packaging has also agreed to enforce the terms of, and not to amend, any standstill agreement existing at the time the Merger Agreement was entered into unless the failure to take such action with be inconsistent with Graham Packaging directors’ fiduciary duties under applicable law.

Notwithstanding the restrictions on solicitations set forth above, Graham Packaging was permitted to respond to an unsolicited bona fide takeover proposal from any third party before execution and delivery of the written consent by the Blackstone Entities (or, if such written consent were not received, prior to receipt of stockholder approval at a special meeting of the stockholders) so long as Graham Packaging’s special committee or the Graham Packaging board of directors, acting upon the recommendation of Graham Packaging’s special committee, determined in good faith that (A) (after consultation with its financial advisor (including at least one financial advisor who was not, and whose affiliates were not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside legal counsel) such takeover proposal constituted or could reasonably have been expected to lead to a superior proposal (defined below) and (B) (after consultation with its outside legal counsel) the failure to provide non-public information concerning Graham Packaging or enter into discussions or negotiations with such third party would have been inconsistent with Graham Packaging’s directors’ fiduciary duties under applicable law. In such circumstances Graham Packaging would have been permitted to:

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furnish to such party information with respect to Graham Packaging and its subsidiaries pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the existing confidentiality agreement between Reynolds Group and Graham Packaging (subject to certain exceptions), provided that all such information had previously been provided to Reynolds Group or would be provided to Reynolds Group within 24 hours after the time it is provided to such other party; and

•	participate in discussions or negotiations regarding such takeover proposal.

Graham Packaging did not receive any unsolicited bona fide takeover proposal before execution and delivery of the written consent by the Blackstone Entities.

Graham Packaging has agreed to notify Reynolds Group promptly (and in any event within 24 hours) in the event that it receives any takeover proposal, which notice must specify the terms and conditions of the takeover proposal (including the identity of the party making such takeover proposal and a copy of the proposed transaction agreements, if any). In addition, Graham Packaging has agreed to keep Reynolds Group reasonably informed of any material developments with respect to any takeover proposal, and has agreed not to, and to cause its subsidiaries not to, enter into any contract with any party that would prohibit Graham Packaging from providing such information to Reynolds Group.

Graham Packaging has agreed that neither its board of directors nor the special committee will cause a Graham Packaging adverse recommendation change. However, if Graham Packaging had received a bona fide takeover proposal before execution and delivery of the written consent by the Blackstone Entities, the special committee or the Graham Packaging board of directors would have been permitted to make a Graham Packaging adverse recommendation change in response to a bona fide takeover proposal if the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, had concluded in good faith, after consultation with its financial advisor (including at least one financial advisor who was not, and whose affiliates were not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside legal counsel, that (1) such takeover proposal would have, if consummated, constituted a superior proposal and (2) the failure to take such action would have been inconsistent with the directors’ fiduciary duties under applicable law. Notwithstanding the foregoing, neither the Graham Packaging board of directors nor the special committee would have been permitted to make a Graham Packaging adverse recommendation change or terminate the Merger Agreement unless:

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Graham Packaging notified Reynolds Group in writing, at least three business days before taking such action, of its intention to do so (which notice would have been required to specify in reasonable detail the terms and conditions of the takeover proposal giving rise to the intention to take such action (including the identity of the party making such takeover proposal and a copy of the relevant proposed transaction agreements, if any)), and

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during such three business day period Graham Packaging and its financial advisors and outside counsel had negotiated with Reynolds Group in good faith (to the extent Reynolds Group so desired to negotiate) to make adjustments to the terms and conditions of the Merger Agreement so that the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, would have determined in good faith (after consultation with its financial advisor (including at least one financial advisor who was not, and whose affiliates were not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside counsel) that such takeover proposal ceased to constitute a superior proposal.

In the event any material revisions had been made to such takeover proposal, Graham Packaging would have been required to satisfy the three business day notice requirement with a new written notice to Reynolds Group and the requirement to negotiate with Reynolds Group, in each case as described above with respect to such new written notice, and the notice period would have been deemed to have recommenced on the date of such new notice. Notwithstanding the foregoing, the obligation of Graham Packaging to deliver a new written notice to Reynolds Group and to provide a new three business day notice period would have applied only once with respect to a particular takeover proposal (after giving effect to any amendment, modification or change to such takeover proposal, made within such three business day period, that would have required Graham Packaging to deliver a new written notice to Reynolds Group, as described above, with respect to such new written notice), regardless of any subsequent amendment, modification or change to such takeover proposal.

For purposes of the Merger Agreement, a “takeover proposal” means any inquiry, proposal, indication of interest or offer (or modification of any of the foregoing) concerning (i) a merger, consolidation or other business combination, tender offer, exchange offer, recapitalization, reorganization or any transaction involving the purchase or acquisition of 20% or more of the shares of Graham Packaging Common Stock, including as a result of a primary issuance of Graham Packaging Common Stock, or (ii) a direct or indirect purchase or acquisition of 20% or more of the assets of Graham Packaging and its subsidiaries, taken as a whole (other than any such proposal or offer made by Reynolds Group or any of its affiliates).

For purposes of the Merger Agreement, a “superior proposal” means any bona fide written takeover proposal which the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account (A) any proposal by Reynolds Group to amend or modify the terms of the Merger Agreement, (B) the terms, conditions, timing, likelihood of consummation and all financial, legal, regulatory and other aspects, including financing certainty, of the takeover proposal and (C) the person making the takeover proposal, (i) would, if consummated, be more favorable to Graham Packaging’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed on the terms proposed (provided that for the purpose of this definition, references to “20%” in the definition of takeover proposal are deemed to be references to “50%”).

A “Graham Packaging adverse recommendation change” means withdrawing or modifying or qualifying (or publicly proposing to withdraw or modify or qualify) in any manner adverse to Reynolds Group the recommendation by the Graham Packaging board of directors to Graham Packaging stockholders to approve and adopt the Merger Agreement.

Further Actions; Efforts

Each of Graham Packaging and Reynolds Group have agreed, subject to certain exceptions, to

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use its reasonable best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable and to obtain or make as promptly as practicable all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable;

•	take all actions as may be requested by any governmental entity to obtain such authorizations, consents, orders and approvals;

•	cooperate with the reasonable requests of the other party in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals; and

•	promptly make all filings and notifications with all governmental entities that may be or may become necessary, proper or advisable under applicable antitrust laws.

Reynolds Group has agreed, if such action is necessary to prevent the commencement of any proceeding or the issuance of any order, decree, decision, determination or judgment by any governmental entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement, that it will, prior to such commencement or issuance and on behalf of itself and such of its subsidiaries as may be relevant in this regard, proffer their willingness to take, and agree to take, such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions), and Reynolds Group will agree promptly to effect such actions, in each case as may be necessary to prevent such commencement or issuance. In the event of any such commencement or issuance, Reynolds Group will defend through litigation on the merits any claim asserted by any party, including any governmental entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Reynolds Group will use its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement.

In connection with the efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by the Merger Agreement under the HSR Act or any other antitrust law, Reynolds Group will take the lead in directing strategy, subject to reasonable consultation with Graham Packaging, in connection with all matters relating to obtaining clearances and approvals from governmental entities and the expiration of waiting periods. Graham Packaging will not, and will cause its subsidiaries not to, agree to participate in any meeting with any governmental entity unless it consults with Reynolds Group in advance and, to the extent permitted by the relevant governmental entity, gives Reynolds Group the opportunity to attend and participate at such meeting.

For additional information on the regulatory consents and approvals required to be obtained, see “The Merger—Regulatory and Other Approvals” beginning on page 50.

The Merger Agreement contains additional agreements between Reynolds Group and Graham Packaging relating to, among other things:

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providing the other party with the opportunity to participate in the defense or settlement of any litigation brought by a third party against such party or its directors relating to the transactions contemplated by the Merger Agreement, and no settlement will be agreed to without the other party’s prior written consent;

•	preparation of this information statement;

•	requiring the parties to consult with each other regarding public announcements;

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using reasonable best efforts to ensure that no state takeover law is or becomes applicable to the Merger Agreement, the voting agreement, the Merger or the other transactions contemplated by the Merger Agreement and the voting agreement;

•	ensuring exemption of certain transactions by Graham Packaging directors and officers in connection with the Merger under Rule 16b-3 of the Exchange Act;

•	actions with respect to existing Graham Packaging arrangements, including Graham Packaging using its reasonable best efforts to terminate its existing registration rights agreement; and

•	Graham Packaging causing the consummation of the Graham Holdings Merger.

Employee Benefits Matters

Reynolds Group has agreed, for the period commencing on the effective time of the Merger and ending on the date that is 9 months following the closing date of the Merger, to provide each employee of Graham Packaging and its subsidiaries (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which will be binding following the effective time and will be respected by Reynolds Group) who remains in the active employment of Reynolds Group and its subsidiaries with (i) an annual rate of salary or wages and annual incentive opportunities that are no less favorable, in the aggregate, than that provided as of the date of the Merger Agreement and (ii) employee benefits, including severance, that are no less favorable, in the aggregate, than the employee benefits provided as of the date of the Merger Agreement. Employees of Graham Packaging will not, however, participate in any equity based programs following the consummation of the Merger.

The Merger Agreement provides that no provision therein will be construed as requiring, and Graham Packaging will take no action that would have the effect of requiring, Reynolds Group and its subsidiaries to continue any specific employee benefit plans, provide any special incentive or retention arrangement or to continue the employment of any specific person following the Merger.

In connection with the transactions contemplated by the Silgan Merger Agreement, the Graham Packaging board of directors approved new retention agreements for selected senior executives the terms and conditions of which apply to the Merger with Reynolds Group. One-half of the retention award is payable upon closing of the Merger and one-half is payable on the first anniversary of the closing. If the executive is terminated without “cause” or resigns for “good reason,” then these payments will be accelerated, but if the executive resigns without “good reason” before the scheduled payment date, then the unpaid portion will be forfeited. In connection with the Merger, the Graham Packaging board of directors has also approved cash payments to certain Graham Packaging executives to compensate such executives for equity awards Graham Packaging anticipated granting in 2011 had Graham Packaging not entered into a merger agreement. These payments are contingent upon the closing of the Merger and the recipient remaining employed by Graham Packaging through such closing.

Reynolds Group will recognize the service of each continuing employee with Graham Packaging or its subsidiaries (or any predecessor companies) as if such service had been performed with Reynolds Group with respect to any plans or programs in which continuing employees are eligible to participate after the effective time of the Merger for purposes of (i) eligibility for vacation, (ii) eligibility and participation under defined contribution retirement plans, health or welfare plans (other than post-employment health or welfare plans), (iii) eligibility for and vesting of matching contributions under any 401(k) plan, and (iv) benefits accrual purposes under any severance plan (except to the extent such treatment would result in duplicative benefits).

With respect to any welfare plan maintained by Reynolds Group and its subsidiaries in which continuing employees are eligible to participate after the effective time of the Merger, Reynolds Group will waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements and waiting periods to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Graham Packaging prior to the effective time. Credit will be given for any co-payments and deductibles paid prior to the effective time in the same plan year in which the effective time occurs in satisfying any analogous deductible or out-of-pocket requirements, as if there had been a single continuous employer.

From and after the effective time of the Merger, Reynolds Group and its subsidiaries will honor all obligations under Graham Packaging benefit plans and compensation, retention and severance arrangements and agreements in accordance with their terms as in effect immediately before the effective time.

Reynolds Group will cause Graham Packaging to pay to each participant who is, as of the closing date, in Graham Packaging annual bonus plans (including Graham Packaging’s annual incentive plan), a pro-rated annual bonus in respect of the 2011 calendar year calculated based on service and actual year-to-date performance of Graham Packaging through the closing date, provided that payment of such bonuses will remain contingent on the participant’s continued employment through December 31, 2011 (except that any such participant whose employment is terminated by Graham Packaging without cause or by the participant for good reason after the closing date and on or prior to December 31, 2011 will be entitled to receive such pro-rated bonus upon such termination of employment or a later date to the extent necessary to satisfy Code Section 409A. After the closing date, Reynolds Group will establish in good faith performance metrics for the remainder of the 2011 calendar year for Graham Packaging under, and in compliance with, the bonus plans. All bonuses under the bonus plans in respect of calendar year 2011 will be paid by Graham Packaging no later than March 15, 2012.

Reynolds Group’s obligations with respect to such employee benefit matters are for the sole benefit of Graham Packaging, and do not create any third-party beneficiary rights in any individual, including Graham Packaging employees.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement contains provisions relating to the indemnification of and insurance for Graham Packaging’s and its subsidiaries’ current and former directors and officers. Reynolds Group will indemnify and hold harmless each current and former officer and director of Graham Packaging against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action or investigation arising out of or pertaining to the fact that such indemnified party is or was a director, officer, employee or fiduciary of Graham Packaging or any of its subsidiaries.

All rights in existence under Graham Packaging’s organizational documents on the date of the Merger Agreement regarding elimination of liability of directors and indemnification of and advancement of expenses to directors and officers will survive the Merger for a period of six years from the effective time of the Merger.

The Merger Agreement also provides that Graham Packaging will, and if Graham Packaging is unable to, Reynolds Group will as of the completion of the Merger, cause the persons covered by Graham Packaging’s existing directors’ and officers’ liability insurance policies to be covered for a period of six years after completion of the Merger by non-cancellable “tail” liability insurance policies to the extent such persons are covered by such policies as of the completion of the Merger, or policies with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Graham Packaging’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring at or prior to the completion of the Merger (including in connection with the Merger or the transactions contemplated thereby); provided that the one-time premium for such coverage shall not be more than 250% of the annual premium currently paid by Graham Packaging for such insurance. If Graham Packaging and Reynolds Group for any reason fail to obtain such “tail” insurance policies as of the completion of the Merger, Reynolds Group will maintain liability insurance policies for a period of six years to the extent such persons are covered by such policies as of the completion of the Merger, or policies with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Graham Packaging’s existing directors’ and officers’ liability insurance policies; provided that the annual premium for such coverage shall not be more than 250% of the annual premium currently paid by Graham Packaging for such insurance.

Financing Covenant; Company Cooperation

Reynolds Group has agreed to use its reasonable best efforts to obtain the financing on the terms and conditions described in the commitment letter, including:

•	maintaining in effect the commitment letter;

•	negotiating and entering into definitive documentation on the terms and conditions described in the commitment letter;

•	satisfying on a timely basis all conditions that are within its control to obtaining the financing as set forth in the commitment letter;

•	consummating the financing contemplated by the commitment letter on or prior to the closing of the Merger, including using reasonable best efforts to cause the lenders to fund the financing; and

•

enforcing its rights under the commitment letter, including by seeking specific performance of the parties thereunder if necessary, unless Reynolds Group reasonably concludes that seeking specific performance is impracticable or not reasonably likely to succeed under such circumstances.

Reynolds Group may amend, replace, supplement or otherwise modify, or waive any of its rights under, the commitment letter, including to substitute other debt for all or any portion of the financing of the Merger from the same and/or alternative financing sources, including by electing to utilize Reynolds Group’s existing credit agreement as a form of alternative financing (subject to obtaining the consent of the required lenders (as defined in Reynolds Group’s credit agreement), provided that any such amendment, replacement, supplement or other modification or waiver does not (A) expand upon the conditions to obtaining the financing in a manner that would reasonably be expected to make any portion of the funding of the financing less likely to be obtained or delay in any material respect the funding of the financing or (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement. In the event that any portion of the financing becomes unavailable on the terms and conditions set forth in the commitment letter, Reynolds Group has agreed to use its best efforts to obtain any such portion from alternative sources provided that Reynolds Group is not required to obtain alternative financing on terms and conditions that are not, in the aggregate, at least as favorable to Reynolds Group as those in the commitment letter.

Graham Packaging has agreed to provide, and to use its reasonable best efforts to cause its representatives to provide, all cooperation with the arrangement of the financing reasonably requested by Reynolds Group, including:

•

furnishing Reynolds Group and the financing sources with financial and other pertinent information regarding Graham Packaging and its subsidiaries as may be reasonably requested by Reynolds Group to consummate the financing;

•	participating in meetings, drafting sessions, presentations, road show and due diligence sessions with the financing sources, investors and rating agencies; and

•	assisting Reynolds Group and the financing sources in preparation of documents and materials for any portion of the financing and materials for rating agency presentations.

Reynolds Group has agreed to reimburse Graham Packaging for the reasonable out-of-pocket costs incurred in connection with the assistance described above. Subject to Graham Packaging’s compliance in all material respects with its obligation to cooperate with Reynolds Group in obtaining the financing, Reynolds Group has also agreed to provide the offering document contemplated by the commitment letter on a sufficiently timely basis as to permit the marketing period contemplated by the commitment letter to be completed as promptly as practicable, and in any event prior to March 20, 2012.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligation of each of Reynolds Group and Graham Packaging to complete the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the Merger of the following conditions:

•

the adoption of the Merger Agreement by the Graham Packaging stockholders (which condition was satisfied when the Blackstone Entities executed a written consent adopting the Merger Agreement on June 17, 2011);

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction that would prohibit the consummation of the Merger; and

•	the expiration or termination of the waiting periods applicable to the consummation of the Merger under the HSR Act and receipt of certain foreign antitrust approvals.

Conditions to Obligations of Reynolds Group and Merger Sub

The obligation of Reynolds Group and Merger Sub to consummate the Merger is further subject to satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the Merger of the following conditions:

•

the representations and warranties of Graham Packaging set forth in the Merger Agreement regarding capital structure must be true and correct in all material respects as of the closing date of the Merger as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

the representation and warranty of Graham Packaging set forth in the Merger Agreement regarding the absence of a material adverse effect on Graham Packaging since January 1, 2011 must be true and correct in all respects as of the closing date of the Merger as though made on the closing date;

•

all other representations and warranties of Graham Packaging set forth in the Merger Agreement must be true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect) as of the closing date of the Merger as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a material adverse effect on Graham Packaging;

•

Graham Packaging must have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under the Merger Agreement at or prior to the closing date;

•	Graham Packaging must have delivered to Reynolds Group certificates signed on its behalf by an executive officer certifying as to the matters set forth above in the preceding bullets;

•

the marketing period contemplated by the commitment letter must have occurred and been completed, unless Reynolds Group (and/or any of its subsidiaries or affiliates) have received (and shall continue to hold in escrow, if applicable) at least $5 billion in gross cash proceeds as contemplated by the commitment letter prior to the commencement of the marketing period; and

•	the Graham Holdings Merger must have been consummated immediately prior to the effective time of the Merger.

Conditions to Obligations of Graham Packaging

The obligation of Graham Packaging to consummate the Merger is further subject to satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the Merger of the following conditions:

•

the representations and warranties of Reynolds Group set forth in the Merger Agreement must be true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect) as of the closing date of the Merger as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be true and correct that would not reasonably be expected to be materially adverse to the ability of Reynolds Group or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•

Reynolds Group must have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under the Merger Agreement at or prior to the closing date; and

•	Reynolds Group must have delivered to Graham Packaging certificates signed on its behalf by an executive officer certifying as to the matters set forth above in the preceding bullets.

Amendments; Waivers

The Merger Agreement may be amended by the parties at any time prior to the effective time of the Merger, before or after receipt of Graham Packaging stockholder approval, by an instrument in writing signed on behalf of each of the parties. However, after the execution and delivery of the written consent by the Blackstone Entities on June 17, 2011, there will be no amendment to the Merger Agreement that would require further approval of the stockholders of Graham Packaging without such further approval.

The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

An amendment or waiver of the Merger Agreement, in order to be effective, will require, in the case of Reynolds Group, action by its board of directors and, in the case of Graham Packaging, action by its board of directors and action by the special committee (except that action of the Graham Packaging board of directors will not be required with respect to an amendment or waiver involving a subject matter for which the Graham Packaging board of directors has delegated exclusive decision making authority to the special committee).

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the effective time of the Merger:

•	by mutual written consent of Reynolds Group and Graham Packaging;

•	by either Reynolds Group or Graham Packaging:

•

if the Merger has not been consummated on or before March 20, 2012 (which we refer to as the “outside date”), unless the failure to fulfill any material obligation under the Merger Agreement by the party seeking to terminate has been a proximate cause of the failure of the Merger to be consummated on or before the outside date;

•

if a governmental entity of competent jurisdiction that must grant an approval of the Merger has denied approval of the Merger and such denial has become final and nonappealable; or any governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or action has become final and nonappealable, provided that the party seeking to terminate has used its reasonable best efforts to have such order, decree, ruling or action lifted if and to the extent required by the Merger Agreement;

•

had it been the case that the written consent of the Blackstone Entities was not executed and delivered before the deadline under the Merger Agreement, if the adoption of the Merger Agreement by the Graham Packaging stockholders was not obtained at a meeting of Graham Packaging’s stockholders (or any adjournment or postponement thereof);

•	by Reynolds Group:

•

if, provided that Reynolds Group is not in material breach of its obligations under the Merger Agreement, Graham Packaging breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions to the closing relating to the accuracy of the representations and warranties of Graham Packaging (subject to certain materiality qualifiers) or compliance by Graham Packaging in all material respects with its obligations under the Merger Agreement and (ii) is incapable of being cured by Graham Packaging by the outside date;

•

if (i) prior to the execution and delivery of the written consent of the Blackstone Entities, a Graham Packaging adverse recommendation change had occurred or (ii) Graham Packaging or the special committee has approved or recommended, or entered into or allowed Graham Packaging or any of its subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract with respect to, a takeover proposal (provided that for purposes of the definition of “takeover proposal,” references to “20%” are replaced by references to “50%”);

•

if the written consent of the Blackstone Entities had not been executed and delivered before 5:00 a.m. New York time on June 17, 2011 (provided that, if the Blackstone Entities had failed to deliver the written consent, Reynolds Group would only have had the right to terminate the Merger Agreement under these circumstances for five business days) ;

•	by Graham Packaging:

•	if, provided that Graham Packaging is not in material breach of its obligations under the Merger Agreement, Reynolds Group or Merger Sub breaches or fails to perform any of its representations,

warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions to the closing relating to the accuracy of the representations and warranties of Reynolds Group (subject to certain materiality qualifiers) or compliance by Reynolds Group in all material respects with its obligations under the Merger Agreement and (ii) is incapable of being cured by Reynolds Group by the outside date; or

•

if, in accordance with the restrictions relating to takeover proposals described above, prior to the execution and delivery of the written consent of the Blackstone Entities, in order to accept a bona fide takeover proposal that the special committee or the Graham Packaging board of directors, acting upon the recommendation of the special committee, had concluded in good faith (after consultation with its financial advisor (including at least one financial advisor who was not, and whose affiliates were not, proposing to provide debt or equity financing in connection with such takeover proposal) and outside legal counsel), would have, if consummated, constituted a superior proposal (which we refer to as a “Superior Proposal Agreement Termination”).

Any termination of the Merger Agreement must be, in the case of Reynolds Group, upon action by its board of directors, and, in the case of Graham Packaging, upon action by its board of directors or the special committee, provided that if the Merger Agreement had been terminated by Graham Packaging in order to accept a bona fide takeover proposal that would have, if consummated, constituted a superior proposal (subject to the restrictions on Graham Packaging’s ability to terminate described above), the Graham Packaging board of directors would have been required to act upon the recommendation of the special committee.

Effect of Termination

If the Merger Agreement is terminated as described in “— Termination of the Merger Agreement” above, the Merger Agreement will be void and have no effect, and there will be no liability or obligation of any party under the Merger Agreement except that:

•

designated provisions of the Merger Agreement, including (i) the confidential treatment of information, (ii) provisions regarding reimbursements of expenses and indemnification in connection with financing for the Merger and the other transactions contemplated by the Merger Agreement (including the Graham Holdings Merger), (iii) the ability of Reynolds Group or Graham Packaging to specifically enforce the Merger Agreement or pursue damages against the other party and (iv) the allocation of fees and expenses, including, if applicable, the termination fee described below, will survive termination; and

•

no termination will relieve any party from any liability or damages resulting from fraud or the willful and material breach by a party of any of its covenants or agreements set forth in the Merger Agreement (which liability or damages in the case of the willful and material breach by Reynolds Group or Merger Sub includes, without limitation, the $39.5 million termination fee paid by Graham Packaging to Silgan in connection with the termination of the Silgan Merger Agreement).

Termination Fees and Expenses

Fees

Graham Packaging would have been required to pay to Reynolds Group a termination fee of $39.5 million if the Merger Agreement had been terminated due to a Superior Proposal Agreement Termination, or by Reynolds Group if a Graham Packaging adverse recommendation change had occurred prior to the execution and delivery of the written consent of the Blackstone Entities.

Graham Packaging would have been required to pay to Reynolds Group a termination fee of $39.5 million upon termination by Reynolds Group if Graham Packaging or the special committee has approved or recommended, or enters into or allows Graham Packaging or any of its subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract with respect to, a takeover proposal (provided that for purposes of the definition of “takeover proposal,” references to “20%” are replaced by references to “50%”).

Expenses

In general, and except as described below, each of Reynolds Group and Graham Packaging will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated.

In the event that this Agreement is terminated by either Reynolds Group or Graham Packaging as a result of the other party breaching or failing to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, then such other party must reimburse the terminating party for its actual, reasonable and documented out-of-pocket fees and expenses incurred prior to the termination of the Merger Agreement in connection with the Merger and the other transactions contemplated by the Merger Agreement, including Reynolds Group’s financing, and the terminating party’s due diligence investigation, up to an aggregate maximum amount of $12 million.

Remedies

Reynolds Group and Graham Packaging have agreed that the parties will be entitled to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of New York, this being in addition to any other remedy to which the parties are entitled at law or in equity. The parties have agreed to bring any action against the financing sources relating to the Merger Agreement or the transactions contemplated thereby, including but not limited to any dispute arising out of or relating in any way to the commitment letter or the performance thereof, in the Supreme Court of the State of New York, County of New York or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York.

The Merger Agreement may only be enforced against the entities that are expressly identified as parties thereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or affiliates of any party thereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (which we refer to as the “non-recourse parties”) will have any liability for any obligations or liabilities of the parties to the Merger Agreement.

The Merger Agreement is not intended to and does not confer upon any person other than the parties thereto any legal or equitable rights or remedies, except that:

•

following the effective time of the Merger, each holder of Graham Packaging Common Stock is entitled to enforce the provisions of the Merger Agreement to the extent necessary to receive the Merger Consideration to which such holder is entitled;

•

following the effective time of the Merger, the provisions in the Merger Agreement relating to indemnification and exculpation from liability for the directors and officers of Graham Packaging will be enforceable by each indemnified party and his or her heirs or representatives;

•	the jurisdiction provision will be enforceable by each financing source; and

•	the no recourse provision will be enforceable by the non-recourse parties.

ANCILLARY AGREEMENTS

Blackstone Voting Agreement

In connection with the execution of the Merger Agreement, Reynolds Group entered into a voting agreement with the Blackstone Entities to facilitate the Merger of Merger Sub with and into Graham Packaging. As of June 17, 2011, the Blackstone Entities owned 40,295,507 shares of our Common Stock, which represented, in the aggregate, approximately 60% of the outstanding shares of our Common Stock as of such date. Reynolds Group required the Blackstone Entities to enter into the voting agreement as a condition to entering into the Merger Agreement due to the fact that there was no assurance that Reynolds Group would choose to terminate the Merger Agreement if the Blackstone Entities did not deliver a written consent adopting the Merger Agreement in accordance with the Merger Agreement. Under the voting agreement, the Blackstone Entities agreed that in the event that the Blackstone Entities did not deliver a written consent adopting the Merger Agreement in accordance with the Merger Agreement, the Blackstone Entities would vote in favor of adoption of the Merger Agreement and against alternative transactions and other matters that would impede with, delay, postpone, discourage, frustrate the purpose of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement at any Graham Packaging stockholders meeting. On June 17, 2011, the Blackstone Entities executed a written consent authorizing, accepting, approving and adopting the Merger Agreement. No further action by any Graham Packaging stockholder is required in connection with the adoption of the Merger Agreement. As a result, Graham Packaging has not and will not be soliciting votes for the adoption of the Merger Agreement and does not intend to call a stockholders meeting in connection with the Merger.

Graham Family Agreement

In connection with the execution of the Silgan Merger Agreement, the Graham family entered into an agreement with Graham Packaging, which we refer to as the “Graham Family Agreement.” The Graham Family Agreement remains in full force and effect under its terms and applies with respect to the Merger to the same extent as it applied to the merger contemplated by the Silgan Merger Agreement.

In connection with its IPO, Graham Packaging had entered into an income tax receivable agreement, dated as of February 10, 2010, with GPC Holdings, L.P., an entity controlled by the Graham family, which provides for the payment by Graham Packaging to the Graham family of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that Graham Packaging actually realizes (or is deemed to realize in the case of an early termination payment or a change of control) as a result of increases to the tax basis of the assets of Graham Holdings that are attributable to exchanges by the Graham family of their limited partnership units in Graham Holdings, and certain other tax benefits related to Graham Packaging’s entering into the income tax receivable agreement, including tax benefits attributable to payments under the income tax receivable agreement itself. At the closing of the Merger, Reynolds Group will pay, or cause to be paid, an early termination payment in the amount of $56.5 million to the Graham family in respect of the income tax receivable agreement, and pursuant to the Graham Family Agreement, upon the making of this payment, the income tax receivable agreement will terminate. Additionally, pursuant to the Graham Family Agreement, the Graham family agreed that certain existing agreements with Graham Packaging will be terminated at the closing of the Merger. In consideration for the Graham family agreeing to the matters set forth in the Graham Family Agreement, including agreeing to forego the Graham family’s right to receive an annual fee in the amount of $1.0 million under the Sixth Amended and Restated Agreement of Limited Partnership of Graham Holdings, the agreement entitles the Graham family to a payment of $7.0 million upon the closing of the Merger. The Graham family does not have control over the management or board of directors of Graham Packaging and did not participate in or influence the negotiations of the Merger Agreement.

MARKET PRICES OF COMMON STOCK AND

DIVIDEND INFORMATION

Our Common Stock is listed for trading on the NYSE under the symbol “GRM”. As of July 18, 2011, there were 67,754,824 shares of Common Stock outstanding, held by 12 stockholders of record. The following table sets forth, for the indicated periods, the reported high and low daily closing sales prices per share of Common Stock on the NYSE. Graham Packaging Common Stock began trading on the NYSE on February 11, 2010.

Market Information

	Common Stock
	High	Low
Fiscal Year Ending December 31, 2010
1st Quarter	$13.20	7.34
2nd Quarter	$13.52	11.34
3rd Quarter	$14.12	10.32
4th Quarter	$13.82	11.37
Fiscal Year Ending December 31, 2011
1st Quarter	$17.99	13.51
2nd Quarter	$26.28	16.71
3rd Quarter (through July 18, 2011)	$25.36	25.26

The closing share price of our Common Stock on April 12, 2011, the last trading day prior to the announcement of the execution of the Silgan Merger Agreement, was $16.71 per share. On July 18, 2011, the most recent practicable date prior to the date of this information statement, the closing sale price of our Common Stock on the NYSE was $25.26 per share.

Graham Packaging has not paid any dividends on our Common Stock during the periods indicated in the table above. The terms of the Merger Agreement do not allow us to declare or pay a dividend between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law (the “DGCL”) which is attached to this information statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex E to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference the full text of Section 262 of the DGCL, which appears in Annex E to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our Common Stock. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date fixed in advance by the corporation (which record date shall not be more than 10 days prior to the date the notice is given) with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of our Common Stock and Section 262 of the DGCL is attached to this information statement as Annex E. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of our Common Stock who desire to exercise their appraisal rights must deliver to Graham Packaging a written demand for appraisal of their shares of our Common Stock no later than 20 days after the date of mailing of the information statement, or August 9, 2011. A demand for appraisal will be sufficient if it reasonably informs Graham Packaging of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares must be mailed or delivered to: Graham Packaging Company Inc., 2401 Pleasant Valley Road, York, Pennsylvania 17402, Attention: General Counsel. Only a holder of record of shares of Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Common Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

Within 10 days after the effective time of the Merger, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of Graham Packaging’s stockholders who properly asserted appraisal rights under Section 262 of the DGCL. At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the effective time of the Merger, any stockholder who properly asserted appraisal rights under Section 262 of the DGCL, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determination of the stockholders entitled to appraisal of their shares of Common Stock, the Delaware Court of Chancery will appraise the shares of Common Stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration. Moreover, we do not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the per share Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment as of a record date prior to the effective time of the Merger. If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the Merger into the right to receive the $25.50 per share cash payment (without interest) pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the effective date of the Merger (or thereafter with the written approval of Graham Packaging) and accept the Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Graham Packaging without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective time of the Merger. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, Graham Packaging’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of July 18, 2011 with respect to shares of our Common Stock beneficially owned by each of our directors and the named executive officers, all of our directors and executive officers as a group and each person we believe to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock as of such date. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the director or executive officer on or within 60 days after July 18, 2011. In the case of our directors and executive officers, the information below has been provided by such persons at our request.

Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Common Stock Outstanding
Principal Stockholders
Blackstone Entities(1)	40,295,507	59.5%
Graham Family(2)	3,640,621	5.2%
Mario Gabelli(3)	3,933,829	5.8%
Directors and Executive Officers*
Chinh E. Chu(4)	—	—
Vikrant Sawhney(5)	—	—
Angelo G. Acconcia(6)	—	—
Charles E. Kiernan(7)	63,339	*	*
Gary G. Michael(7)	63,339	*	*
John R. Chiminski(8)	5,034	*	*
John R. Murphy	—	—
Mark S. Burgess(9)	506,146	*	*
David W. Bullock(10)	142,642	*	*
Peter T. Lennox (11)	44,222	*	*
David W. Cargile(12)	106,856	*	*
Michael L. Korniczky(13)	22,310	*	*
All directors and executive officers as a group (14 persons)	1,035,565	1.5%

*	Except as noted below, all beneficial owners are members of the board of directors and/or officers of Graham Packaging and can be reached at 2401 Pleasant Valley Road, York, Pennsylvania 17402.
**	Less than 1%.
(1)	Includes 32,149,860 shares of Common Stock held by Blackstone Capital Partners III Merchant Banking Fund L.P., 5,727,916 shares of Common Stock held by Blackstone Offshore Capital Partners III L.P. and 2,417,731 shares of Common Stock held by Blackstone Family Investment Partnership III L.P. (collectively, the “Blackstone Funds”). Blackstone Management Associates III L.L.C. (“BMA”) is the general partner of each of such entities. Messrs Chu, Sawhney and Acconcia are members of BMA, which has investment and voting control over the shares held or controlled by each of the Blackstone Funds. Each of such persons disclaims beneficial ownership of such shares. Messrs. Chu, Sawhney and Acconcia are members of our Board and Messrs. Chu and Sawhney are Senior Managing Directors of The Blackstone Group L.P. The address of each of the preceding investors is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	The Graham family holds an aggregate of 983,263 shares and 2,657,358 limited partnership units. Pursuant to the Exchange Agreement, the Graham family has the right to exchange such limited partnership units for shares of our Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, stock dividends and reclassifications. GPC Holdings, L.P. (“GPC LP”), a Pennsylvania limited partnership, and Graham Packaging Corporation, a Pennsylvania corporation, are wholly owned, directly or indirectly, by the Graham family and are controlled by Donald C. Graham and his family. The address of both is c/o Graham Capital Company, P.O. Box 1104, York, Pennsylvania 17405-1104.

(3)	Information based on the Form 13D filed on July 1, 2011, includes 1,717,000 shares of Common Stock held by GAMCO Asset Management Inc., 1,456,396 shares of Common Stock held by Gabelli Funds, LLC, 465,933 shares of Common Stock held by Gabelli Securities, Inc., 146,500 shares of Common Stock held by Mario Gabelli, 55,000 shares of Common Stock held by GGCP, Inc., 50,000 shares of Common Stock held by Gabelli Foundation, Inc., 30,000 shares of Common Stock held by GAMCO Investors, Inc. and 13,000 shares of Common Stock held by MJG Associates, Inc. Mario Gabelli is deemed to have beneficial ownership of the shares of Common Stock owned beneficially by each of the preceding investors. Each of the foregoing reports its address at c/o Peter D. Goldstein, GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580.
(4)	Mr. Chu, a member of our board of directors, is a Senior Managing Director of The Blackstone Group L.P. and a member of BMA, which has investment and voting control over the shares held or controlled by each of the Blackstone Funds. Mr. Chu disclaims beneficial ownership of such shares.
(5)	Mr. Sawhney, a member of our board of directors, is a Senior Managing Director of The Blackstone Group L.P. and a member of BMA, which has investment and voting control over the shares held or controlled by each of the Blackstone Funds. Mr. Sawhney disclaims beneficial ownership of such shares.
(6)	Mr. Acconcia, a member of our board of directors, is a member of BMA, which has investment and voting control over the shares held or controlled by each of the Blackstone Funds. Mr. Acconcia disclaims beneficial ownership of such shares.
(7)	Of the shares shown as beneficially owned, all 63,339 represent presently exercisable rights to acquire shares of Common Stock through the exchange of limited partnership units issuable upon exercise of options.
(8)	Of the shares shown as beneficially owned, all 5,034 represent presently exercisable options to purchase shares of Common Stock.
(9)	Of the shares shown as beneficially owned, 419,362 represent presently exercisable rights to acquire shares of Common Stock through the exchange of limited partnership units issuable upon exercise of options, and 86,784 represent presently exercisable options to purchase shares of Common Stock.
(10)	Of the shares shown as beneficially owned, 37,612 are shares of Common Stock directly owned by Mr. Bullock, 75,629 represent presently exercisable rights to acquire shares of Common Stock through the exchange of limited partnership units issuable upon exercise of options and 29,401 represent presently exercisable options to purchase shares of Common Stock.
(11)	Of the shares shown as beneficially owned, 17,867 represent presently exercisable rights to acquire shares of Common Stock through the exchange of limited partnership units issuable upon exercise of options and 26,355 represent presently exercisable options to purchase shares of Common Stock.
(12)	Of the shares shown as beneficially owned, 21,112 are shares of Common Stock directly owned by Mr. Cargile, 71,091 represent presently exercisable rights to acquire shares of Common Stock through the exchange of limited partnership units issuable upon exercise of options and 14,653 represent presently exercisable options to purchase shares of Common Stock.
(13)	Of the shares shown as beneficially owned, 14,180 represent presently exercisable rights to acquire shares of Common Stock through the exchange of limited partnership units issuable upon exercise of options and 8,130 represent presently exercisable options to purchase shares of Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

Graham Packaging files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about Graham Packaging. Stockholders may read and copy any reports, statements or other information filed by Graham Packaging at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Graham Packaging’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of Graham Packaging’s website at www.grahampackaging.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows Graham Packaging to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that Graham Packaging may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that Graham Packaging files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

Graham Packaging incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective date of the Merger. Graham Packaging also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

SEC File Number 001-34621	Period
Current Reports on Form 8-K	Filed on January 20, 2011; Filed on February 10, 2011 (for Item 5.02 only); Filed on April 13, 2011; Filed on April 14, 2011; Filed on May 16, 2011; Filed on June 13, 2011; Filed on June 14, 2011; Filed on June 17, 2011; Filed on June 22, 2011 (other than with respect to information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01).

Annual Report on Form 10-K	Year Ended December 31, 2010 (Filed on February 24, 2011).

Annual Report on Form 10-K/A	Year Ended December 31, 2010 (Filed on May 2, 2011).

Quarterly Report on Form 10-Q	Period Ended March 31, 2011 (Filed on May 2, 2011).

Graham Packaging undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

Reynolds Group and Merger Sub have supplied, and Graham Packaging has not independently verified, the information in this information statement relating to Reynolds Group and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Jeff Grossman, Investor Relations, Graham Packaging Company Inc., 2401 Pleasant Valley Road, York, Pennsylvania 17402, telephone (717) 771-3220. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information other than that contained in or incorporated by reference in this information statement. Graham Packaging has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated July 19, 2011. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Graham Packaging will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of June 17, 2011

between

Reynolds Group Holdings Limited

Bucephalas Acquisition Corp.

and

Graham Packaging Company Inc.

TABLE OF CONTENTS

A-i

A-ii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	A-25
Actions	A-11
Affiliate	A-45
Agreement	A-1
Ancillary Agreements	A-45
Antitrust Law	A-30
Bankruptcy and Equity Exception	A-9
Blackstone Entities	A-45
Bonus Plans	A-34
Book-Entry Shares	A-3
Business Day	A-45
Certificate	A-3
Certificate of Merger	A-2
Closing	A-1
Closing Date	A-1
Commitment Letter	A-21
Commonly Controlled Entity	A-45
Company	A-1
Company Adverse Recommendation Change	A-26
Company Benefit Plan	A-45
Company Bylaws	A-7
Company Certificate	A-7
Company Common Stock	A-2
Company Disclosure Letter	A-6
Company Personnel	A-45
Company Preferred Stock	A-7
Company Recommendation	A-9
Company SEC Documents	A-10
Company Stock Options	A-7
Company Stock Plan	A-7
Company Stockholder Approval	A-18
Company Stockholders’ Meeting	A-28
Company Termination Fee	A-45
Confidentiality Agreement	A-29
Continuing Employees	A-33
Contract	A-9
D&O Insurance	A-32
Definitive Agreements	A-35
DGCL	A-1
Dissenting Shares	A-3
Effective Time	A-2
Eligible Expenses	A-45
Environmental Law	A-45
Exchange Act	A-10
Exchange Agent	A-4
Exchange Agreement	A-7
Exchange Fund	A-4
Existing Stockholders ITR Agreement	A-38
Failure to Deliver Stockholder Written Consents	A-41
Family ITR Agreement	A-38

A-iii

Financing	A-21
Financing Action	A-36
Financing Sources	A-46
Foreign Corrupt Practices Act	A-13
Foreign Plan	A-46
GAAP	A-10
Governmental Entity	A-9
Hazardous Materials	A-46
Holdings	A-46
Holdings Limited Partnership Agreement	A-46
Holdings Merger Agreement	A-46
Holdings Stock Options	A-7
Holdings Stock Plans	A-7
Holdings Transaction	A-46
HSR Act	A-9
Indemnified Parties	A-32
Information Statement	A-28
Infringe	A-18
Intellectual Property	A-18
ITR Agreements	A-38
Knowledge	A-46
Law	A-9
Liens	A-7
Marketing Period	A-46
Material Adverse Effect	A-46
Material Contract	A-12
Merger	A-1
Merger Consideration	A-3
Multiemployer Plan	A-14
Non-Recourse Party	A-50
NYSE	A-10
Operating Partnership	A-47
Option Unit Exchange Agreement	A-8
Order	A-9
Outside Date	A-40
Parent	A-1
Parent Benefit Plan	A-47
Parent Financial Statements	A-21
Parent Material Adverse Effect	A-47
PBGC	A-15
Permits	A-13
person	A-47
Premium Cap	A-33
Proxy Statement	A-45
Recapitalization Agreement	A-47
Release	A-47
Representatives	A-47
Required Refinancing Indebtedness	A-21
SEC	A-10
Securities Act	A-10
Solvent	A-22
Special Committee	A-1

A-iv

Stock Option	A-3
Stockholders Written Consents	A-28
Sub	A-1
Sub Bylaws	A-20
Sub Certificate	A-20
Subsidiary	A-48
Superior Proposal	A-26
Surviving Corporation	A-1
Takeover Proposal	A-26
Tax	A-17
Tax Return	A-17
Taxing Authority	A-17
Voting Agreement	A-1
willful and material breach	A-41

A-v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 17, 2011, and is by and among Reynolds Group Holdings Limited, a company organized under the laws of New Zealand (“Parent”), Bucephalas Acquisition Corp., a Delaware corporation and indirect wholly-owned Subsidiary of Parent (“Sub”), and Graham Packaging Company Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company and the General Partner of Holdings have entered into, and approved, the Holdings Merger Agreement.

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the special committee of independent, disinterested directors of the Company formed for the purpose of, among other things, evaluating and making a recommendation to the Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby (the “Special Committee”), has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and (iii) subject to Section 4.02, resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Sub have unanimously (i) determined that it is in the best interests of their respective companies and stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger; and

WHEREAS, simultaneously with the execution of this Agreement, the Blackstone Entities and Parent are entering into an agreement (the “Voting Agreement”) pursuant to which, subject to the terms thereof, the Blackstone Entities have agreed, among other things, to vote their shares of Company Common Stock in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions); provided, that if the Closing has not occurred prior to the Outside Date and all of the conditions set forth in Article VI are satisfied or waived on the third Business Day prior to the Outside Date, then the Closing shall be required to occur on the Outside Date. Notwithstanding the foregoing, the Closing may be consummated at such other time or date as Parent and the Company may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, unless another place is agreed to by Parent and the Company.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Sub as set forth in Exhibit A hereto shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 5.05).

(b) The By-laws, as amended, of Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section  5.05).

SECTION 1.06. Directors of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Company’s Common Stock, par value $0.01 per share (the “Company Common Stock”):

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company or that is directly or indirectly owned by Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided for the avoidance of doubt, that no shares of Company Common Stock that are owned by a Subsidiary which is directly or indirectly wholly owned by the Company shall be canceled pursuant to this Section 2.01(b).

(c) Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (1) shares to be canceled in accordance with Section 2.01(b) and (2) any Dissenting Shares) shall be converted into the right to receive $25.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without any interest thereon, in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), in the case of certificated shares, and automatically, in the case of book-entry shares.

(ii) In the event that between the date of this Agreement and the Effective Time, there is a change in the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such action.

(iii) The right of any holder of Company Common Stock to receive the Merger Consideration shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(iv) Not later than immediately prior to the Effective Time, the Company shall take all such actions as may be required to cause each outstanding Company Stock Option, whether or not vested or exercisable, granted under the Company Stock Plan (including each Company Stock Option issued in respect of a former Holdings Stock Option converted prior to the Effective Time pursuant to the Holdings Merger Agreement), whether or not vested or exercisable (each, a “Stock Option”), to fully vest as of the Effective Time and to be cancelled as of the Effective Time and converted into a right to receive an amount of cash (rounded to the nearest cent), without interest, equal to the product of (X) the excess, if any, of the Merger Consideration over the exercise price per share of each such Stock Option, multiplied by (Y) the number of shares of Common Stock covered by such Stock Option, provided that any Stock Option that fails to become vested or exercisable by its terms after giving effect to any forfeiture provision contained in the applicable option agreement by reason of the failure to meet the performance targets set forth in such option agreement based upon the multiple of invested capital the Blackstone Entities achieve in the transaction shall be cancelled for no payment, and the Company shall take all such actions as may be required to cause such cancellation for no payment.

(v) If any right to receive Company Common Stock pursuant to the Holdings Merger Agreement has not been converted into Company Common Stock at the time of the Merger, such right shall be exchanged for cash in the Merger in such amounts and at such time as though it had been converted into Company Common Stock.

(d) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the adoption of this Agreement and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the

DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration, as applicable (payable without any interest thereon), as compensation for such cancellation.

(ii) The Company shall give Parent reasonably prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and Parent shall direct negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

SECTION 2.02. Exchange of Certificates; Book Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an exchange agent agreement in form and substance reasonably acceptable to the Company with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) and shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Certificates and Book-Entry Shares, cash in an aggregate amount equal to the amount of cash into which such shares of Company Common Stock have been converted pursuant to Section 2.01(c). All cash deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the Merger Consideration contemplated to be issued and delivered pursuant to Section 2.01 out of the Exchange Fund. Except to the extent set forth in Section 2.02(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable the amount of cash to which such holder is entitled pursuant to Section 2.01(c) and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of a Certificate which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time the amount of cash to which such holder is entitled pursuant to Section 2.01(c).

(c) [Intentionally Omitted].

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Certificates (or automatically, in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or such Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(e) [Intentionally Omitted]

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.

(g) No Liability. None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of the Surviving Corporation; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly cause to be deposited cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Article II.

(j) Withholding Rights. All payments of consideration (other than payments in respect of Stock Options) made by Parent, the Surviving Corporation or the Exchange Agent shall be made free and clear of, and without deduction for, any withholding taxes (other than any withholding required to be made under any U.S. Tax Laws) imposed under any provision of state, local or foreign law. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement with respect to Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of any such Stock Options in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available at least three (3) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), and except as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any items or matters set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except, in the case of Subsidiaries that, individually or in the aggregate, do not own more than 5% of the consolidated assets of the Company and its Subsidiaries as of December 31, 2010, where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing (with respect to jurisdictions that recognize that concept) individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, true, complete and accurate copies of the Restated Certificate of Incorporation of the Company (the “Company Certificate”), and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists, as of the date hereof, each Subsidiary of the Company (including its jurisdiction of incorporation or formation). Except as set forth on Section 3.01(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, are directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by the Company free and clear of all pledges, liens (statutory or other), charges, claims, options, rights of first offer or refusal, third-party rights, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Each of the Company and its Subsidiaries does not own, directly or indirectly, any capital stock or other equity interest in any person other than the Subsidiaries set forth on Section 3.01(b) of the Company Disclosure Letter.

(c) Capital Structure. The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on June 13, 2011:

(i) 66,815,742 shares of Company Common Stock were issued and outstanding (which number includes no shares of Company Common Stock held by the Company in its treasury);

(ii) 2,081,050 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Company Stock Options issued pursuant to the Amended and Restated Graham Packaging Company Inc. 2010 Equity Compensation Plan (the “Company Stock Plan”), of which 848,572 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock (“Company Stock Options”) or agreements to grant Company Stock Options;

(iii) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares;

(iv) no shares of Company Common Stock were held by any Subsidiary of the Company;

(v) 3,531,607 shares of Company Common Stock were reserved and available for issuance upon the exchange of 3,531,607 outstanding limited partnership units of Holdings for shares of Company Common Stock at any time and from time to time on a one-for-one basis, pursuant to the Exchange Agreement by and among the Company, Holdings, Graham Packaging Corporation and GPC Holdings, L.P., dated as of February 10, 2010 (the “Exchange Agreement”);

(vi) 2,355,290 limited partnership units of Holdings were reserved and available for issuance upon or otherwise deliverable in connection with the exercise of Holdings Stock Options issued pursuant to the 1998 Holdings Management Option Plan, the 2004 Holdings Management Option Plan and the 2008 Holdings Management Option Plan (collectively, the “Holdings Stock Plans”), of which 2,355,290 limited partnership units of Holdings were subject to outstanding options to purchase limited partnership units (“Holdings Stock Options”) or agreements to grant Holdings Stock Options and 2,355,290 shares of Company Common Stock were reserved and available for issuance upon the exchange of 2,355,290 limited partnership units of Holdings for shares of Company Common Stock at any time and from time to time on a one-for-one basis, pursuant to the Management Option Unit Exchange Agreements (each, an “Option Unit Exchange Agreement”) entered into from time to time among the Company, Holdings and Company Personnel; and

(vii) except as set forth in this Section 3.01(c) and except for changes since June 13, 2011 resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c) or as expressly permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary of the Company or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or for purposes of satisfying Tax withholding obligations with respect to holders of Company Stock Options). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(d) Indebtedness. Section 3.01(d) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of (x) each agreement, indenture or contract pursuant to which any indebtedness for borrowed money of the Company or its Subsidiaries (other than intercompany indebtedness between Holdings and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries) is outstanding or may be incurred in an amount in excess of $10 million and (y) each guarantee by the Company or its Subsidiaries of indebtedness for borrowed money of another Person (other than Holdings or a wholly owned Subsidiary of Holdings) in an amount in excess of $10 million.

(e) Authority.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the receipt of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly called and held meeting has, by unanimous vote of all of the directors, (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth in this Agreement, (iii) directed that the Company submit the adoption of this Agreement for Company Stockholder Approval and (iv) subject to Section  4.02, resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) at the Company Stockholders’ Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(f) Noncontravention. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, or require any consent or approval by, or any notice to, any person under, (i) subject to receipt of the Company Stockholder Approval, the Company Certificate or the Company Bylaws, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to receipt of the Company Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its Subsidiaries or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, award, summons, notice of violation, directive, notice or demand letter or request for information, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that arise as a result of the consummation of the transactions contemplated by the Holdings Merger Agreement and, in the case of clauses (ii) and (iii), for (1) any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens and (2) any failure to obtain any such consents or approvals, in the case of clauses (1) and (2), that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation of the Merger or the other transactions contemplated by this Agreement and such Ancillary Agreements, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the expiration or earlier termination of the waiting period required thereunder, and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of the New York Stock Exchange (the “NYSE”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(g) Company SEC Documents.

(i) The Company has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and schedules thereto and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company under the Exchange Act since February 10, 2010 and Holdings has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and schedules thereto and other information incorporated therein) with the SEC required to be filed or furnished by Holdings under the Exchange Act since January  1, 2008 (such documents, together with any documents filed or furnished during such period by the Company or Holdings to the SEC on a voluntary basis, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes and schedules thereto) of the Company and Holdings included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company or Holdings, as applicable, and their consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments). There are no outstanding comments from the SEC with respect to any of the Company SEC Documents. None of the Subsidiaries of the Company (other than Holdings) are, or have at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) The Company is in compliance with, and has complied since February 10, 2010 in all material respects with, the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Since January 1, 2008, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2008, to the Knowledge of the Company, no attorney representing the Company or any of its

Subsidiaries has reported to the current Board of Directors of the Company or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(iv) Except as reflected or reserved against in the most recent balance sheet of the Company included in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise), other than (A) liabilities or obligations incurred since January 1, 2011 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to this Agreement, (C) liabilities or obligations not required to be set forth on the consolidated balance sheet of the Company under GAAP or (D) liabilities or obligations that individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Documents.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or Information Statement, if applicable, will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and (in the case of the Proxy Statement) at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent. The Proxy Statement or Information Statement, if applicable, supplied by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

(i) Absence of Certain Changes or Events. Since January 1, 2011, there has not been any effect, event, development, change, state of facts, condition or occurrence that has, individually or in the aggregate, had or would reasonably be expected to have, a Material Adverse Effect. Since January 1, 2011 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

(j) Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties, or, to the Knowledge of the Company, any present or former officer, director or employee of the Company or its Subsidiaries in their capacity as such, that (i) individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect or (ii) as of the date hereof, challenge or seek to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets, nor, to the Knowledge of the Company, any present or former officer, director or employee of the Company or its Subsidiaries in their capacity as such, is or are subject to any Order that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, or is or would reasonably be expected to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.

(k) Material Contracts.

(i) For purposes of this Agreement, a “Material Contract” shall mean any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement:

(A) Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(B) Contracts with the 20 largest customers and 5 largest suppliers of the Company and its Subsidiaries, taken as a whole, in each case based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2010;

(C) Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, or in which the Company owns more than a 10% voting or economic interest, or with respect to which the Company has obligations, including contingent obligations, of more than $5 million individually or in the aggregate;

(D) Each Contract set forth on Section 3.01(d) of the Company Disclosure Letter;

(E) Contracts that relate to an acquisition, divestiture, merger or similar transaction, regardless of whether such transaction has yet been consummated, that contains representations, covenants, indemnities or other obligations (including payment, indemnification, “earn-out” or other contingent obligations) that are in effect and could reasonably be expected to result in payments in excess of $10 million individually or in the aggregate;

(F) Contracts that prohibit the payment of dividends or distributions in respect of the Company Common Stock or the capital stock of the Subsidiaries of the Company, prohibits the pledging of the Company Common Stock or capital stock of the Subsidiaries of the Company or prohibits the issuance of guarantees by any Subsidiary of the Company;

(G) Contracts containing any covenant limiting or prohibiting in any material respect the right of the Company or any of its Subsidiaries (or, after the Closing Date, Parent or any of its Subsidiaries) to engage in any line of business, to distribute or offer any products or services, or to compete or engage with any Person in any line of business; and

(H) Contracts which grant any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries.

(ii) The Company has made available to Parent in the Company’s virtual data room, prior to the date hereof, true, correct and complete copies of each Material Contract (other than those described in clause (B) of the definition of Material Contract).

(iii) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (a) each Material Contract is valid, binding and enforceable in accordance with its respective terms against the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and in full force and effect, subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms, (b) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract and (c) no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any provision thereof.

(l) Compliance with Laws; Permits.

(i) Except for those exceptions or matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(A) each of the Company and its Subsidiaries is and has been since January 1, 2008 in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither the Company nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;

(C) there has occurred no default under, or violation of, any such Permit, and the Company and each of its Subsidiaries is in compliance with the terms of the Permits; and

(D) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit.

(ii) To the Company’s Knowledge, (a) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; and (b) since January 1, 2008, the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

This paragraph (l) does not relate to labor or employment matters, ERISA matters, Tax matters or Intellectual Property matters, those topics being the subject of paragraphs (m), (o), (p), and (r), as applicable.

(m) Labor Relations and Other Employment Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, (x) neither the Company nor any of its Subsidiaries has (1) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the employees of the Company or any of its Subsidiaries or (2) received notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of the Company or any of its Subsidiaries, regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of the Company, no such audit or investigation is in progress or anticipated, (y) there are no, and since January 1, 2008 have not been any: (i) labor disputes, strikes, organizing activities or work stoppages against the Company or any of its Subsidiaries, (ii) attempts by any labor organization to represent for collective bargaining purposes any of the employees of the Company or any of its Subsidiaries, or (iii) “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law) by the Company or any of its Subsidiaries, without complying with the notice requirements of such Laws and (z) the Company and each of its Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(n) Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries are, and within all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries possess all Permits currently required under applicable Environmental Laws, and within all applicable statutes of limitation have been, in compliance with the terms and conditions of such Permits, and neither the Company nor any of its Subsidiaries has received written notice that any such Permits possessed by the Company or any of its Subsidiaries will be revoked, suspended, adversely modified, or will not be renewed, and to the Knowledge of the Company, there is no reasonable basis for revoking, suspending, adversely modifying, or not renewing any such Permit; (iii) there are no Actions pending against or, to the Knowledge of the Company, threatened against or affecting, and there is no Order outstanding against or, to the Knowledge of the Company, affecting, the Company or any of its Subsidiaries under any Environmental Laws or regarding any Hazardous Materials, and neither the Company nor any of its Subsidiaries has any realized or, to the Knowledge of the Company, unrealized liability under any applicable Environmental Law that has not been resolved; (iv) neither the Company nor any of its Subsidiaries is currently investigating or remediating, nor has agreed to pay for the investigation or remediation of, any Release of Hazardous Materials at any real property currently or formerly owned or leased by any of them or at any other location; and (v) Hazardous Materials have not been Released or threatened to be Released by the Company or any of its Subsidiaries, and to the Knowledge of the Company are not otherwise present, at any real property currently or formerly owned or leased by the Company or any of its Subsidiaries or at any other location under circumstances or conditions that would reasonably be expected to result in liability of, a claim against, or to interfere with the operations of or otherwise adversely affect, the Company or any of its Subsidiaries.

(o) ERISA Compliance.

(i) Each Company Benefit Plan has been administered in all material respects in accordance with its terms except as, individually or in the aggregate, has not had, or would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (with respect to each Company Benefit Plan) and each Company Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(ii) All Company Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Benefit Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.

(iii) With respect to any multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) to which the Company, its Subsidiaries or any entity which is or was a Commonly Controlled Entity with either the Company or any of its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute), no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively). Neither the Company, nor any Subsidiary, nor any entity that is or has been a Commonly Controlled Entity with respect to either the Company or any Subsidiary: (A) has any unsatisfied obligations in respect of a complete or partial withdrawal from a Multiemployer Plan, (B) is subject to more than $10 million in liability (as of the date of this Agreement) as a result of a complete withdrawal from all Multiemployer Plans, or (C) has, as of the date of this Agreement, received any written notification from the sponsor of any Multiemployer Plan that such Multiemployer Plan is either in critical or endangered status within the meaning of Code Section 432.

(iv) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) neither the Company, its Subsidiaries nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that presents a material risk to the Company or any

Commonly Controlled Entity of incurring a material liability under Title IV of ERISA, (C) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan, (D) no event has occurred that would be reasonably expected to subject the Company, any Subsidiary of the Company or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, (E) except as set forth in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, all premium payments required to have been made to the PBGC have been paid, and (F) except as set forth in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the present value of all “benefit liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16) under each such Company Benefit Plan did not exceed the current value of such plan’s assets of the most recent actuarial valuation date.

(v) With respect to each Company Benefit Plan that provides health, medical or life insurance benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service, such Company Benefit Plan may be amended to reduce benefits or limit the liability of the Company or any of its Subsidiaries or terminated, in each case, without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time.

(vi) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there are no Actions by any Governmental Entity with respect to termination proceedings, (B) there are no claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending, threatened or in progress, (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action, and (D) no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(vii) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(viii) Except as set forth on Section 3.01(o)(viii) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, or (C) result in payments under any Company Benefit Plan that would not be deductible under Section 280G of the Code. The Company has not paid any amounts to its employees that would not be deductible pursuant to the terms of Code Section 162(m).

(ix) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, the Company has not received a notice of any breach of Section 409A of the Code which individually or in the aggregate has resulted in any liability to any Company employee.

(x) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any Subsidiary has terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3), (ii) neither the Company nor any Subsidiary has any liability to, and has not received written notice alleging such liability from the PBGC, any other government agency or any participant in or beneficiary of any employee benefit plan, nor is the Company or any Subsidiary liable for any excise, income or other tax or penalty as a result of or in connection with such termination, and (iii) the Company or its Subsidiary, as the case may be, has obtained a favorable determination letter from the Internal Revenue Service with respect to such termination and, with respect to each such terminated plan subject to the jurisdiction of the PBGC, has not received a notice of non-compliance from the PBGC with respect to the termination of each of such pension plans as defined in ERISA Section 3(2), true, complete and correct copies of which have been delivered to Parent.

(p) Taxes.

(i) The Company and each of its Subsidiaries have (A) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid (or had timely paid on their behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by them or have established on the Company’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(ii) There are no material liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries and there is no outstanding audit, assessment dispute or claim pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(iv) None of the Company or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for a material amount of Taxes of another person arising under the application of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(v) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to a material amount of taxation by that jurisdiction.

(vi) None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations. Since March 30, 2010, to the Knowledge of the Company, none of the Company or any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

(vii) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(viii) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) Section 108(i) of the Code.

(x) [Intentionally Omitted].

(xi) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and paying over of Taxes.

(xii) The modifications made pursuant to that certain Fourth Amendment to Credit Agreement, dated as of May 28, 2009, among Holdings, the Operating Partnership, as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders, did not result in the creation of cancellation of indebtedness income under Treasury Regulations Section 1.1001-3 or otherwise, for the Company or any of its Subsidiaries.

(xiii) As used in this Agreement, (A) “Tax” means all domestic or foreign federal, state or local taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value-added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other kind of tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fines, levies or other assessments; (B) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with a Taxing Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(q) Title to Properties. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property owned, leased, subleased or licensed by the Company or one of its Subsidiaries, as the case may be, free and clear of all Liens, except for minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) the Company and each of its Subsidiaries has complied with the terms of all leases of real property that are material to the Company and its Subsidiaries, taken as a whole, and all such leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto; and (C) neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(r) Intellectual Property.

(i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions (including oppositions, interferences, cancellations, or other proceedings) or orders are pending or, to the Knowledge of the Company, have been threatened (including cease and desist letters or requests for a license) in the last year against the Company or its

Subsidiaries with regard to any Intellectual Property; (C) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not improperly use any Intellectual Property and does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and, to the Knowledge of the Company, no person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) other than the items allowed to lapse or expire in the ordinary course, all material registrations and applications for Intellectual Property owned by the Company or any of its Subsidiaries, are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of the Company, are valid and enforceable; (E) the Company and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and have required all persons who create, invent or contribute to material proprietary Intellectual Property to assign in writing all of their rights therein to the Company or its Subsidiaries; and (F) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations or outages of same.

(ii) “Intellectual Property” shall mean all intellectual property rights, including without limitation patents, inventions, technology, discoveries, utility models, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information, and applications for and registrations of the foregoing (including divisionals, provisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals).

(s) Affiliate Transactions. Since January 1, 2009 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and The Blackstone Group L.P., any of The Blackstone Group L.P.’s portfolio companies or the Affiliates of the Company on the other hand, that (i) would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents or (ii) are material to the Company and its Subsidiaries, taken as a whole.

(t) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock, at the Company Stockholders’ Meeting or any adjournment or postponement thereof, or by written consent of stockholders in lieu of meeting (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

(u) State Takeover Laws; Company Certificate Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.02, no state anti-takeover statute or regulation, nor any takeover-related provision in the Company Certificate or Company Bylaws, is applicable to Parent, this Agreement, the Ancillary Agreements or the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Ancillary Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

(v) Holdings Merger. Each of the Company and Holdings has all requisite corporate, partnership or other power and authority to execute and deliver the Holdings Merger Agreement and to perform its obligations under such agreement and to consummate the merger contemplated by such agreement. The execution, delivery and performance of the Holdings Merger Agreement by the Company and Holdings and the consummation by such parties of the merger contemplated by such agreement have been duly authorized by all necessary corporate, partnership or other action on the part of the Company and Holdings and no other corporate, partnership or other proceedings on the part of the Company or Holdings are necessary to authorize the Holdings Merger Agreement or to consummate the merger contemplated by such agreement. Holdings has obtained all consents and approvals required from its general and limited partners in order to consummate the Holdings Transaction. The Holdings Merger Agreement has been duly executed and delivered by the Company and Holdings, and constitutes a legal, valid and binding obligation of each of the Company and Holdings, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution, delivery and performance of the Holdings Merger Agreement by the Company and Holdings do not, and the consummation by such parties of the merger contemplated by such agreement and compliance by such parties with the provisions of such agreement will not, conflict with, or result in any violation or breach of, (i) the organizational documents of such entity or (ii) any Law or Order applicable to such party or any of its Subsidiaries or any of its properties, rights or assets. Pursuant to the Holdings Transaction, all outstanding partnership or other equity interests in Holdings shall be cancelled and shall cease to exist, and, in the case of limited partnership interests of Holdings that are not held by the Company, shall be converted into shares of Company Common Stock in accordance with the terms of the Exchange Agreement prior to the Effective Time. At the Effective Time, each of the Recapitalization Agreement, the Exchange Agreement and the Holdings Limited Partnership Agreement shall have been terminated and no further obligations shall exist under such agreements.

(w) Brokers and Other Advisors.

(i) No broker, investment banker, financial advisor or other person (other than J.P. Morgan Securities LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true, correct and complete copy of the Special Committee’s engagement letter with J.P. Morgan Securities LLC has previously been provided to Parent.

(ii) As of the date of this Agreement, no financial advisor, legal counsel or consultant has been, engaged by or on behalf of the Company or any of its Subsidiaries, the Company’s Board of Directors or the Special Committee in connection with the transactions contemplated by this Agreement other than J.P. Morgan Securities LLC, Deloitte & Touche LLP, Bain & Company, Inc., Simpson Thacher & Bartlett LLP and Abrams & Bayliss LLP. The Company has provided Parent with a good faith estimate of all of the expenses incurred or to be incurred by or on behalf of the Company and any of its Subsidiaries, the Company’s Board of Directors and the Special Committee, payable to such advisors, in connection with the transactions contemplated by this Agreement.

(x) Opinion of Financial Advisors. The Special Committee and the Board of Directors of the Company have received the opinion of J.P. Morgan Securities LLC, dated as of the date of this Agreement and addressed to the Special Committee to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive the Merger Consideration (other than Blackstone Capital Partners III L.P. and its affiliated entities (other than the Company) and members of the Graham family and their affiliated entities).

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01, Parent acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub, on a joint and several basis, represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub has been duly organized and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing (with respect to jurisdictions that recognize that concept) individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, true, complete and accurate copies of the Certificate of Incorporation of Sub (the “Sub Certificate”) and the By-laws of Sub (the “Sub Bylaws”), in each case as amended to the date hereof.

(b) Authority.

(i) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Noncontravention. The execution, delivery and performance of this Agreement by each of Parent and Sub does not, and the consummation by each of Parent and Sub of the Merger and the other transactions contemplated by this Agreement and compliance by each of Parent and Sub with the provisions of this Agreement, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or Sub under, or require any consent or approval by, or any notice to, any person under, (i) the Certificate of Incorporation of Parent, the Bylaws of Parent, the Sub Certificate or the Sub Bylaws, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to receipt of the governmental filings and other matters referred to in the following sentence, any Law or Order applicable to Parent or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), for (1) any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens and (2) any failure to obtain any such consents or approvals, in the case of clauses (1) and (2), that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their Subsidiaries in connection with the execution, delivery and performance by Parent and Sub of this Agreement and the Ancillary Agreements to which Parent or Sub is a party or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement and such Ancillary Agreements, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or earlier termination of the waiting period required thereunder and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (3) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Financial Statements. Parent has made available to the Company (i) the audited statements of financial position and the related audited statements of comprehensive income and cash flows of Parent and its consolidated Subsidiaries for the years ended December 31, 2009 and December 31, 2010 and (ii) an unaudited condensed consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2011 and the related unaudited consolidated statements of operation and cash flows for the three months then ended, including the notes thereto. All of the foregoing financial statements are hereinafter collectively referred to as the “Parent Financial Statements.” The Parent Financial Statements have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(e) Financing. Parent has delivered to the Company true, correct and complete fully executed copies of the commitment letter, dated as of the date hereof, among Parent, Credit Suisse Securities (USA) LLC and Credit Suisse AG, including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement, and excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees) regarding the terms and conditions of the financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof Credit Suisse AG has agreed and committed to provide the debt financing set forth therein (the “Financing”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent, “flex” provisions or other substantive provisions regarding the terms and conditions of the Financing other than as expressly set forth in the Commitment Letter or related to the payment of fees. Subject to the terms and conditions of the Commitment Letter, the net proceeds of the Financing, together with other financial resources of Parent including cash on hand and the proceeds of loans under existing credit facilities of Parent on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, and the payment of any debt required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger) (all such debt, the “Required Refinancing Indebtedness”) and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (ii) Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s obligations under this Agreement and the payment of the Required Refinancing Indebtedness and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent has fully paid, or has caused to be fully paid, all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

(f) No Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Affiliates beneficially own any shares of Company Common Stock.

(g) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Credit Suisse Securities (USA) LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than the Financing) based upon arrangements made by or on behalf of Parent.

(h) Solvency. Neither Parent nor Sub is entering into this Agreement or Commitment Letter with the intent to hinder, delay or defraud either present or future creditors. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letter, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(i) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that neither Parent, Sub nor any other person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as set forth in this Section 4.01(a) of the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed) or as otherwise permitted, contemplated or required by this Agreement or required by Law, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance with all material Laws and all material authorizations from Governmental Entities prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and goodwill, preserve its assets and properties in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement and (ii) the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Letter or as otherwise permitted, contemplated or required by this Agreement or required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, partnership interests or any other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Holdings, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of the Company Stock Plan, the Holdings Stock Plans or any award agreement thereunder, (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, employee or equity holder of the Company or any of its Subsidiaries or (3) acquisitions of limited partnership units in Holdings upon the exchange thereof for shares of Company Common Stock in accordance with the Exchange Agreement and/or an Option Unit Exchange Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other of its voting securities, any equity interests in any of its Subsidiaries, including partnership interests, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except for (1) issuances or sales of any of the foregoing to Holdings or any wholly owned Subsidiary of Holdings, (2) issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof (or issued in connection with the conversion of Holdings Stock Options), (3) issuances of limited partnership units in Holdings upon the exercise of Holdings Stock Options outstanding on the date hereof, and (4) issuance of shares of Company Common Stock upon the exchange of a partnership unit in Holdings in accordance with the Exchange Agreement and/or an Option Unit Exchange Agreement and a corresponding issuance of a partnership unit in Holdings to the Company in connection with any such exchange;

(iii) propose or adopt any amendments to the Company Certificate or the Company Bylaws; (iv) make any acquisition (whether by merger, consolidation, acquisition of stock or acquisition of assets) of any assets, rights or properties, except for (1) acquisitions which have a purchase price (including any assumption of indebtedness) not in excess of $40 million in the aggregate, (2) capital expenditures, which shall be subject to the limitations of clause (viii) below, and (3) purchases of assets in the ordinary course of business, including from suppliers or vendors;

(iv) (1) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Material Contract; provided that no such renewal may be made if such renewal would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (2) enter into any new Contract containing (A) any material restriction on the ability of the Company and its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the Company and its Subsidiaries engaging in any type or activity or business;

(v) sell, lease, transfer, license, subject to a lien, mortgage or pledge, allow to lapse or expire, or otherwise dispose of any rights, properties or assets of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, except (A) as required to be effected pursuant to Contracts existing as of the date hereof or entered into after the date hereof in compliance with this Agreement, or (B) in the ordinary course of business consistent with past practice;

(vi) incur or otherwise acquire, or modify in any respect materially adverse to the Company and its Subsidiaries, taken as a whole, the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person (other than Holdings and any wholly owned Subsidiary of Holdings), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than in the ordinary course of business, except for refinancing of existing indebtedness;

(vii) make any loans or advances to any person (other than loans or advances by Holdings or any wholly owned Subsidiary of Holdings to the Company, Holdings or any wholly owned Subsidiary of Holdings), other than (i) loans or advances made in the ordinary course of business, and (ii) as required by any Contract or other legal obligation of the Company or any of its Subsidiaries in existence as of the date of this Agreement;

(viii) make any new capital expenditure, other than capital expenditures in an aggregate amount not in excess of (A) 100% of the pro rata portion (between the date of this Agreement and the Closing Date) plus (B) 20%, in each case of the Company’s annual budget for capital expenditures provided to Parent prior to the date of this Agreement;

(ix) waive, release, assign, settle or compromise any Action other than settlements or compromises of Actions where the amount paid by the Company or any of its Subsidiaries (less the amount reserved for such matters by the Company and less the amount of any insurance recoveries) in settlement or compromise does not exceed $5 million in the aggregate;

(x) except as required by GAAP or as advised by the Company’s regular independent public accountant, make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company in any material respect;

(xi) other than in the ordinary course of business consistent with past practice or as required by applicable Law or any Contract in existence as of the date of this Agreement, (i) increase the amount of compensation or benefit paid to, or enter into or amend any employment, change-in-control or severance agreement with, any executive officer or director of the Company or other Company Personnel (except, with respect to Company Personnel, as would not reasonably be expected to materially increase costs for the Company Personnel in the aggregate), (ii) grant any bonuses to any Company Personnel, (iii) enter into or adopt any new Company Benefit Plan or amend or modify any existing Company Benefit Plan, or (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;

(xii) authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of the Company or (B) to merge or consolidate the Company with or into any other person;

(xiii) outside of the ordinary course of the Company’s administration of its Tax matters: adopt or change in any material respect any method of Tax accounting in respect of recognition of income for U.S. Federal income Tax purposes, make or change any material Tax election or file any amended material Tax Return;

(xiv) make any payments to any Affiliate, other than (i) payments under existing Contracts and renewals thereof in the ordinary course on arms’-length terms, (ii) payments under Contracts entered into with portfolio companies of The Blackstone Group L.P. after the date of this Agreement in the ordinary course of business on arms’-length terms; provided that The Blackstone Group L.P. did not participate in any negotiations or discussions concerning the terms of such Contracts, and (iii) compensation or benefits paid to Company Personnel (subject to the restrictions set forth in clause (xii) above); or

(xv) except in the case of commitments to make new capital expenditures (subject to the limitations set forth in clause (ix) above), authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. Except as permitted by Section 4.02, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or that could otherwise be reasonably expected to prevent or delay the consummation of the Merger and the other transactions contemplated hereby.

SECTION 4.02. Takeover Proposals.

(a) Except as expressly permitted by this Section 4.02(a), the Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and the Company shall cause its financial advisor and each of the Blackstone Entities and each of its Subsidiaries and its and their respective managers and officers not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly through another person (i) solicit, initiate or knowingly encourage, or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) other than to inform any person of the existence of the provisions contained in this Section 4.02, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement, understanding or arrangement with respect to, any Takeover Proposal. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective directors and officers to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal. The Company shall enforce the terms of any existing standstill or similar agreement it has entered into with any party, and the Company shall not amend or otherwise modify any such standstill or similar agreement unless the failure to take such action would be inconsistent with the fiduciary duties of the directors of the Company under applicable Law. The Company shall promptly, and in any event within 7 days, request, and shall use commercially reasonable efforts to cause, the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties or their Representatives in connection with any Takeover Proposal to the extent that the Company is entitled to have such documents returned or destroyed. Notwithstanding the foregoing, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company receives an unsolicited bona fide Takeover Proposal from any third party and (ii) the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, determines in good faith that (A) (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel), such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) (after consultation with its outside legal counsel), the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would be inconsistent with the directors’ fiduciary duties under Law, the Company may (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement) (an “ Acceptable Confidentiality Agreement”); provided, that, subject to applicable Law, all such information has previously been provided to Parent or is provided to Parent promptly, and in any event within 24 hours after the time it is provided to the person making such Takeover Proposal or such person’s Representatives, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. The Company shall, promptly, and in any event within 24 hours, upon receipt of any Takeover Proposal, notify Parent orally and in writing, which notice shall specify the terms and conditions of any such Takeover Proposal (including the identity of the party making such Takeover Proposal and a copy of the relevant proposed transaction agreements, if any, received by the Company or its Representatives in connection with such Takeover Proposal).

The term “ Takeover Proposal” means any inquiry, proposal, indication of interest or offer (or any modification of any of the foregoing) concerning (i) a merger, consolidation or other business combination, tender offer, exchange offer, recapitalization, reorganization or any transaction involving the purchase or acquisition of 20% or more of the shares of Company Common Stock, including as a result of a primary issuance of Company Common Stock, or (ii) a direct or indirect purchase or acquisition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole (other than any such proposal or offer made by Parent or any of its Affiliates).

The term “Superior Proposal” means any bona fide written Takeover Proposal which the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account (A) any proposal by Parent to amend or modify the terms of this Agreement, (B) the terms, conditions, timing, likelihood of consummation and all financial, legal, regulatory and other aspects, including financing certainty, of the Takeover Proposal and (C) the person making the Takeover Proposal, (i) would, if consummated, be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed (provided that for the purpose of this definition, references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”).

(b) Neither the Board of Directors of the Company nor the Special Committee shall withdraw or modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to Parent the Company Recommendation (a “Company Adverse Recommendation Change”); except that at any time prior to obtaining the Company Stockholder Approval, the Special Committee or the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a bona fide Takeover Proposal if the Special Committee or the Board of Directors, acting upon the recommendation of the Special Committee, concludes in good faith, after consultation with its financial advisor (including at least one financial advisor who is not, and whose Affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel, that (1) such Takeover Proposal would, if consummated, constitute a Superior Proposal and (2) the failure to take such action would be inconsistent with the directors’ fiduciary duties under Law. Notwithstanding anything in this Agreement to the contrary, neither the Board of Directors nor the Special Committee shall be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(e) unless (i) the Company notifies Parent in writing, at least three Business Days before taking such action, of its intention to do so (which notice shall specify in reasonable detail the terms and conditions of the Takeover Proposal giving rise to the intention to take such action (including the identity of the party making such Takeover Proposal and a copy of the relevant proposed transaction agreements, if any, received by the Company or its Representatives in connection with such Takeover Proposal), and (ii) during such three Business Day period the Company and its financial advisors and outside counsel negotiate with Parent in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, determines in good faith (after consultation with its financial advisor (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside counsel) that such Takeover Proposal ceases to constitute a Superior Proposal; provided that in the event any material revisions are made to such Takeover Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(b) with respect to such new written notice. Notwithstanding the foregoing, the obligation of the Company to deliver a new written notice to Parent and to provide a new three Business Day period under this Section 4.02(b) shall apply only once with respect to a particular Takeover Proposal (after giving effect to any amendment, modification or change to such

Takeover Proposal, made within such three Business Day period, that would require the Company to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(b) with respect to such new written notice), regardless of any subsequent amendment, modification or change to such Takeover Proposal. Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to Section 7.01, and, if required pursuant to Section 7.03 the Company has paid, or concurrently pays, to Parent the Company Termination Fee.

(c) Unless this Agreement is terminated in accordance with its terms, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement at the Company Stockholders’ Meeting, to the extent the Stockholders Written Consents are not received in accordance with Section 5.01(b), shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 4.02, the Company shall nevertheless submit this Agreement to a vote of its stockholders; provided that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement at the Company Stockholders’ Meeting or to include such a recommendation in the Proxy Statement if the Special Committee or the Board of Directors of the Company, acting upon the recommendation of the Special Committee, makes a Company Adverse Recommendation Change.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall keep Parent reasonably informed of any material developments with respect to any Takeover Proposal. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(e) The Company shall not take any action to exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply, in each case, unless such actions are taken simultaneously with a termination of this Agreement in accordance with its terms.

(f) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Takeover Proposal; provided that any disclosure of a position contemplated by Rule 14e-2(a) of the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, a rejection of any applicable Takeover Proposal or a reaffirmation of the Company Recommendation shall be deemed to be a Company Adverse Recommendation Change.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld, delayed or conditioned) of Parent (i) in the event that the Stockholders Written Consents are delivered to the Company in accordance with Section 5.01(b), prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (as amended or supplemented from time to time, the “Information Statement”) or (ii) in the event that the Stockholders Written Consents are not delivered to the Company in accordance with Section 5.01(b), prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement. Each of Parent and the Company shall use its reasonable best efforts to have the Proxy Statement or the Information Statement, as the case may be, cleared by the SEC as promptly as practicable after such filing (including by responding to comments of the SEC). Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Proxy Statement or Information Statement, as the case may be. As promptly as practicable after the Proxy Statement or Information Statement, as the case may be, shall have been cleared by the SEC (or, in the case of the Information Statement, after 10 calendar days have passed since the filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement), the Company shall cause the Proxy Statement or the Information Statement, as the case may be, to be mailed to its stockholders and to be filed as required. No filing of, or amendment or supplement to, the Proxy Statement or Information Statement, as the case may be, will made by the Company, without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Information Statement, as the case may be, so that the Proxy Statement or Information Statement, as the case may be, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company. The Company shall notify Parent promptly of the time when the Proxy Statement or Information Statement, as the case may be, shall have been cleared by the SEC or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or Information Statement, as the case may be, or for additional information and the parties shall supply each other with copies of all correspondence between any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or Information Statement, as the case may be, or the Merger.

(b) Immediately after the execution of this Agreement, the Company shall submit the form of irrevocable consents necessary to secure the Company Stockholder Approval in lieu of calling a meeting of the Company’s stockholders to the Blackstone Entities, in the form previously agreed upon by Parent and the Company and attached as Exhibit B hereto (the “Stockholders Written Consents”). As soon as practicable after the duly executed Stockholder Written Consents are received by the Company, the Company will provide Parent with a facsimile copy of the Stockholders Written Consents, certified as true and complete by an executive officer of the Company. If such Stockholders Written Consents are not executed and such facsimile copy is not delivered to Parent within 3 days after the execution of this Agreement, Parent shall have the right to terminate this Agreement as set forth in Section 7.01(g). In connection with the Stockholders Written Consents, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including

Section 228 and Section 262, the Company Certificate and the Company Bylaws, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of the NYSE.

(c) In the event that the Stockholders Written Consents are not delivered to the Company in accordance with Section 5.01(b), unless the Board of Directors of the Company, acting upon the recommendation of the Special Committee, or the Special Committee has made a Company Adverse Recommendation Change, (i) the Company Recommendation shall be included in the Proxy Statement and (ii) the Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting on a date as soon as reasonably practicable following the date hereof for the purpose of obtaining the Company Stockholder Approval, and, subject to any Company Adverse Recommendation Change that the Board of Directors of the Company may make, shall take all lawful action to solicit the adoption of this Agreement by such stockholders.

SECTION 5.02. Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and Contract, (i) the Company shall, subject to Section 5.03(d), afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours and upon reasonable prior notice during the period prior to the Effective Time or the termination of this Agreement to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request in connection with the matters set forth in Section 5.01 and 5.12 and (ii) upon request, each party shall provide the other party with its audit work papers and the minutes and resolutions of its Board of Directors; provided that in no event shall either party be required to provide the other party (i) minutes and resolutions of its Board of Directors to the extent relating to the evaluation of the transactions contemplated hereby or, in the case of the Company, any alternative transactions, including any Takeover Proposal, or (ii) any information that such party determines in good faith would not be appropriate to share with the other party due to the competitively sensitive nature of such information.

(b) Each of Parent and the Company shall hold, and shall cause their respective Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of June 9, 2011 between Parent and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

SECTION 5.03. Reasonable Best Efforts.

(a) General Obligations. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to:

(i) use their reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and to obtain or make as promptly as practicable, and in any event prior to the Outside Date, all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made respectively by them to consummate the Merger and the other transactions contemplated by this Agreement,

(ii) take all actions as may be requested by any Governmental Entity to obtain such authorizations, consents, orders and approvals, and

(iii) cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals.

Neither Parent nor the Company shall, and each shall cause their respective Subsidiaries, not to, take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding in any material respect the receipt or making of any such required authorizations, consents, orders, approvals or filings.

(b) Antitrust Obligations: Initial Filing and Second Request.

(i) Initial Filing. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, promptly make all filings and notifications with all Government Entities that may be or may become necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Parent and the Company agree to file the initial pre-merger notifications with respect to the Merger required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than ten Business Days after the date of this Agreement and to make all other filings required to be made under any other Antitrust Law as promptly as practicable after the date of this Agreement. Parent will not withdraw its initial filing under the HSR Act and refile it unless it has consulted in good faith with counsel for the Company in advance of such withdrawal and refiling. For purposes of this Agreement, “ Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(ii) Request for Additional Information. Parent and the Company each shall, and shall cause their respective Subsidiaries to, supply as promptly as practicable any information and documentary material that may be requested by any Governmental Entity pursuant to Antitrust Laws or any other applicable Laws. If a request for additional information has been issued under the HSR Act or a civil investigative demand or subpoena has been issued pursuant to any other Antitrust Law, Parent and the Company shall supply, or cause to be supplied, the information necessary for such party to certify substantial compliance with the applicable Governmental Entity in connection with such a request as promptly as practicable such that Parent and the Company, as applicable, can, if required to do so, certify substantial compliance with such request as soon as practicable after the issuance thereof, but in no event later than 120 days of the issuance thereof.

(c) Obligation to Attempt to Resolve Issues. Without limiting the generality of the other obligations described in this Section 5.03, each of Parent and the Company shall take or cause to be taken the actions described in the following clauses (i), (ii), (iii), and (iv). The obligation of each of Parent and the Company to take or cause to be taken these actions includes an obligation on their part to cause their respective Subsidiaries to take such actions.

(i) In accordance with Section 5.03(b), each of Parent and the Company will, as promptly as practicable, provide to any relevant Governmental Entity such documents or testimony as is requested by such Governmental Entity to permit consummation of the Merger.

(ii) If such action is necessary to prevent (A) the commencement of any proceeding in any forum or (B) the issuance of any order, decree, decision, determination or judgment by any Governmental Entity that, in the case of either (A) or (B), would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, Parent will, prior to such commencement or issuance and on behalf of itself and such of its Subsidiaries as may be relevant in this regard, proffer their willingness to take, and agree to take, such actions (including with respect to selling, holding separate or otherwise disposing of any business or assets, or agreeing to any conditions or restrictions), and Parent will agree promptly to effect such actions (and will enter into agreements with, and submit to orders of, the relevant Governmental Entity) in each case as may be necessary to prevent such commencement or issuance.

(iii) In the event of any such commencement or issuance, Parent will defend through litigation on the merits any claim asserted in any court, agency or other proceeding by any person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(iv) Parent will use its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment, that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement. In the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of any of the Merger or the other transactions contemplated by this Agreement, Parent will use its best efforts to take any and all steps (including the appeal thereof, the posting of a bond reasonably called for or the taking of the steps contemplated by clause (ii) of this Section 5.03(c)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation as soon as reasonably practicable.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Parent, the Company nor any of their respective Subsidiaries shall be obligated to agree to any remedy not conditioned on the consummation of the Closing.

(d) Notice and Cooperation. Subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made to consummate the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, promptly notify each other of any communication it receives from any Governmental Entity and permit the other party to review in advance any proposed communication by such party to any Governmental Entity and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of the staff of any Governmental Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement. In connection with the efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, Parent shall take the lead in directing strategy, subject to reasonable consultation with the Company, in connection with all matters relating to obtaining clearances and approvals from Governmental Entities and the expiration of waiting periods. The Company shall not, and shall cause its Subsidiaries not to, agree to participate in any meeting with any Governmental Entity relating to the matters that are the subject of this Agreement unless it consults with Parent in advance and, to the extent permitted by the relevant Governmental Entity, gives Parent the opportunity to attend and participate at such meeting. Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Parent or the Company, as the case may be, or its legal counsel.

SECTION 5.04. [Intentionally Omitted].

SECTION 5.05. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall (i) indemnify, defend and hold harmless, all past and present directors and officers of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or is or was serving at the request of, or to represent the interest of, the Company or any of its Subsidiaries as a director, officer, partner, member, trustee, fiduciary, employee or agent of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for profit public service organization or trade association whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and provide advancement of expenses to the Indemnified Parties (within 10 days of receipt by Parent or the Surviving Corporation from an Indemnified Party of a request therefor), to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Parent or the Surviving Corporation to provide broader indemnification rights or rights of advancement of expenses than such Law permitted Parent or the Surviving Corporation to provide prior to such amendment), (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company Certificate or the Company Bylaws and (iii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing, and cooperates in the defense of such proceeding or threatened Action.

(b) In the event that either Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.05.

(c) Prior to the Effective Time the Company shall, and, if the Company is unable to, Parent shall as of the Effective Time, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “ D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that the Company shall not pay, or the Surviving Corporation, as the case may be, shall not be required to pay, for such “tail” insurance policies a one-time premium in excess of 250% of the Company’s current annual premium for D&O Insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six years from and after the Effective Time for the persons who are covered by the Company’s existing

D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Corporation shall not be required to pay for such D&O Insurance an annual premium in excess of 250% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”), in which case the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

(d) The provisions of this Section 5.05 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.06. Public Announcements. Except with respect to any Company Adverse Recommendation Change, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.07. Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each person (including any person who is deemed to be a “director by deputization” under applicable securities laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08. [Intentionally Omitted].

SECTION 5.09. Transaction Litigation. Each party shall give the other party the opportunity to participate in the defense or settlement of any litigation brought by a third party against such first party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the second party’s prior written consent.

SECTION 5.10. Employee Matters.

(a) For a period commencing on the Effective Time, and ending on the date that is 9 months following the Closing Date, each employee of the Company and its Subsidiaries, other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be binding following the Effective Time and shall be respected by Parent, who remains in the active employment of Parent and its Subsidiaries (the “Continuing Employees”) shall receive (i) an annual rate of salary or wages and annual incentive opportunities that are no less favorable, in the aggregate, than that provided to such employee as of the date of this Agreement, and (ii) employee benefits, including severance, that are no less favorable, in the aggregate, to the employee benefits provided to such employee as of the date of this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that no employees of the Company or any of its Subsidiaries will participate in any equity based programs or plans following the Closing.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent and its Subsidiaries to continue any specific employee benefit plans, provide any special incentive or retention arrangement, or to continue the employment of any specific person.

(c) Parent and its Subsidiaries shall recognize the service of each Continuing Employee with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or its Subsidiaries) as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any defined contribution retirement plan, health or welfare plan (other than any post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for and vesting of any company matching contributions under any Code Section 401(k) plan, and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under any severance plan, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) With respect to any welfare plan maintained by Parent and its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent and its Subsidiaries shall (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements and waiting periods to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the same plan year in which the Effective Time occurs in satisfying any analogous deductible or out-of-pocket requirements, as if there had been a single continuous employer.

(e) From and after the Effective Time, Parent and its Subsidiaries shall honor all obligations under the Company Benefit Plans and Foreign Plans and compensation, retention and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time.

(f) Parent shall cause the Company to pay to each participant who is, as of the Closing Date, in the Company annual bonus plans (including the Company Annual Incentive Plan (the “ Bonus Plans”)), a pro-rated annual bonus in respect of the 2011 calendar year calculated based on service and actual year-to-date performance of the Company through the Closing Date; provided that payment of such bonuses shall remain contingent on the participant’s continued employment through December 31, 2011 (except that any such participant whose employment is terminated by the Company without “cause” or by the participant for “good reason” (as such terms are defined in Section 5.10(f) of the Company Disclosure Letter) after the Closing Date and on or prior to December 31, 2011 shall be entitled to receive such pro-rated bonus upon such termination of employment (or, if necessary to avoid imposition of additional taxes under Code Section 409A, upon such later date specified in the participant’s employment agreement or the Company’s severance plans for pro-rated bonuses)). After the Closing Date, Parent shall establish in good faith performance metrics for the remainder of the 2011 calendar year for the Company under, and in compliance with, the Bonus Plan. All bonuses under the Bonus Plans in respect of calendar year 2011 shall be paid by the Company no later than March 15, 2012.

(g) The provisions of this Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section  5.10.

SECTION 5.11. Takeover Laws. Each party and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law (including Section 203 of the DGCL) or similar Law is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreement, including the receipt of Merger Consideration by the stockholders of the Company and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Voting

Agreements, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such Law on this Agreement, the Voting Agreements, the Merger and the other transactions contemplated by this Agreement and the Voting Agreements.

SECTION 5.12. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Financing contemplated by the Commitment Letter (the “Definitive Agreements”), (ii) negotiate and execute the Definitive Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions thereof) or on such other terms and conditions that are in the aggregate, not materially less favorable to Parent than those contained in the Commitment Letter and do not expand upon the conditions precedent set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or delay in any material respect the funding of the Financing and, upon execution thereof, deliver a copy thereof to the Company (which copy shall exclude and/or redact any references to fees contained therein), (iii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Commitment Letter and Definitive Agreements that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Financing, (iv) take each of the actions required of the Company and its Subsidiaries in paragraphs (b)(i) through (b)(xi) below with respect to itself and its Subsidiaries, and (v) enforce its rights under the Commitment Letter and Definitive Agreements in the event of a breach by the Financing Sources that impedes or delays the Closing, including by seeking specific performance of the parties thereunder if necessary, unless Parent reasonably concludes that seeking specific performance is impracticable or not reasonably likely to succeed under such circumstances. In the event that all conditions to the Financing have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and the other persons providing such Financing to fund such Financing on the Closing Date. Notwithstanding anything to the contrary herein, Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or the Definitive Agreements, including to add additional lenders, agents or other parties to the Commitment Letter and/or the Definitive Agreements, and/or substitute other debt for all or any portion of the Financing from the same and/or alternative financing sources, including by electing to utilize its existing senior secured credit facility as a form of alternative financing (subject to obtaining the consent of the Required Lenders (as defined in such credit facility) to the extent required), provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Agreements that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or delay in any material respect the funding of the Financing or (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. Parent shall be permitted to reduce the amount of Financing under the Commitment Letter or Definitive Agreements in its reasonable discretion, provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent, including cash on hand and the proceeds of loans under existing credit facilities of Parent, to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of the Required Refinancing Indebtedness), and provided further that such reduction shall not (I) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or delay in any material respect the funding of the Financing or (II) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of the Required Refinancing Indebtedness), Parent shall use its best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative financing from alternative financing sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (including the repayment of the Required Refinancing Indebtedness), provided, that Parent shall not be required to obtain alternative financing on terms and conditions (including any “flex” provisions) that are not, in the aggregate, at least as favorable to Parent as those in the Commitment Letter. Parent shall give the Company prompt oral and written notice (but in any event not later than 48 hours after the occurrence) of any material breach by any party to the Commitment Letter or Definitive Agreements or of any condition not likely to be satisfied, in each case, of which Parent becomes aware or any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Agreements. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall provide to the Company copies of all documents related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees)). In the event that Parent commences an enforcement action to enforce its rights under the Commitment Letter or the Definitive Agreements and/or cause the Financing Sources to fund the Financing (any such action, a “ Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the reasonable request of the Company, shall make Parent’s employees and Representatives (other than any of its Financing Sources) reasonably available to discuss the status of, and material developments with respect to, the Financing Action.

(b) The Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by Parent and/or the Financing Sources in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, but not limited to, (i) promptly providing information relating to the Company and its Subsidiaries to Parent and the Financing Sources to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assisting in the preparation of documents and materials, including, but not limited to, (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing and the repayment of the Required Refinancing Indebtedness, and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts for any of the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (v) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing and the repayment of the Required Refinancing Indebtedness as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) assisting in (A) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or (B) the amendment of any of the Company’s or its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) taking all actions reasonably requested by Parent to facilitate arrangements for the repurchase, repayment or discharge as of the Effective Time of any Required Refinancing Indebtedness, liens, hedge agreements or other related obligations of the Company and its Subsidiaries, including obtaining customary payoff letters, lien terminations and other instruments of discharge, (viii) as promptly as practicable, furnishing Parent and the Financing Sources with all financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ix) providing supporting data and information as is reasonably required to enable Parent to prepare any schedule describing the material qualitative and quantitative differences between the Company’s financial statements prepared in accordance with GAAP and the Company’s financial statements prepared in accordance with International Financial Reporting Standards in connection with the Financing, (x) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance and (xi) cooperating reasonably with Parent’s Financing Sources’ due diligence, to the extent customary and not unreasonably interfering with the business of the Company; provided that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement), (3) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (4) be required to issue a notice of optional redemption for any outstanding series of notes of the Company or any of its Subsidiaries if the indenture governing such series of notes does not provide that such notice may be conditioned on the occurrence of the Effective Time unless, in the case of clauses (1), (2) and (3), reimbursed or indemnified by Parent to the reasonable satisfaction of the Company; provided, further, that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members and (II) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Parent (A) shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their Representatives contemplated by this Section 5.12, (B) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any person prior to the Effective Time under, the Financing or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement and (C) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, unless such loss, damage, claim, cost or expense results from the Company’s or its Subsidiary’s gross negligence or willful misconduct.

(c) In the event that the Commitment Letter or Definitive Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 5.12(a), or if Parent substitutes other financing for all or a portion of the Financing in accordance with Section 5.12(a), each of Parent and the Company shall comply with its covenants in Section 5.12(a) and (b) with respect to the Commitment Letter or Definitive Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

(d) It is understood that Parent and Sub may seek to market all or a portion of the Financing or any alternative financing promptly after the date hereof and on an ongoing basis, and, in connection therewith, Parent and Sub may seek to consummate all or a portion of the Financing or any alternative financing prior to the commencement of the Marketing Period hereunder. In this regard, the Company acknowledges that its cooperation obligations in Section 5.12(b) include the obligation to cooperate with any such efforts.

(e) Without limiting any of the Company’s covenants hereunder, Parent acknowledges and agrees that neither the obtaining of the Financing nor any alternative financing is a condition to Parent’s obligations to consummate the Merger and the other transactions contemplated by this Agreement. Furthermore, subject to compliance by the Company in all material respects with its obligations under this Section 5.12, Parent agrees to provide the Offering Document, as contemplated by the Commitment Letter (including any comparable offering document called for under the terms of any Alternative Financing), to the Financing Sources on a sufficiently timely basis as to permit the Marketing Period to be completed as promptly as practicable, and in any event prior to the Outside Date, so as to enable the Closing Date to occur prior to the Outside Date.

SECTION 5.13. Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, The Company shall promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to it or any of its Subsidiaries in respect of any Tax.

SECTION 5.14. Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the parties and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

SECTION 5.15. Actions with Respect to Existing Company Arrangements.

(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Registration Rights Agreement, dated as of February 10, 2010, by and among the Company and the other parties thereto, to be terminated at the Effective Time.

(b) At the Closing, Parent shall pay, or shall cause to be paid, an “Early Termination Payment” (as defined in the applicable ITR Agreement) (i) in the aggregate amount of $188.5 million, in respect of the Income Tax Receivable Agreement, dated as of February 10, 2010, between the Company and Blackstone Capital Partners III Merchant Banking Fund L.P. (the “Existing Stockholders ITR Agreement”) and (ii) in the amount of $56.5 million, in respect of the Income Tax Receivable Agreement, dated as of February 10, 2010, between the Company and GPC Holdings, L.P. (the “Family ITR Agreement” and, together with the Existing Stockholders ITR Agreement, the “ITR Agreements”).

(c) Prior to the Effective Time, the Company shall take all actions necessary to terminate each of the Recapitalization Agreement, the Exchange Agreement and the Holdings Limited Partnership Agreement.

(d) The Company shall enforce the terms of that certain Agreement, dated as of April 9, 2011, between Donald C. Graham, Graham Capital Company, GPC Investments, LLC, Graham Alternative Investment Partners I, L.P., the Company, Holdings, BCP/ Graham Holdings L.L.C. and Blackstone Capital Partners III Merchant Banking Fund L.P., and the Company shall not amend or otherwise modify such agreement.

SECTION 5.16. Holdings Transaction. The Company shall consummate, or shall cause the consummation of, the merger contemplated by the Holdings Merger Agreement immediately prior to the Effective Time; provided that the Company shall only be required to effect the foregoing action if it has received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent that Parent is ready, willing and able to consummate the Closing. The Company shall not amend or otherwise modify the

Holdings Merger Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed). In the event that the Company consummates the merger contemplated by the Holdings Merger Agreement and this Agreement is subsequently terminated for any reason, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such merger.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) [Intentionally Omitted]

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated in the United States or any such foreign jurisdiction that prohibits or makes illegal the consummation of the Merger.

(d) Antitrust Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, and all consents required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(d) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(c) of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of the Company contained in the first sentence of Section 3.01(i) of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iii), for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Marketing Period. Unless (x) Parent (and/or any of its Subsidiaries or Affiliates) shall have received at least $5,000,000,000 in gross cash proceeds as contemplated by the Commitment Letter (whether through new term loans under Parent’s existing credit agreement, the issuance of the notes or otherwise) prior to the commencement of the Marketing Period and (y) such proceeds, if funded into escrow, shall remain in escrow as of the date the Closing is required to occur pursuant to Section 1.02 (assuming for this purpose that the condition in this Section 6.02(c) has been satisfied), the Marketing Period shall have occurred and been completed.

(d) Holdings Transaction. The merger contemplated by the Holdings Merger Agreement shall have been consummated immediately prior to the Effective Time.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except in the case of a termination pursuant to Section 7.01(e) or Section 7.01(f) which may only be invoked prior to the receipt of the Company Stockholder Approval):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party:

(i) if the Merger shall not have been consummated on or before March 20, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a proximate cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction that must grant an approval of the Merger has denied approval of the Merger and such denial has become final and nonappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, ruling or action lifted if and to the extent required by this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof, provided, that neither Parent nor the Company may terminate this Agreement pursuant to this clause (iii) if the Stockholders Written Consents shall have been executed and delivered to Parent and the Company pursuant to Section 5.01(b).

(c) by Parent (if Parent is not in material breach of its obligations under this Agreement), upon written notice to the Company, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured by the Company by the Outside Date;

(d) by the Company (if the Company is not in material breach of its obligations under this Agreement), upon written notice to Parent, if Parent or Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent by the Outside Date;

(e) by the Company, in accordance with Section 4.02, upon written notice to Parent, prior to the time at which the Company Stockholder Approval has been obtained, in order to accept a bona fide Takeover Proposal that the Special Committee or the Board of Directors of the Company acting upon the recommendation of the Special Committee has concluded in good faith, acting upon the recommendation of the Special Committee (after consultation with its financial advisor (including at least one financial advisor who is not, and whose Affiliates are not, proposing to provide debt or equity financing in connection with such Takeover Proposal) and outside legal counsel), would, if consummated, constitute a Superior Proposal;

(f) by Parent, upon written notice to the Company, in the event that (i) prior to the time at which the Company Stockholder Approval has been obtained, a Company Adverse Recommendation Change shall have occurred or (ii) the Company or the Special Committee shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract with respect to, a Takeover Proposal (provided, that for purposes of the definition of “Takeover Proposal” in this Section 7.01(f) (ii), references to “20%” shall be replaced by references to “50%”); or

(g) by Parent, if the Stockholders Written Consents representing the Company Stockholder Approval have not been executed and delivered to Parent and the Company within 3 days after the execution of this Agreement (the expiration of such 3 day period, the “Failure to Deliver Stockholder Written Consents”), provided, that, if Parent has not terminated this Agreement pursuant to this Section 7.01(g) within five Business Days of the Failure to Deliver Stockholder Written Consents, Parent shall no longer have the right to terminate this Agreement pursuant to this Section 7.01(g).

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company under this Agreement, other than the second sentence of Section 5.02(b), the provisions of Section 5.12 and Section 5.16 regarding reimbursement of expenses and indemnification and limitations on liability, this Section 7.02, Section 7.03 and Article VIII, which provisions shall survive such termination indefinitely; provided, however, that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act. It is acknowledged by Parent and Sub that the liabilities and damages recoverable by the Company in the event of such a breach by Parent or Sub will include, without limitation, the $39.5 million termination fee paid by the Company to Silgan Holdings Inc. in connection with the termination of the Company’s Agreement and Plan of Merger, dated as of April 12, 2011, with Silgan Holdings Inc.

SECTION 7.03. Fees and Expenses.

(a) Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(f) or by the Company pursuant to Section 7.01(e) then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds (i) on the second Business Day following the date of such termination of this Agreement (in the case of termination by Parent pursuant to Section 7.01(f)) or (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(e)).

(c) [Intentionally Omitted]

(d) In the event that this Agreement is terminated pursuant to Section 7.01(b)(iii) and (A) at any time after the date of this Agreement and prior to the taking of the vote to adopt this Agreement at the Company Stockholders’ Meeting, (i) a bona fide Takeover Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and shall not have been withdrawn prior to the taking of the vote to adopt this Agreement at the Company Stockholders’ Meeting or (ii) any person or group (within the meaning of Rule 13d-5(b) of the Exchange Act) that has acquired more than 5% of the outstanding shares of Company Common Stock at any time after the date of this Agreement files with the SEC a proxy solicitation statement in opposition to the transactions contemplated hereby or publicly announces its opposition to the transactions contemplated hereby and (B) within twelve months of such termination, the Company enters into, publicly approves or submits to its stockholders for approval, an agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated (which in each case need not be the same Takeover Proposal as the Takeover Proposal described in clause (A)), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same day funds, within two Business Days of the date of such consummation; provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 7.03(d), references to “20%” shall be replaced by references to “50%.”

(e) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay to Parent the amount of Parent’s Eligible Expenses (subject to the cap specified in the definition thereof), within two Business Days of receipt from Parent of a detailed invoice therefor. In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d), then Parent shall pay to the Company the amount of the Company’s Eligible Expenses (subject to the cap specified in the definition thereof), within two Business Days of receipt from the Company of a detailed invoice therefor.

(f) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(g), then no fee shall be payable by Parent, Sub or the Company, to any party.

(g) The Company and Parent acknowledge and agree that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly if either the Company or Parent fails promptly to pay any amount due pursuant to this Section 7.03, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for any amount due pursuant to this Section 7.03, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company.

SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company or further approval by the stockholder of Parent, as applicable, without such approval having been obtained, (ii) no amendment shall be made to this Agreement (including Section 5.05) after the Effective Time and (iii) except as provided by applicable Law, no amendment of this Agreement shall require the approval of the stockholders of either Parent or the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Except as provided by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.06. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 shall, in order to be effective, require, in the case of Parent, action by its Board of Directors, and, in the case of the Company, action by its Board of Directors or action by the Special Committee; provided, that in the case of Section 7.01(e), the Company’s Board of Directors shall act upon the recommendation of the Special Committee. An amendment or waiver of this Agreement pursuant to Section 7.04 or Section 7.05 shall, in order to be effective, require, in the case of Parent, action by its Board of Directors and, in the case of the Company, action by its Board of Directors and action by the Special Committee (except that action of the Board of Directors shall not be required with respect to an amendment or waiver involving a subject matter for which the Board of Directors has delegated exclusive decision making authority to the Special Committee). Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either the Company or Parent.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by telecopy (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Reynolds Group Holdings Limited

c/o Rank Group

Level Nine

148 Quay Street

P.O. Box 3515

Auckland, New Zealand

Fax: +612 9268 6694

Attention: Greg Cole

Helen Golding

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Fax: 212-909-6836

Attention: Jeffrey R. Rosen

Kevin M. Schmidt

if to the Company, to:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Fax: (717) 849-8541

Attention: Chief Legal Officer

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Fax: (212) 455-2502

Attention: Wilson S. Neely

and

Abrams & Bayliss LLP

20 Montchanin Road, Suite 200

Wilmington, DE 19807

Fax: (302) 778-1001

Attention: Kevin G. Abrams

Notices shall be deemed given upon receipt.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

(b) “Ancillary Agreements” means the Voting Agreement.

(c) “Blackstone Entities” means, collectively, each of Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, and Blackstone Offshore Capital Partners III L.P., a Cayman Islands limited partnership.

(d) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(e) “Commonly Controlled Entity” means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

(f) “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by the Company, Subsidiary, or any Commonly Controlled Entity of the Company or Subsidiary and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability.

(g) “Company Personnel” means any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(h) “Company Termination Fee” means an amount equal to $39.5 million.

(i) “Eligible Expenses” means the actual, reasonable and documented out-of-pocket fees and expenses incurred by a party prior to the termination of this Agreement in connection with the preparation of this Agreement, the Proxy Statement or the Information Statement, as the case may be, the Financing, the Merger and the other transactions contemplated hereby, and the terminating party’s due diligence investigation (including all reasonable fees, charges and disbursements of counsel and all fees and expenses payable to its accountants and financial advisors), up to an aggregate maximum amount of $12 million.

(j) “Environmental Law” means any Law now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material or relating to pollution or protection of the outdoor or indoor environment or human health or safety related to exposure to Hazardous Materials.

(k) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the Definitive Agreements) relating thereto.

(l) “ Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. Law.

(m) “Hazardous Materials” means (i) petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, greenhouse gases, microbial matters, chlorofluorocarbons and all other ozone-depleting substances and (ii) any other element, compound, chemical, material, substance, waste, pollutant, contaminant, hazardous, toxic, biohazardous or dangerous material or other substance that could result in liability under or that is prohibited, limited or regulated by, pursuant to or for purposes of any Environmental Laws.

(n) “Holdings” means Graham Packaging Holdings Company, a Pennsylvania limited partnership.

(o) “Holdings Limited Partnership Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of Holdings, dated February  4, 2010, as may be amended.

(p) “Holdings Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company and Holdings, pursuant to which Holdings will merge with and into the Company.

(q) “Holdings Transaction” means the transaction contemplated by the Holdings Merger Agreement.

(r) “Knowledge” means, with respect to any matter in question, the actual knowledge of (i) with respect to the Company, those individuals listed in Section 8.03(r) of the Company Disclosure Letter, and (ii) with respect to Parent, Helen Golding and Greg Cole.

(s) “Marketing Period” shall have the meaning set forth in the Commitment Letter or under any alternative financing obtained in accordance with Section  5.12.

(t) “Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other effects, events, developments, changes, states of facts, conditions, circumstances or occurrences occurring or existing prior to the determination of a Material Adverse Effect, is or would be reasonably expected to be materially adverse to (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (other than to the extent arising as a result of a need to obtain consents under Contracts as a result of the consummation of the transactions contemplated by the Holdings Merger Agreement); provided that in the case of clause (i), a Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

(A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate;

(B) changes in the industries in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in such industry;

(C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof;

(D) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated hereby;

(E) compliance with the terms of, or the taking of any action required by, this Agreement;

(F) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account); and

(G) acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events.

(u) “Operating Partnership” means Graham Packaging Company, L.P., a Delaware limited partnership.

(v) “Parent Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, Contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Parent or any Commonly Controlled Entity of Parent and covers any employee or former employee of Parent, or with respect to which Parent has any material liability.

(w) “Parent Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other effects, events, developments, changes, states of facts, conditions, circumstances or occurrences occurring or existing prior to the determination of a Parent Material Adverse Effect, is or would be reasonably expected to be materially adverse to the ability of Parent or Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(x) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(y) “Recapitalization Agreement” means the Agreement and Plan of Recapitalization, Redemption and Purchase, dated as of December 18, 1997, by and among (i) Holdings, (ii) the Company, (iii) BCP/ Graham Holdings L.L.C., (iv) Donald C. Graham, (v) Graham Packaging Corporation, (vi) Graham Family Growth Partnership, (vii) Graham Engineering Corporation, (viii) Graham Capital Corporation and (ix) Graham Recycling Corporation.

(z) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, disposing or arranging for disposal or migrating into the environment or any natural or man-made structure.

(aa) “Representatives” means, with respect to any person, such person’s directors, managers, officers, employees, agents and representatives, including any investment banker, financial advisor, Financing Source (in the case of Parent), attorney, accountant or other advisor, agent, representative or Affiliate.

(bb) A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

SECTION 8.05. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

SECTION 8.06. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits, the Company Disclosure Letter), the Confidentiality Agreement and the Voting Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any person other than the parties hereto any legal or equitable rights or remedies. Notwithstanding the foregoing clause (b):

(i) Following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article II to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II.

(ii) Following the Effective Time, the provisions of Section 5.05 shall be enforceable by each Indemnified Party and his or her heirs and his or her representatives.

(iii) The provisions of Section 8.09(c) and Section 8.10 shall be enforceable by each Financing Source.

(iv) The provisions of Section 8.12 shall be enforceable by the Non-Recourse Parties.

SECTION 8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09. Specific Enforcement; Consent to Jurisdiction.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of New York without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) In addition, each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of New York, (d) hereby appoints CT Corporation as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in any such action or proceeding, (e) consents to service of process being made by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.02 above or to the party to be served in care of CT Corporation at the address and in the manner provided for the giving of notices in Section 8.02 above and (f) agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Nothing in this Section 8.09(b) shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(d) Without limiting other means of service of process permissible under applicable Law, each of the Company and Parent hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby, including but not limited to any dispute arising out of or relating to the Commitment Letter or the performance thereof. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 8.12. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[signature page follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

REYNOLDS GROUP HOLDINGS LIMITED

By:	/s/ Graeme Richard Hart
	Name:	Graeme Richard Hart
	Title:	Director

BUCEPHALAS ACQUISITION CORP.

By:	/s/ Gregory Alan Cole
	Name:	Gregory Alan Cole
	Title:	President

GRAHAM PACKAGING COMPANY INC.

By:	/s/ David W. Bullock
	Name:	David W. Bullock
	Title:	Chief Financial Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRAHAM PACKAGING COMPANY INC.

FIRST: The name of the Corporation is GRAHAM PACKAGING COMPANY INC.

SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of Common Stock, par value $0.01 per share

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

ANNEX B

AMENDMENT TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is dated as of June 17, 2011 (this “Amendment”), and is by and among REYNOLDS GROUP HOLDINGS LIMITED, a company organized under the laws of New Zealand (“Parent”), BUCEPHALAS ACQUISITION CORP., a Delaware corporation and indirect wholly-owned Subsidiary of Parent (“Sub”), and GRAHAM PACKAGING COMPANY INC., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, the parties entered into that certain Agreement and Plan of Merger, dated as of June 17, 2011 (the “Merger Agreement”);

WHEREAS, the parties desire to amend the Merger Agreement to reflect certain items described herein;

WHEREAS, Section 7.04 of the Merger Agreement provides, among other things, that the Merger Agreement may be amended by the parties thereto at any time by an instrument in writing signed on behalf of each of the parties thereto; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment and the Merger Agreement, and subject to the conditions set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1.	The first sentence of Section 2.01(c)(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (1) shares to be canceled in accordance with Section 2.01(b) and (2) any Dissenting Shares) shall be converted into the right to receive $25.50 in cash, without interest (the “Merger Consideration”).”

2.	Section 5.01(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Immediately after the execution of this Agreement, the Company shall submit the form of irrevocable consents necessary to secure the Company Stockholder Approval in lieu of calling a meeting of the Company’s stockholders to the Blackstone Entities, in the form previously agreed upon by Parent and the Company and attached as Exhibit B hereto (the “Stockholders Written Consents”). As soon as practicable after the duly executed Stockholder Written Consents are received by the Company, the Company will provide Parent with a facsimile copy of the Stockholders Written Consents, certified as true and complete by an executive officer of the Company. If such Stockholders Written Consents are not executed and such facsimile copy is not delivered to Parent by 5:00 a.m. New York time on June 17, 2011, Parent shall have the right to terminate this Agreement as set forth in Section 7.01(g). In connection with the Stockholders Written Consents, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262, the Company Certificate and the Company Bylaws, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of the NYSE.”

3.	Section 7.01(g) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“by Parent, if the Stockholders Written Consents representing the Company Stockholder Approval have not been executed and delivered to Parent and the Company 5:00 a.m. New York time on June 17, 2011 (the expiration of such time, the “Failure to Deliver Stockholder Written Consents”), provided, that, if Parent has not terminated this Agreement pursuant to this Section 7.01(g) within five Business Days of the Failure to Deliver Stockholder Written Consents, Parent shall no longer have the right to terminate this Agreement pursuant to this Section 7.01(g).”

4.	The other terms and provisions of the Merger Agreement shall not be affected by this Amendment, and the Merger Agreement shall continue in full force and effect as amended hereby.

5.	This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

6.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

REYNOLDS GROUP HOLDINGS LIMITED

By:	/s/ Graeme Richard Hart
	Name:	Graeme Richard Hart
	Title:	Director

BUCEPHALAS ACQUISITION CORP.

By:	/s/ Helen Golding
	Name:	Helen Golding
	Title:	Secretary

GRAHAM PACKAGING COMPANY INC.

By:	/s/ David W. Bullock
	Name:	David W. Bullock
	Title:	Chief Financial Officer

ANNEX C

GRAHAM PACKAGING COMPANY INC.

Written Consent of

Stockholders in Lieu of a Meeting

The undersigned, being the stockholders (the “Stockholders”) of Graham Packaging Company Inc., a Delaware corporation (the “Company”), holding a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company, acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Section 2.09 of the amended and restated bylaws of the Company, hereby consent in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of June 17, 2011:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interests of the Company and the Stockholders for the Company to enter into, and have authorized the execution and delivery of, an Agreement and Plan of Merger (as amended by that amendment thereto dated June 17, 2011, the “Merger Agreement”), dated June 17, 2011, by and among Reynolds Group Holdings Limited, a New Zealand Company (“Parent”), Bucephalas Acquisition Corp., a Delaware corporation and an indirect subsidiary of Parent (“Sub”) and the Company, pursuant to which, among other things, Sub will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, in accordance with the resolutions of the Board approving the Merger Agreement, the Company has executed and delivered the Merger Agreement and submitted the Merger Agreement and the Merger to the shareholders of the Company for their adoption and approval.

Approval of Merger Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholders, and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Merger Agreement and (ii) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement, including without limitation, a certificate of merger in such form as required by the DGCL;

FURTHER RESOLVED, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed , on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement;

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders; and

FURTHER RESOLVED, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Merger Agreement are hereby ratified and approved in all respects.

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law.

When executed by the Stockholders, this Consent shall be delivered to the Company and Parent in accordance with Section 5.01(b) of the Merger Agreement.

[Signature Page Follows]

IN WITNESS WEREOF, the Stockholders have executed this written consent as of the date first written above.

BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P.

By:	BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., its general partner

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Senior Managing Director

BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P.

By:	BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., its general partner

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

By:	BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., its general partner

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Senior Managing Director

ANNEX D

[J.P. Morgan letterhead]

June 16, 2011

Special Committee of the Board of Directors

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Graham Packaging Company Inc. (the “Company”) (other than the members of the Graham Family and their affiliated entities (collectively, the “Graham Family”) and Blackstone Capital Partners III L.P. and its affiliated entities (other than the Company) (collectively “Blackstone”)) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Reynolds Group Holdings Limited (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Acquiror and its subsidiary, Bucephalas Acquisition Corp. (the “Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $25.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated June 15, 2011, of the Agreement and a draft dated June 15, 2011, of the voting agreement between the Acquiror and certain of the Company’s stockholders (the “Voting Agreement”); (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction will be consummated as described in the Agreement, and that the definitive Agreement and

Voting Agreement will not differ in any material respects from the drafts thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than the Graham Family and Blackstone) in the proposed Transaction and we express no opinion as to the fairness of the Transaction, or any other payments made in connection therewith, to the Graham Family, Blackstone, holders of any other class of securities, creditors or other constituencies of the Company or as to the amounts to be paid to any such person relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Special Committee with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Blackstone, for which we and such affiliates have received customary compensation. Such services during such period have included acting as (i) sole bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $479 million loan syndication in February 2011, (ii) joint bookrunner for Blackstone’s portfolio company, Weather Channel Inc., in a $1.725 billion loan syndication in February 2011, (iii) joint lead underwriter for Blackstone’s portfolio company, TDC A/S, in a $3.467 billion debt offering in February 2011, (iv) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $1.643 billion initial public offering and $250 million convertible equity offering in January 2011, (v) advisor and lender for Blackstone in its acquisition of Extended Stay Inc. for $3.925 billion in 2010, (vi) advisor for Blackstone’s portfolio company, Equity Office Properties LP, in a $8.0 billion debt restructuring in 2011, (vii) joint bookrunner for Blackstone’s portfolio company, TDC A/S, in a $4.0 billion initial public offering in December 2010, (viii) joint advisor for Blackstone’s portfolio company, TDC A/S, in its sale of Sunrise Communications to CVC Capital Partners for $3.0 billion in December 2010, (ix) lead left bookrunner for Blackstone’s portfolio company, Alliant Insurance Services Inc., in a $160 million loan syndication in December 2010, (x) sole bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $485 million equity offering in November 2010, (xi) lead left bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $700 million and a $900 million debt offering in November 2010, (xii) sole bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $330 million debt offering in October 2010, (xiii) joint bookrunner for Blackstone’s portfolio company, Michaels Stores Inc., in a $800 million debt offering in October 2010, (xiv) joint bookrunner on a $400 million senior unsecured notes offering for Blackstone Holdings Finance Co. LLC in September of 2010, (xv) joint bookrunner for Blackstone’s portfolio company, The Nielsen Company, on a $750 million debt offering in September 2010, (xvi) financial advisor for Blackstone on the sale of a leasehold interest in office tower located in Philadelphia in August of 2010, (xvii) lead left arranger for Blackstone’s portfolio company, The Nielsen Company, in a $1.5 billion loan amendment in August 2010, (xviii) lead arranger for Blackstone’s portfolio company, Hilton Worldwide Inc., in connection with the restructuring of $20 billion of debt financing in April 2010, (xix) joint bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $898 million loan syndication in April 2010, (xx) sole bookrunner on the $292 million secondary sale of shares by Blackstone in its portfolio company TRW Automotive Holdings Corp. in March 2010, (xxi) co-lead bookrunner for Blackstone’s portfolio company, Freescale Semiconductor Inc., in a $5.039 billion loan syndication in February 2010, (xxii) joint bookrunner for Blackstone’s portfolio company, Freescale Semiconductor Inc., in a $750 million debt offering in February 2010, (xxiii) advisor for Blackstone’s portfolio company, TDC A/S, in a loan syndication in February 2010, (xxiv) joint bookrunner for Blackstone’s portfolio company, Cobalt International Equity Inc., in a $851 million initial public offering in December 2009, (xxv) lead-left bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in an amendment to its credit facilities for $1.754 billion in December 2009, (xxvi) lead arranger and lead left bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $1.28 billion loan syndication in November 2009, (xxvii) lead left bookrunner and stabilization agent for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $259 million convertible equity offering and $250 million debt offering in November 2009, (xxviii) joint advisor for Blackstone on the $3.8 billion sale of its portfolio company, Orangina Schweppes Holding SAS, in November 2009, (xxix) lead left bookrunner for Blackstone’s portfolio company, Universal Orlando, in a $625 million debt offering in October 2009, (xxx) joint bookrunner for Blackstone’s portfolio company, Cine-UK Ltd., in an equity offering in September 2009, (xxxi) lead left bookrunner and stabilization agent for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in a $282 million equity offering in August 2009, (xxxii) joint bookrunner for Blackstone’s portfolio company, The Nielsen Company, in an amendment to its credit facilities in June 2009, (xxxiii) lead-left bookrunner for Blackstone’s portfolio company, TRW Automotive Holdings Corp., in an amendment to its credit facilities for $2.5 billion in June 2009, (xxxiv) sole bookrunner and sole lead arranger for Blackstone’s portfolio company, Alliant Insurance Services Inc., in a $60 million loan syndication in June 2009, (xxxv) joint bookrunner for Blackstone’s portfolio company, SunGard Data Systems Inc., in a $4.0 billion amendment to its credit facilities in June 2009, (xxxvi) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $500 million debt offering in April 2009, (xxxvii) sole financial advisor for Blackstone’s portfolio company, TDC A/S, in a $500 million sale transaction in March 2009, (xxxviii) lead left bookrunner for Blackstone’s portfolio company, The Nielsen Company, in a $330 million debt offering in January 2009 and (xxxix) joint bookrunner for Blackstone’s portfolio company, Catalent A&E, in an amendment to its credit facilities in June 2011. In addition, our commercial banking affiliate is a lender under various outstanding credit facilities of Blackstone, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, Blackstone or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than the Graham Family and Blackstone) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion may also be relied upon by the Board of Directors of the Company (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

ANNEX E

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

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